Exhibit T3C-1

CONSTELLATION OIL SERVICES HOLDING S.A.,

as Issuer,

the Subsidiary Guarantors from time to time party hereto,

as Subsidiary Guarantors,

and

WILMINGTON TRUST, NATIONAL ASSOCIATION,

as Trustee, Paying Agent, Transfer Agent and Registrar

INDENTURE

Dated as of [●], 2022

U.S.$278,300,000

3.00% / 4.00% CASH/PIK TOGGLE SENIOR SECURED NOTES DUE 2026

(i)

(ii)

(iii)

EXHIBITS
Exhibit A	FORM OF NOTE AND NOTATION OF NOTE GUARANTEE
Exhibit B	FORM OF SUPPLEMENTAL INDENTURE FOR NOTE GUARANTEE
Exhibit C-1	[FORM OF MASTER INTERCREDITOR AGREEMENT]
Exhibit C-2	FORM OF TRANCHE 2/3/4 INTERCREDITOR AGREEMENT
Exhibit F-1	FORM OF RESTORATION REQUISITION
Exhibit F-2	FORM OF REIMBURSEMENT REQUISITION

SCHEDULES
Schedule 1.01(a)	AGREED NON-OPERATING ENTITIES
Schedule 1.01(b)	NON-AFFILIATE
Schedule 4.09	Existing Indebtedness
Schedule 4.11(b)(4)	AFFILIATE TRANSACTIONS
Schedule 4.12	OLINDA STAR INDEBTEDNESS

(iv)

INDENTURE dated as of [●], 2022, among Constellation Oil Services Holding S.A., a public limited liability company (société anonyme) incorporated under the laws of the Grand Duchy of Luxembourg, having its registered office at 8-10, Avenue de la Gare, L-1610 Luxembourg and registered with the Luxembourg Trade and Companies’ Register (R.C.S. Luxembourg) under number B163424 (the “Company”), the Subsidiary Guarantors from time to time party hereto, as subsidiary guarantors, and Wilmington Trust, National Association, as trustee, paying agent, transfer agent and registrar.

WHEREAS, on November 29, 2018, the Company and certain of its subsidiaries entered into a plan support agreement with certain of their stakeholders (as amended and restated on February 21, 2019 and as further amended and restated on June 28, 2019, the “Original Plan Support Agreement”);

WHEREAS, consistent with the Original Plan Support Agreement, on December 6, 2018, the Company and certain subsidiaries jointly filed for judicial reorganization based on the Brazilian Bankruptcy Law (as defined below) before the 1st Business Court of the Judicial District of the Capital of the State of Rio de Janeiro (the “RJ Court”) (the “Brazilian RJ Proceeding”);

WHEREAS, on July 1, 2019, the RJ Court confirmed the original plan of reorganization consistent with the terms and conditions agreed in the Original Plan Support Agreement (the “Original RJ Plan”), and the Original RJ Plan was enforced by the United Stated Bankruptcy Court for the Southern District of New York (the “U.S. Bankruptcy Court”) by orders entered on December 5, 2019 and April 3, 2020;

WHEREAS, the Original RJ Plan was substantially implemented as of December 18, 2019, and the Original Plan Support Agreement terminated in accordance with its terms;

WHEREAS, on April 7, 2021, upon request from the Company and certain of its subsidiaries, the RJ Court entered an order extending the supervision period of the Brazilian RJ Proceeding, suspending the obligations under the Original RJ Plan and imposing a stay against actions by creditors to enforce such obligations to provide the Company and certain of its subsidiaries time to negotiate and present an amendment to the Original RJ Plan without disruptions to their business activities;

WHEREAS, on March 24, 2022, the Original RJ Plan was amended (the “RJ Plan Amendment”) consistent with the terms and conditions of the plan support agreement, dated March 24, 2022 (the “Plan Support Agreement”), as agreed among certain key stakeholders of the Company and certain of its subsidiaries and pursuant to the RJ Plan Term Sheet (as defined below) and its exhibits/attachments;

WHEREAS, on March 28, 2022, the RJ Court approved the RJ Plan Amendment (the “Brazilian Confirmation Order”), and, on [●], 2022, the U.S. Bankruptcy Court granted an order recognizing the full force and effect to the RJ Plan Amendment and the Brazilian Confirmation Order in the United States;

WHEREAS, the restructuring transactions provided for pursuant to the RJ Plan Amendment are being consummated as of the date hereof;

WHEREAS, the RJ Plan Amendment provides, among other things, for the issuance, upon the effective date of the RJ Plan Amendment (the “Plan Effective Date”), of certain notes described as the “New 2026 First Lien Notes” in the term sheet attached as Exhibit B to the RJ Plan Amendment as governed by the Indenture;

WHEREAS, the Company has duly authorized the creation of its 3.00% / 4.00% Cash/PIK Toggle Senior Secured Notes due 2026;

WHEREAS, the 3.00% / 4.00% Cash/PIK Toggle Senior Secured Notes due 2026 will initially be authenticated and delivered reflecting an aggregate principal amount of U.S.$278,300,000 (the “Initial Notes”), and the Company will issue after the Issue Date (as defined below) certain related PIK Notes (as defined below) in connection with PIK Interest (as defined below);

WHEREAS, the Subsidiary Guarantors have duly authorized their respective Note Guarantees for the Notes (as defined below);

WHEREAS, the Company and its Subsidiaries have agreed to grant and to perfect the Collateral (as defined below) as security to the Notes, pursuant to the terms of the applicable Security Documents; and

WHEREAS, all other things necessary to make the Notes, when duly issued and executed by the Company, and authenticated and delivered hereunder, the valid and binding obligations of the Company, to make the Note Guarantees the valid and binding obligations of the Subsidiary Guarantors, and to make this Indenture a valid and binding agreement of the Company and the Subsidiary Guarantors have been done.

NOW, THEREFORE, the Company, the Subsidiary Guarantors and the Trustee agree as follows for the benefit of each other and for the equal and ratable benefit of the Holders of the Notes:

ARTICLE 1
DEFINITIONS AND INCORPORATION
BY REFERENCE

Section 1.01 Definitions.

“Acquired Indebtedness” means Indebtedness of a Person or any of its Restricted Subsidiaries existing at the time such Person becomes a Restricted Subsidiary or at the time it merges or consolidates with the Company or any of its Restricted Subsidiaries or is assumed in connection with the acquisition of assets from such Person. Such Indebtedness will be deemed to have been Incurred at the time such Person becomes a Restricted Subsidiary or at the time it merges or consolidates with the Company or a Restricted Subsidiary or at the time such Indebtedness is assumed in connection with the acquisition of assets from such Person.

“Additional Amounts” has the meaning set forth under Section 4.18 hereof.

[“Adjusted Unrestricted Cash” means Unrestricted Cash (based on the consolidated financial statements of the Company relating to the period ending on any applicable Quarterly Calculation Date) as of the applicable Quarterly Calculation Date less (a) charter mobilization fees for up to six (6) months following the date of receipt, (b) charter termination fees for up to six (6) months following date of receipt, (c) net proceeds from Permitted Indebtedness raised for Capital Expenditures according to Section 4.09(b)(14), pending application, and (d) net cash proceeds from any permitted Asset Sales or from an Event of Loss, according to Section 4.10 hereof, during the prior six (6) months, pending application.]

“Affiliate” means, with respect to any specified Person, any other Person who directly or indirectly through one or more intermediaries controls, or is controlled by, or is under common control with, such specified Person; provided that each Holder listed on Schedule 1.01(b) shall not be, and shall not be deemed to be, an “Affiliate” for purposes of Sections 2.08 and 2.09. The term “control” means the possession, directly or indirectly, of the power to direct or cause the direction of the management and policies of a Person, whether through the ownership of voting securities, by contract or otherwise. For purposes of this definition, the terms “controlling,” “controlled by” and “under common control with” have correlative meaning.

“Affiliate Transaction” has the meaning set forth under Section 4.11 hereof.

“Agent” means any Registrar, co-registrar, co-Collateral Trustee, Paying Agent or additional paying agent.

“Agreed Non-Operating Entities” means the entities listed in Schedule 1.01, solely to the extent, with respect to any such entity, that such entity is dissolved within [one hundred eighty (180)] days after the Issue Date (and, for the avoidance of doubt, to the extent any such entity is not so dissolved by such time, such entity shall cease to be an Agreed Non-Operating Entity).

“ALB Assets” means any assets owned, directly or indirectly, by any ALB Entity.

“ALB Capex Lien Cap” means the Lien cap of U.S.$15.0 million of the principal amount of the Junior Priority Capex Debt that may be secured by Junior Priority Liens on the Tranche 1 Collateral, pursuant to clause (j)(2) under the definition of “Permitted Liens”, subject to reduction pursuant to Section 4.25.

“ALB Entity” means (a) Constellation Overseas Ltd., (b) Amaralina Star, Brava Star and Laguna Star, (c) Brava Drilling B.V., Palase Management B.V. and Positive Investment Management B.V., (d) any other entity performing chartering and servicing solely related to ALB Assets and only own assets necessary for such servicing and (e) any Person owned directly or indirectly by any of the Persons in clauses (a) through (d).

“Alpha Star” means Alpha Star Equities Ltd., a company limited by shares incorporated under the laws of the British Virgin Islands.

“Alpha Star Assignment of Insurances” means the assignment of insurances agreement by Alpha Star in favor of the Collateral Trustee, granting a security interest in all rights, title, interest and benefits in all insurance for Alpha Star, including all rights to receive payments with respect to any claim under each such insurance.

“Alpha Star Drilling Rig” means the Drilling Rig owned by Alpha Star on the Issue Date.

“Alpha Star Mortgage” means a mortgage over the Alpha Star Drilling Rig.

“Amaralina Star” means Amaralina Star Ltd., a company limited by shares incorporated under the laws of the British Virgin Islands.

“Applicable Conversion Amount” means, as of any date of determination and with respect to any specified Convertible Debt, an amount equal to (a) the Debt Conversion Amount times (b) the percentage of the total Outstanding Amount of the Convertible Debt represented by such specified Convertible Debt.

“Applicable Conversion Stock” means: (a) with respect to the Restructured ALB Loans, Class C-1 Shares; (b) with respect to the Notes, Class C-2 Shares; (c) with respect to the Restructured Bradesco Debt, Class C-3 Shares; and (d) with respect to the New 2050 Second Lien Notes and the New Unsecured Notes, Class C-4 Shares.

“Applicable Procedures” means, with respect to any transfer or exchange of or for beneficial interests in any Global Note, the rules and procedures of the Depositary, Euroclear and Clearstream that apply to such transfer or exchange.

“Asset Acquisition” means:

(a) an Investment by the Company or any Restricted Subsidiary in any other Person pursuant to which such Person will become a Restricted Subsidiary, or will be merged with or into the Company or any Restricted Subsidiary; or

(b) the acquisition by the Company or any Restricted Subsidiary of the assets of any Person (other than a Subsidiary of the Company) which constitute all or substantially all of the assets of such Person or comprises any division or line of business of such Person or any other properties or assets of such Person other than in the ordinary course of business; or

(c) any Revocation with respect to an Unrestricted Subsidiary.

“Asset Sale” means any sale, disposition, issuance, conveyance, transfer, lease (other than operating leases entered into in the ordinary course of business), assignment or other transfer (other than a Lien or Sale and Leaseback Transaction incurred in accordance with this Indenture) (each, a “disposition”), by the Company or any Restricted Subsidiary of:

(a) any Capital Stock of any Restricted Subsidiary; or

(b) any property or assets (other than cash, Cash Equivalents or Capital Stock) of the Company or any Restricted Subsidiary not in the ordinary course of business.

Notwithstanding the preceding, the following items will not be deemed to be Asset Sales:

(1)	the disposition of all or substantially all of the assets of the Company and its Restricted Subsidiaries as permitted under Section 5.01 hereof or any disposition which constitutes a Liquidity Event;

(2)	any transaction or series of related transactions involving assets with a Fair Market Value not in excess of U.S.$2.0 million, except in the case of an Olinda Star Disposition or Onshore Rigs Disposition;

(3)	the sale, lease, sublease, license, sublicense, consignment, conveyance or other disposition of real property, capital assets or equipment, inventory, indefeasible right of uses, accounts receivable or other assets in the ordinary course of business;

(4)	the making of a Restricted Payment permitted under Section 4.07 hereof and any Permitted Investment;

(5)	a disposition to the Company or a Restricted Subsidiary, including a Person that is or will become a Restricted Subsidiary immediately after the disposition; provided that if the transferor is the Company or a Subsidiary Guarantor, then either (i) the transferee must be either the Company or a Subsidiary Guarantor or (ii) to the extent constituting a disposition to a Restricted Subsidiary that is not a Subsidiary Guarantor, such disposition is for Fair Market Value; provided, further, that in the case of a sale of the Collateral, the transferee shall cause such amendments, supplements or other instruments to be executed, filed and recorded in such jurisdictions as may be required by applicable law to preserve and protect the Lien on the Collateral owned by or transferred to the transferee, together with such financing statements or comparable documents as may be required to perfect any security interests in such Collateral, which may be perfected by the filing of a financing statement or a similar document under the Uniform Commercial Code or other similar statute or regulation of the relevant states or jurisdictions;

(6)	the sale or disposition of cash or Cash Equivalents;

(7)	dispositions of receivables and related assets or interests in connection with the compromise, settlement or collection thereof in the ordinary course of business or in bankruptcy or similar proceedings and exclusive of factoring or similar arrangements;

(8)	the settlement, compromise, release, dismissal or abandonment of any action or claims against any Person; and

(9)	the creation of a Permitted Lien.

“Asset Sale Transaction” means any disposition by the Company or any Restricted Subsidiary of any property or assets of the Company or any Restricted Subsidiary not in the ordinary course of business, including, without limitation, (a) any sale or other disposition of Capital Stock and (b) any Designation with respect to an Unrestricted Subsidiary.

“Asset Sale/Event of Loss Offer” means any offer to purchase Notes, pursuant to Section 4.10 hereof.

“Asset Sale/Event of Loss Offer Amount” has the meaning set forth under Section 4.10 hereof.

“Asset Sale/Event of Loss Offer Payment Date” has the meaning set forth under Section 3.09 hereof.

“Assignment of Charter Agreement Receivables” means an assignment of charter agreement receivables agreement or general security agreement by a Drilling Rig Owner in favor of the Collateral Trustee, granting a security interest in all rights, title, interest and benefits in all receivables (net of any taxes and retentions) due or payable to the Drilling Rig Owner under the related Encumbered Charter Agreement.

“Authentication Order” has the meaning set forth under Section 2.02 hereof.

“Bankruptcy Law” means articles 437 to 614 of the Luxembourg Commercial Code, the relevant provisions of the Luxembourg Act dated August 10, 1915, as amended, on commercial companies, the relevant provisions of the Luxembourg Civil Code, other proceedings listed at Article 13, items 2 to 12 and Article 14 of the Luxembourg Act dated December 19, 2002 on the Register of Commerce and Companies, on accounting and on annual accounts of the Companies (as amended from time to time), and the Regulation (EU) No. 2015/848 of May 20, 2015 on insolvency proceedings, the British Virgin Islands bankruptcy law, the Insolvency Act 2003 and the Brazilian Bankruptcy Law (as amended, supplemented or modified from time to time), or any similar foreign law, as applicable, for the relief of debtors.

“Bareboat Charter Agreements” means, as of any date of determination, the bareboat charter agreement in effect as of such date, between the Bareboat Charterer and any other Subsidiary of the Company, in order to charter a Drilling Rig, under bareboat terms, to the Bareboat Charterer, in connection with the Bareboat Charterer entering into a related Charter Agreement.

“Bareboat Charterer” means any Subsidiary of the Company acting as the bareboat charter operator under a Bareboat Charter Agreement as a bareboat charterer.

“beneficial owner” has the meaning assigned to such term in Rule 13d-3 and Rule 13d-5 under the Exchange Act.

“Board of Directors” means, as to any Person, the board of directors, management committee or similar governing body of such Person or any duly authorized committee thereof; provided that, if such Person has a dual board structure, the term “Board of Directors” shall refer to the board body responsible for the oversight of the business operations of such Person unless the members of such body may be replaced by action taken by the other board body (a “senior board”), in which case the term “Board of Directors” shall refer to the senior board.

“Board Resolution” means, with respect to any Person, a copy of a resolution certified by the Secretary or an Assistant Secretary or an authorized signatory, as applicable, of such Person to have been duly adopted by the Board of Directors of such Person at a meeting of such Board of Directors, by written consent in lieu of such a meeting or otherwise and to be in full force and effect on the date of such certification, and delivered to the Trustee.

“Bradesco” means Banco Bradesco S.A., Grand Cayman Branch.

“Brava Star” means Brava Star Ltd., a company limited by shares incorporated under the laws of the British Virgin Islands.

“Brava Warrants” means cashless warrants, exercisable for an aggregate amount of Class B-2 Shares of the Company, issued on the Issue Date pursuant to a certain warrant agreement, equal to 26% of the total common equity of the Company as of the Issue Date.

“Brazilian Bankruptcy Law” means the Brazilian Bankruptcy Law (Lei de Falências e Recuperação de Empresas) n. 11,101, from February 9th, 2005, as amended.

“Brazilian Confirmation Order” has the meaning set forth in the recitals to this Indenture.

“Brazilian RJ Proceeding” has the meaning set forth in the recitals to this Indenture.

“Business Day” means any day other than a Legal Holiday.

“Capital Expenditures” means, for any Person, the aggregate amount of all expenditures of such Person for fixed or capital assets made during such period which, in accordance with IFRS, would be classified as capital expenditures; provided that costs incurred in connection with preparing offshore drilling rigs for commencing drilling operations pursuant to a contract shall constitute Capital Expenditures, regardless of the treatment of such costs under IFRS.

“Capital Stock” means:

(a) with respect to any Person that is a corporation, any and all shares, interests, participations or other equivalents (however designated and whether or not voting) of corporate stock, including each class of Common Stock and Preferred Stock of such Person;

(b) with respect to any Person that is not a corporation, any and all partnership or other equity or ownership interests of such Person; and

(c) any warrants, rights or options to purchase or acquire any of the instruments or interests referred to in clause (a) or (b) above, but excluding Convertible Debt.

“Capitalized Lease Obligations” means, as to any Person, the obligations of such Person under a lease that are required to be classified and accounted for as capital lease obligations under IFRS, including any Refinancing of such obligations that does not increase the aggregate principal amount thereof as of the date of Refinancing. For purposes of this definition, the amount of such obligations at any date will be the capitalized amount of such obligations at such date, determined in accordance with IFRS.

“Cash Equivalents” means at any time, any of the following:

(a) Brazilian reais, United States Dollars or money in other currencies that are readily convertible into United States Dollars received in the ordinary course of business;

(b) direct obligations of, or unconditionally guaranteed by, any country or a state thereof (or any agency or political subdivision thereof, to the extent such obligations are supported by the full faith and credit of the government of such country or a state thereof), maturing not more than one year after such time of purchase, that are rated A2 or higher by Moody’s or A or higher by S&P;

(c) commercial paper maturing no more than one year from the date of purchase thereof and, at the time of acquisition, having a rating of at least A-2 from S&P or at least P-2 from Moody’s;

(d) demand deposits, certificates of deposit, time deposits or bankers’ acceptances maturing within one year from the date of acquisition thereof issued by (1) any bank organized under the laws of the United States or any state thereof or the District of Columbia, (2) any member State of the European Union, (3) any U.S. branch of a non-U.S. bank having at the date of acquisition thereof combined capital and surplus of not less than U.S.$250.0 million, (4) with respect to Cash Equivalents made by any Person whose principal place of business is in a jurisdiction other than the United States or such member state of the European Union, a bank operating in such other jurisdiction that either (A) has a long-term local currency rating of A2 or higher from Moody’s, A or higher from S&P or A or higher from Fitch, or (B) is ranked (by any applicable governmental regulatory authority or by any reputable, non-governmental ranking organization) as one of the top three banks in such jurisdiction (ranked by total assets), or (5) any bank to the extent the Company or any of its Subsidiaries maintains any deposits with such bank in the ordinary course of business, so long as no such deposit is outstanding for longer than 14 days;

(e) repurchase obligations with a term of not more than seven days for underlying securities of the types described in clause (a) above entered into with any bank meeting the qualifications specified in clause (d) above; and

(f)   investments in money market funds which invest substantially all of their assets in securities of the types described in clauses (a) through (d) above.

“Cash Interest” has the meaning set forth under Section 2.13(a) of this Indenture.

“Charter Agreement” means any contractual arrangement for the hiring and chartering of a Drilling Rig, including but not limited to intercompany Bareboat Charter Agreement (it being understood that, in the case of the Drilling Rig owned by Olinda Star, the Charter Agreement shall be limited to the intercompany Bareboat Charter Agreement).

“Class B-1 Shares” means the class B-1 shares issued by the Company.

“Class B-2 Shares” means the class B-2 shares issuable by the Company upon the exercise of the Brava Warrants.

“Class C Shares” collectively refers to Class C-1 Shares, Class C-2 Shares, Class C-3 Shares and Class C-4 Shares.

“Class C-1 Shares” means the class C-1 shares issuable by the Company upon the occurrence of a Liquidity Event.

“Class C-2 Shares” means the class C-2 shares issuable by the Company upon the occurrence of a Liquidity Event.

“Class C-3 Shares” means the class C-3 shares issuable by the Company upon the occurrence of a Liquidity Event.

“Class C-4 Shares” means the class C-4 shares issuable by the Company upon the occurrence of a Liquidity Event.

“Clearstream” means Clearstream Banking, S.A.

“Code” means the U.S. Internal Revenue Code of 1986, as amended.

“Collateral” means the Tranche 2/3 Collateral, together with any Springing Collateral.

“Collateral Trustee” means Wilmington Trust, National Association, in its capacities as collateral trustee under the Intercreditor Agreements for the benefit of the applicable Secured Parties.

“Common Stock” of any Person means any and all shares, interests or other participations in, and other equivalents (however designated and whether voting or non-voting) of such Person’s common equity interests, whether outstanding on the Issue Date or issued after the Issue Date, and includes, without limitation, all series and classes of such common equity interests.

“Company” means Constellation Oil Services Holding S.A., a public limited liability company (société anonyme) incorporated under the laws of the Grand Duchy of Luxembourg, having its registered office at 8-10, Avenue de la Gare, L-1610 Luxembourg and registered with the Luxembourg Trade and Companies’ Register under number B163424 and any and all successors thereto.

“Consolidated EBITDA” means, for any Person for any period, Consolidated Net Income for such Person for such period, plus the following, without duplication, to the extent deducted in calculating such Consolidated Net Income:

(a) amounts attributable to amortization;

(b) income tax and franchise tax expense (to the extent based on such Person’s income);

(c) Consolidated Interest Expense (including each component thereof, to the extent deducted in calculating Consolidated Net Income); and

(d) depreciation, depletion, impairment and abandonment of assets;

provided that the following shall be excluded from the calculation of Consolidated EBITDA (to the extent not already excluded from Consolidated Net Income):

(a) any gains and losses (whether cash or non-cash) on the sale of assets not in the ordinary course of business,

(b) other non-cash items (such other non-cash items to include realized or unrealized non-cash currency exchange gain or loss), and

(c) any extraordinary or non-recurring item or expense (whether cash or non-cash);

provided, further, that minority interests will be included in the calculation of Consolidated EBITDA (to the extent not already included in Consolidated Net Income).

“Consolidated Interest Expense” means, for any Person for any period, the sum of, without duplication determined on a consolidated basis in accordance with IFRS:

(a) the aggregate of cash and non-cash interest expense of such Person and its Subsidiaries (Restricted Subsidiaries in the case of the Company) for such period determined on a consolidated basis, in all cases determined in accordance with IFRS, including, without limitation (whether or not interest expense in accordance with IFRS):

(1) any amortization or accretion of debt discount or any interest paid on Indebtedness of such Person and its Subsidiaries (Restricted Subsidiaries in the case of the Company) in the form of additional Indebtedness, but excluding amortization of debt issuance costs, fees and expenses,

(2) any amortization of deferred financing costs,

(3) the net payments under Hedging Obligations (including amortization of fees),

(4) any amortization of capitalized interest,

(5) the interest portion of any deferred payment obligation,

(6) commissions, discounts and other fees and charges Incurred in respect of letters of credit or bankers’ acceptances, and

(7) any interest expense on Indebtedness of another Person that is Guaranteed by such Person or one of its Subsidiaries (Restricted Subsidiaries in the case of the Company) or secured by a Lien on the assets of such Person or one of its Subsidiaries (Restricted Subsidiaries in the case of the Company), whether or not such Guarantee or Lien is called upon; and

(b) the interest component of Capitalized Lease Obligations paid, accrued and/or scheduled to be paid or accrued by such Person and its Subsidiaries (Restricted Subsidiaries in the case of the Company) during such period.

“Consolidated Net Income” means, with respect to any Person for any period, the aggregate net income (or loss) of such Person and its Subsidiaries for such period on a consolidated basis, determined in accordance with IFRS; provided that there shall be excluded therefrom to the extent reflected in such aggregate net income (loss):

(a) the net income (or loss) of any Person that is (i) not a Restricted Subsidiary or (ii) accounted for by the equity method of accounting, except, in each case, to the extent of the amount of dividends or similar distributions paid in cash to the specified Person or a Restricted Subsidiary of the Person;

(b) any net after-tax extraordinary, non-recurring or unusual gains or losses (less all fees and expenses relating thereto), including any impairment or asset write-down;

(c) any net after-tax income or loss from disposed or discontinued operations and any net after-tax gains or losses on disposal of disposed or discontinued operations;

(d) any net after-tax gains or losses less all fees and expenses relating thereto attributable to Asset Sale Transactions or the sale or other disposition of any Capital Stock of any Person other than in the ordinary course of business, as determined in good faith by the Company;

(e) any unrealized gains and losses related to currency remeasurements of Indebtedness, and any unrealized net loss or gain resulting from hedging transactions for interest rates or currency exchange risk;

(f)   the cumulative effect of changes in accounting principles; and

(g) any non-cash charges or expense (other than depreciation, depletion or amortization) and non-cash gains.

“Consolidated Net Leverage Ratio” means, with respect to any Person as of any date of determination, the ratio of the aggregate amount of Consolidated Total Net Indebtedness for such Person as of such date to Consolidated EBITDA for such Person for the four most recent full fiscal quarters for which financial statements are available ending prior to the date of such determination.

For purposes of this definition, Consolidated Total Net Indebtedness and Consolidated EBITDA will be calculated after giving effect on a pro forma basis in good faith for the period of such calculation for the following:

(a) the Incurrence, repayment or redemption of any Indebtedness (including Acquired Indebtedness) of such Person or any of its Subsidiaries (Restricted Subsidiaries in the case of the Company), and the application of the proceeds thereof, including the Incurrence of any Indebtedness (including Acquired Indebtedness), and the application of the proceeds thereof, giving rise to the need to make such determination, occurring during such period or at any time subsequent to the last day of such period and prior to or on such date of determination, to the extent, in the case of an Incurrence, such Indebtedness is outstanding on the date of determination, as if such Incurrence, and the application of the proceeds thereof, repayment or redemption occurred on the first day of such period; and

(b) any Asset Sale Transaction or Asset Acquisition by such Person or any of its Subsidiaries (Restricted Subsidiaries in the case of the Company), including any Asset Sale or Asset Acquisition giving rise to the need to make such determination, occurring during such period or at any time subsequent to the last day of such period and prior to or on such date of determination, as if such Asset Sale Transaction or Asset Acquisition occurred on the first day of such period.

For purposes of making such pro forma computation:

(1) the amount of Indebtedness under any revolving credit facility will be computed based on the average daily balance of such Indebtedness during such period or if such facility was created after the end of such period, the average daily balance of such Indebtedness during the period from the date of creation of such facility to the date of such calculation, in each case giving pro forma effect to any borrowings related to any transaction referred to in clause (b) above;

(2) if any Indebtedness bears a floating rate of interest and the effects of such Indebtedness are to be calculated on a pro forma basis, the interest expense related to such Indebtedness will be calculated as if the rate in effect on the date of determination had been the applicable rate for the entire period (taking into account any interest rate agreement applicable to such Indebtedness if such interest rate agreement has a remaining term as at the date of determination in excess of twelve months); and

(3) the pro forma calculations will be determined in good faith by a responsible financial or accounting officer of the Company.

“Consolidated Total Net Indebtedness” means, with respect to any Person as of any date of determination, an amount equal to the aggregate amount (without duplication) of all Indebtedness of such Person and its Subsidiaries (Restricted Subsidiaries in the case of the Company) outstanding at such time less the sum of (without duplication) cash and Cash Equivalents and marketable securities of such Person and its Subsidiaries (Restricted Subsidiaries in the case of the Company) recorded as current assets (including the net proceeds from the issuance of the Notes so long as such proceeds are invested in cash and Cash Equivalents and/or marketable securities of the Company and the Restricted Subsidiaries recorded as current assets), except for any Capital Stock in any Person, in all cases determined in accordance with IFRS and as set forth in the most recent consolidated balance sheet of the Company and its Restricted Subsidiaries at the time of such determination.

“Constellation Overseas” means Constellation Overseas Ltd., a company limited by shares incorporated and existing under the laws of the British Virgin Islands.

“Convertible Debt” means the Notes, the Restructured ALB Loans, the Restructured Bradesco Debt, the New 2050 Second Lien Notes, and the New Unsecured Notes.

“Corporate Trust Office of the Trustee” means Wilmington Trust, National Association, 50 South Sixth Street, Suite 1290 Minneapolis, MN 55402, or any other address that the Trustee may designate with respect to itself from time to time by notice to the Company and the Holders in accordance with Section 15.01 hereof.

“Covenant Defeasance” has the meaning set forth under Section 8.03 hereof.

“Currency Agreement” means, in respect of any Person, any foreign exchange contract, currency swap agreement or other similar agreement as to which such Person is a party designed to hedge foreign currency risk of such Person.

“Custodian” means the Trustee, as custodian with respect to the Notes in global form, or any successor entity thereto.

“Debt Conversion Amount” means, as of any date of determination, the lesser of (i) the Outstanding Amount of the Convertible Debt; and (ii) 87% of the Net Liquidity Proceeds of a Liquidity Event.

“Debt Documents” has the meaning set forth in the Intercreditor Agreements.

“Default” means an event or condition the occurrence of which is, or with the lapse of time or the giving of notice or both would be, an Event of Default.

“Definitive Note” means a certificated Note registered in the name of the Holder thereof and issued in accordance with Section 2.06 hereof, substantially in the form of Exhibit A hereto except that such Note shall not bear the Global Note Legend and shall not have the “Schedule of Exchanges of Interests in the Global Note” attached thereto.

“Depositary” means, with respect to the Notes issuable or issued in whole or in part in global form, the Person specified in Section 2.03 hereof as the Depositary with respect to the Notes, and any and all successors thereto appointed as depositary hereunder and having become such pursuant to the applicable provision of this Indenture.

“Designation” has the meanings set forth under Section 4.17 hereof.

“Disqualified Capital Stock” means that portion of any Capital Stock which, by its terms (or by the terms of any security into which it is convertible or for which it is exchangeable at the option of the holder thereof), or upon the happening of any event, matures or is mandatorily redeemable (other than as a result of a change of control or asset sale), pursuant to a sinking fund obligation or otherwise, or is redeemable at the sole option of the holder thereof, in any case, on or prior to the 91st day after the final maturity date of the Notes.

“Drilling Rig” means any Onshore Rig, drilling vessel or offshore rig owned by the Company or a Subsidiary thereof.

“Drilling Rig Owner” means each of Lone Star, Gold Star, Star International and Alpha Star, individually or collectively, or any Subsidiary (except for Springing AssetCo Grantors) which is or becomes an owner of a Drilling Rig, and after the Springing Security Deadline, each Springing AssetCo Grantor.

“DTC” means The Depository Trust Company.

[“Encumbered Charter Agreements” means (i) the Charter Agreement for each of Lone Star, Gold Star, Star International and Alpha Star existing on or after the Issue Date, (ii) upon the occurrence of the Springing Security Deadline of a Springing AssetCo Grantor, the Charter Agreement for such Springing AssetCo Grantor existing on or after such Springing Security Deadline and (iii) any future Charter Agreement entered into for any Drilling Rig acquired after the Issue Date.]

“Equity Interests” means Capital Stock and all warrants, options or other rights to acquire Capital Stock (but excluding any debt security that is convertible into, or exchangeable for, Capital Stock, including the Convertible Debt).

“Euroclear” means Euroclear Bank, S.A./N.V., as operator of the Euroclear system.

“Event of Loss” means, with respect to any Drilling Rig, (i) the actual, constructive, compromised, agreed or arranged loss of, destruction of or damage to such Drilling Rig, (ii) any condemnation or other taking of or compulsory acquisition of such Drilling Rig, which deprives the Company, the charter counterparty or, as the case may be, any charterer of the use of the Drilling Rig for more than ninety (90) days (iii) the hijacking, theft, capture, seizure, arrest, detention, or confiscation of such Drilling Rig, a termination of the Charter Agreement, (v) the requisition for hire of such Drilling Rig for more than ninety (90) days and (vi) any settlement or sale directly attributable to, and in lieu of, clause (ii) above.

“Events of Default” has the meaning set forth under Section 6.01 hereof.

“Evergreen L/C” means the U.S.$30,200,000 letter of credit dated as of the Issue Date, incurred under clause (11) of the definition of “Permitted Indebtedness,” that will replace certain existing letters of credit, to be issued by Bradesco for the account of Constellation Overseas for the benefit of the agent under the New ALB L/C Credit Agreement.

[“Excess Cash Flow Amount” means, as of any Quarterly Calculation Date, the total amount of Adjusted Unrestricted Cash (after the payment of any financial interest due on such Quarterly Calculation Date), less U.S.$100.0 million.]

“Exchange Act” means the Securities Exchange Act of 1934, as amended, or any successor statute or statutes thereto.

“Excluded Subsidiary” means (a) each Unrestricted Subsidiary, (b) any Subsidiary that is not a Wholly Owned Subsidiary, (c) so long as Obligations remain outstanding under the Restructured ALB Loans, each ALB Entity, (d) any Restricted Subsidiary solely to the extent that, and only for so long as, guaranteeing the Obligations hereunder would violate or require consent (that could not be readily obtained without undue burden to the Company and such Restricted Subsidiary) under applicable law or regulations or a contractual obligation on such Restricted Subsidiary and such law or obligation existed as of the Issue Date or at the time of the acquisition of such Restricted Subsidiary and was not created or made binding on such Restricted Subsidiary in contemplation of or in connection with the acquisition of such Restricted Subsidiary, (e) any Immaterial Subsidiary, [(f) Serviços de Petróleo Constellation Participações S.A., Serviços de Petróleo Constellation S.A. or any successor or replacement thereof performing the same services,] (g) [Constellation Services Ltd.] and (h) the Agreed Non-Operating Entities; provided that no Person which guarantees the Notes shall be an Excluded Subsidiary.

“Fair Market Value” means the value that would be paid by a buyer to an unaffiliated seller, determined in good faith by the Board of Directors of the Company (unless otherwise provided in this Indenture) and evidenced by a Board Resolution; provided that with respect to any price less than U.S.$25.0 million (or the equivalent in other currencies) only a written and memorialized good faith determination by the Company’s senior management will be required.

“FATCA” means (a) section 1471 through 1474 of the Code and any current and future regulations or official interpretations thereof, (b) any treaty, intergovernmental agreement related to sections 1471 to 1474 of the Code, law, regulation or other official guidance enacted in any other jurisdiction, or relating to an intergovernmental agreement between the U.S. and any other jurisdiction, which (in either case) facilitates the implementation of any law or official guidance referred to in clause (a) above; and (c) and any agreement pursuant to or in connection with the implementation of any law, official guidance or agreement referred to in clauses (a) or (b) above with the U.S. Internal Revenue Service, the U.S. government or any governmental or taxation authority in any other jurisdiction.

“First Lien” means a first-priority perfected security interest in the Collateral, pursuant to the terms of the Intercreditor Agreements.

“First Lien Obligation” means any Obligations secured by a First Lien.

“Fitch” means Fitch Ratings Ltd. and its successors.

“Global Note Legend” means the legend set forth in Section 2.06(f)(3) hereof, which is required to be placed on all Global Notes issued under this Indenture.

“Global Notes” means, individually and collectively, each Note deposited with or on behalf of and registered in the name of the depository or its nominee, substantially in the form of Exhibit A hereto and that bears the Global Note Legend and that has the “Schedule of Exchanges of Interests in the Global Note” attached thereto, issued in accordance with Article 2 hereof.

“Gold Star” means Gold Star Equities Ltd., a company limited by shares incorporated under the laws of the British Virgin Islands.

“Gold Star Assignment of Insurances” means the assignment of insurances agreement by Gold Star in favor of the Collateral Trustee, granting a security interest in all rights, title, interest and benefits in all insurance for Gold Star, including, all rights to receive payments with respect to any claim under each such insurance.

“Gold Star Drilling Rig” means the Drilling Rig owned by Gold Star on the Issue Date.

“Gold Star Mortgage” means a mortgage over the Gold Star Drilling Rig.

“Governmental Authority” means the government of the Grand Duchy of Luxembourg or any other nation or any political subdivision of any thereof, whether provincial, state or local, and any agency, authority, instrumentality, regulatory body, court, central bank or other Person exercising executive, legislative, judicial, taxing, regulatory or administrative powers or functions of or pertaining to government.

“Government Securities” means direct obligations of, or obligations guaranteed by, the United States, and the payment for which the United States pledges its full faith and credit.

“Grantor Supplement” means a supplement to the Intercreditor Agreements in substantially the form of Annex I attached to the Intercreditor Agreements.

“Guarantee” means any obligation, contingent or otherwise, of any Person directly or indirectly guaranteeing any Indebtedness of any other Person:

(a) to purchase or pay, or advance or supply funds for the purchase or payment of, such Indebtedness of such other Person, whether arising by virtue of partnership arrangements, or by agreement to keep-well, to purchase assets, goods, securities or services, to take-or-pay, or to maintain financial statement conditions or otherwise, or

(b) entered into for purposes of assuring in any other manner the obligee of such Indebtedness of the payment thereof or to protect such obligee against loss in respect thereof, in whole or in part,

provided that “Guarantee” will not include endorsements for collection or deposit in the ordinary course of business. “Guarantee” used as a verb has a corresponding meaning.

“Guaranteed Obligations” has the meaning set forth under Section 10.01(a) hereto.

“Hedging Obligations” means the obligations of any Person pursuant to any Interest Rate Agreement or Currency Agreement.

“Holder” means a Person in whose name a Note is registered.

“IFRS” means International Financial Reporting Standards as issued by the International Accounting Standards Board.

“Immaterial Subsidiary” means any Subsidiary (a) that did not, as of the date of the Company’s most recent quarterly consolidated balance sheet, have assets in excess of 0.1% of the Company’s total assets on a consolidated basis as of such date or (b) whose only assets solely consist of interests in office leases used in the ordinary course of business and/or cash and Cash Equivalents necessary to pay management and employees.

“Incur” means, with respect to any Indebtedness or other obligation of any Person, to create, issue, incur (including by conversion, exchange or otherwise), assume, Guarantee or otherwise become liable in respect of such Indebtedness or other obligation on the balance sheet of such Person (and “Incurrence,” “Incurred” and “Incurring” will have meanings correlative to the preceding).

“Indebtedness” means with respect to any Person, without duplication:

(a) the principal amount (or, if less, the accreted value) of all obligations of such Person for borrowed money;

(b) the principal amount (or, if less, the accreted value) of all obligations of such Person evidenced by bonds, debentures, notes or other similar instruments;

(c) all Capitalized Lease Obligations of such Person, other than power purchase agreements and fuel supply and transportation agreements that are treated as such;

(d) Purchase Money Indebtedness;

(e) all letters of credit, banker’s acceptances or similar credit transactions, including reimbursement obligations in respect thereof;

(f)   Guarantees and other contingent obligations of such Person in respect of Indebtedness referred to in clauses (a) through (e) above and clauses (h) and (i) below;

(g) all Indebtedness of any other Person of the type referred to in clauses (a) through (f) which is secured by any Lien on any property or asset of such Person (other than the Capital Stock of such Person, if any such Person is an Unrestricted Subsidiary), the amount of such Indebtedness being deemed to be the lesser of the Fair Market Value of such property or asset and the amount of the Indebtedness so secured;

(h) all obligations under Hedging Obligations of such Person; and

(i)   all Disqualified Capital Stock issued by such Person with the amount of Indebtedness represented by such Disqualified Capital Stock being equal to the greater of its voluntary or involuntary liquidation preference and its maximum fixed repurchase price, but excluding accrued dividends, if any; provided that:

(1) if the Disqualified Capital Stock does not have a fixed repurchase price, such maximum fixed repurchase price will be calculated in accordance with the terms of the Disqualified Capital Stock as if the Disqualified Capital Stock were purchased on any date on which Indebtedness will be required to be determined pursuant to this Indenture, and

(2) if the maximum fixed repurchase price is based upon, or measured by, the fair market value of the Disqualified Capital Stock, the fair market value will be the Fair Market Value thereof;

if and to the extent any of the preceding items (other than letters of credit) would appear as a liability upon a balance sheet of the specified Person prepared in accordance with IFRS.

“Indenture” means this Indenture, as amended or supplemented from time to time.

“Indirect Participant” means a Person who holds a beneficial interest in a Global Note through a Participant.

“Initial Notes” has the meaning set forth in the recitals.

“Insurance Proceeds” means, with respect to any Event of Loss, any proceeds received from insurance policies, any condemnation awards or other compensation, awards, damages and other payments or relief (including any compensation payable in connection with a taking) by the Company, any Drilling Rig Owner, any party to a Charter Agreement or any collateral agent under a Security Document with respect to such Event of Loss, in each case, relating to the any Drilling Rig (excluding, in each case, the proceeds of general liability insurance (if any), delay in start-up insurance (if any) and business interruption insurance (if any)).

“Intercreditor Agreements” means the Master Intercreditor Agreement and the Tranche 2/3/4 Intercreditor Agreement.

“Interest Rate Agreement” of any Person means any interest rate protection agreement (including, without limitation, interest rate swaps, caps, floors, collars, derivative instruments and similar agreements) and/or other types of hedging agreements designed to hedge interest rate risk of such Person.

“Investment” means, with respect to any Person, any:

(a) direct or indirect loan, advance or other extension of credit (including, without limitation, a Guarantee) provided to any other Person (other than advances or extensions of credit to customers in the ordinary course of business or any debt or extension of credit by a bank deposit other than a time deposit),

(b) capital contribution (including any commitment to make such capital contribution) (by means of any transfer of cash or other property to others or any payment for property or services for the account or use of others) to any other Person, or

(c) any purchase or acquisition by such Person of any Capital Stock, bonds, notes, debentures or other securities or evidences of Indebtedness issued by, any other Person.

The Company will be deemed to have made an “Investment” in an Unrestricted Subsidiary at the time of its Designation, which will be valued at the Fair Market Value of the sum of the net assets of such Unrestricted Subsidiary at the time of its Designation and the amount of any Indebtedness of such Unrestricted Subsidiary owed to the Company or any Restricted Subsidiary immediately following such Designation. Any property transferred to or from an Unrestricted Subsidiary will be valued at its Fair Market Value at the time of such transfer. If the Company or any Restricted Subsidiary sells or otherwise disposes of any Capital Stock of a Restricted Subsidiary (including any issuance and sale of Capital Stock by a Restricted Subsidiary) such that, after giving effect to any such sale or disposition, such Restricted Subsidiary would cease to be a Subsidiary of the Company, the Company will be deemed to have made an Investment on the date of any such sale or disposition equal to the sum of the Fair Market Value of the Capital Stock of such former Restricted Subsidiary held by the Company or any Restricted Subsidiary immediately following such sale or other disposition and the amount of any Indebtedness of such former Restricted Subsidiary Guaranteed by the Company or any Restricted Subsidiary or owed to the Company or any other Restricted Subsidiary immediately following such sale or other disposition.

“Issue Date” means [●], 2022.

“Issuer Substitution Documents” has the meaning set forth under Section 12.01(1) hereof.

“Judgment Currency” has the meaning set forth under Section 7.07(f) hereof.

“Junior Priority Capex Debt” has the meaning set forth under Section 4.09(b)(14) hereof.

“Junior Priority Lien” means a junior super-first-priority perfected security interest on all or a portion of the Collateral, subject to the terms hereof that is junior to all the Priority Liens but senior to the First Liens, pursuant to the terms of the Intercreditor Agreements.

“Junior Priority Lien Debt Documents” has the meaning set forth in the Intercreditor Agreements.

“Junior Priority Lien Obligation” means any Obligations secured by a Junior Priority Lien.

“Laguna Star” means Laguna Star Ltd., a company limited by shares incorporated under the laws of the British Virgin Islands.

“Legal Defeasance” has the meaning set forth under Section 8.02 hereof.

“Legal Holiday” means a Saturday, a Sunday or a day on which banking institutions in New York City, Luxembourg, São Paulo, Brazil, Rio de Janeiro, Brazil or the British Virgin Islands or at a place of payment are authorized by law, regulation or executive order to remain closed. If a payment date is a Legal Holiday at a place of payment, payment may be made at that place on the next succeeding day that is not a Legal Holiday, and no interest shall accrue on such payment for the intervening period.

“Lien” means any lien, mortgage, deed of trust, pledge, security interest, charge or encumbrance of any kind (including any conditional sale or other title retention agreement, any lease in the nature thereof and any agreement to give any security interest); provided that the lessee in respect of a Capitalized Lease Obligation or Sale and Leaseback Transaction will be deemed to have Incurred a Lien on the property leased thereunder.

“Liquidity” has the meaning set forth under Section 4.21.

“Liquidity Event” means, with respect to the Company, any of the following, directly or indirectly, in one transaction or a series of related transactions to which the Company is a party:

(a) any merger or consolidation (whether or not the Company is the surviving entity), other than a merger or consolidation of the Company with one or more of its 100% owned direct or indirect subsidiaries;

(b) any tender or exchange offer conducted pursuant to and in accordance with the New Shareholders’ Agreement and any stock purchase, business combination, tender or exchange offer, or any other transaction, pursuant to which any “person” or “group” (as defined under section 13(d) of the Exchange Act) would acquire or otherwise hold beneficial ownership of more than 50% of the Voting Stock of the Company; or

(c) any sale, transfer, lease, exchange, encumbrance or other disposition of assets representing all or substantially all of the assets of the Company (including its Subsidiaries, taken as a whole);

provided that a Liquidity Event shall not be triggered by ordinary course market purchases or sales by any of the holders of the Voting Stock of the Company, provided that a transaction or series of transactions that would trigger any of the foregoing events shall be deemed not to be ordinary course transactions.

“Liquidity Event Conversion” means, the conversion of the then aggregate Outstanding Amount of the Notes into Class C-2 Shares of the Company in connection with a Liquidity Event and pursuant to Section 4.16 hereof.

“Liquidity Event Determination Date” has the meaning set forth under Section 4.16(a)(2) hereof.

“Liquidity Event Determination Notice” has the meaning set forth under Section 4.16(a) hereof.

“Liquidity Event Determination Request” has the meaning set forth under Section 4.16(a) hereof.

“Liquidity Event Proceeds” means the net proceeds of a Liquidity Event (the value of which, if other than cash, will be determined by an independent investment bank engaged by the Board of Directors of the Company) that is approved and consummated in accordance with the New Shareholders’ Agreement.

“Lone Star” means Lone Star Offshore Ltd., a company limited by shares incorporated under the laws of the British Virgin Islands.

“Lone Star Assignment of Insurances” means the assignment of insurances agreement by Lone Star in favor of the Collateral Trustee, granting a security interest in all rights, title, interest and benefits in all insurance for Lone Star, including all rights to receive payments with respect to any claim under each such insurance.

“Lone Star Drilling Rig” means the Drilling Rig owned by Lone Star on the Issue Date.

“Lone Star Mortgage” means a mortgage over the Lone Star Drilling Rig.

“Luxembourg” means the Grand Duchy of Luxembourg.

“Luxembourg Stock Exchange” means the Euro MTF market of the stock exchange of Luxembourg.

“Master Intercreditor Agreement” means the intercreditor agreement, substantially in the form attached as Exhibit C-1, by and among the Company, the Subsidiary Guarantors, Wilmington Trust, National Association, as Collateral Trustee, the Trustee, the representatives or agents of lenders under each of the Restructured ALB Loans and Restructured Bradesco Debt, the issuer of the Evergreen L/C and, from time to time, any other representative or agent of each class of the Secured Parties.

“Moody’s” means Moody’s Investors Service, Inc. and its successors.

“Multiemployer Plan” means any multiemployer plan as defined in Section 4001(a)(3) of ERISA.

“Necessary Governmental Approval” means any governmental approval necessary in connection with (a) the due execution and delivery of, and performance by each of the operating Subsidiaries of the Company, charters under Encumbered Charter Agreements and the Bareboat Charterers of its obligations and the exercise of its rights under, the transaction documents to which it is a party, (b) the legality, validity and binding effect or enforceability thereof, and (c) the acquisition, importation, ownership, construction, installation, operation and maintenance of the Drilling Rigs as contemplated by the transaction documents the failure which to obtain and maintain could reasonably be expected to have a material adverse effect.

“Net Cash Proceeds” means:

(a) with respect to any Asset Sale, including any Olinda Star Disposition and any Onshore Rigs Disposition, as applicable, the proceeds in the form of cash or Cash Equivalents, including payments in respect of deferred payment obligations when received in the form of cash or Cash Equivalents (other than the portion of any such deferred payment constituting interest) received by the Company or any of its Restricted Subsidiaries from such Asset Sale, including any Olinda Star Disposition and any Onshore Rigs Disposition, as applicable, net of:

(1) reasonable out-of-pocket expenses and fees relating to such Asset Sale (including, without limitation, legal, accounting and investment banking fees, brokerage commissions, sales commissions and other direct costs);

(2) taxes paid or payable in respect of such Asset Sale after taking into account any reduction in consolidated tax liability due to available tax credits or deductions and any tax sharing arrangements;

(3) repayment of Indebtedness (other than Indebtedness under the Debt Documents), including premiums and accrued interest, that is either (i) secured by a Permitted Lien that is required to be repaid in connection with such Asset Sale or (ii) otherwise required to be repaid in connection with such Asset Sale; and

(4) appropriate amounts to be provided by the Company or any Restricted Subsidiary, as the case may be, as a reserve, in accordance with IFRS, against any liabilities associated with such Asset Sale or Olinda Star Disposition, as applicable, and retained by the Company or any Restricted Subsidiary, as the case may be, after such Asset Sale, including, without limitation, pension and other post-employment benefit liabilities, liabilities related to environmental matters and liabilities under any indemnification obligations associated with such Asset Sale, but excluding any reserves with respect to Indebtedness; and

(b) with respect to any Event of Loss, Insurance Proceeds received by the Company or any of its Subsidiaries from such Event of Loss, net of (x) reasonable out-of-pocket costs incurred in connection with such Event of Loss or the collection thereof, including fees, expenses and commissions with respect to legal, accounting, financial advisory, brokerage and other professional services provided in connection with such Event of Loss or incurred in connection with the collection thereof and (y) amounts applied to rebuild, restore, repair or replace (“Restore” and such restoration, a “Restoration”) the related Drilling Rig or portion thereof pursuant to Section 4.10(2).

“Net Liquidity Proceeds” means the remaining Liquidity Event Proceeds following (a) first, the repayment in cash in full of the New Priority Lien Notes, if any, at the applicable call price and pursuant to the terms thereof, (b) second, the repayment in cash in full of any Junior Priority Capex Debt, if any, pursuant to the terms thereof, (c) third, the repayment in cash in full of the New ALB L/C Credit Agreement, and (d) fourth, the repayment in cash in full of any other Indebtedness that has priority over the Notes in connection with a change of control, asset sale prepayment provision or other acceleration which is required to be paid as a result of the occurrence of the Liquidity Event.

“New 2050 Second Lien Notes” means the Company’s 0.25% PIK Senior Second Lien Notes due 2050, issued on the Issue Date in an initial aggregate principal amount of U.S.$1,888,433, or any permitted refinancing thereof.

“New ALB L/C Credit Agreement” means the credit agreement, dated as of the Issue Date, to govern the portion of Laguna Star and Brava Star’s secured loans in the aggregate amount of U.S.$30,200,000 on the Issue Date, or any permitted refinancing thereof.

“New Shareholders’ Agreement” means the Company’s shareholders’ agreement, dated as of [●], 2022, by and between the Company and the other parties thereto.

“New Unsecured Notes” means the Company’s 0.25% PIK Unsecured Notes due 2050, issued on the Issue Date in an initial aggregate principal amount of U.S.$3,111,566, or any permitted refinancing thereof.

“Note Guarantees” has the meaning set forth under Section 10.01(a) hereof.

“Notes” means the Initial Notes, and any PIK Notes issued pursuant to this Indenture, in the form set forth in Exhibit A. Unless the context otherwise requires, for all purposes under this Indenture, the Intercreditor Agreements and any Security Document, (a) references to the Notes include any related PIK Notes and (b) references to “principal amount” of Notes include any increase in the principal amount thereof as a result of a payment of PIK Interest.

“Notes/Bradesco Majority” means a majority of (i) the aggregate Outstanding Amount of the Notes and (ii) the aggregate Outstanding Amount of Indebtedness under the Restructured Bradesco Debt, voting together.

“Obligations” means, with respect to any Indebtedness, any principal, interest (including, without limitation, post-petition interest), premium, Additional Amounts, penalties, fees, indemnifications, reimbursements, damages, and other liabilities payable under the documentation governing such Indebtedness, including in the case of the Notes and the Note Guarantees, the Indenture.

“Obligor” on the Notes means the Company and any successor obligor upon the Notes.

“Officer” means the Chairman of the Board (if an executive), Chief Executive Officer, the Chief Financial Officer, the President, the Chief Operating Officer, General Counsel, Chief Accounting Officer, the Treasurer, the Controller, any Vice President, any director or any Secretary of the Company or any other authorized signatory if authorized by resolution of the Board of Directors of the Company.

“Officer’s Certificate” means a certificate signed by an Officer.

“Olinda Star” means Olinda Star Ltd. (in provisional liquidation), a company limited by shares incorporated under the laws of the British Virgin Islands.

“Olinda Star Assignment of Insurances” means the assignment of insurances agreement by Olinda Star in favor of the Collateral Trustee, granting a security interest in all rights, title, interest and benefits in all insurance for Olinda Star, including all rights to receive payments with respect to any claim under each such insurance.

“Olinda Star Disposition” means any sale, disposition or transfer of Olinda Star Drilling Rig.

“Olinda Star Drilling Rig” means the Drilling Rig owned by Olinda Star on the Issue Date.

“Olinda Star Guarantee Date” means, the earliest of the first day on which Olinda Star (a) delivers a Note Guarantee pursuant to Section 10.05 hereof, (b) is not prevented by applicable law (including any judicial proceeding) from Guaranteeing the Notes, (c) has Guaranteed any Obligations under the Restructured Bradesco Debt or (d) has granted creditors under the Restructured Bradesco Debt any Liens on Collateral related to Olinda Star.

“Olinda Star Mortgage” means a mortgage over the Olinda Star Drilling Rig.

“Onshore Rigs” mean any onshore rigs owned, directly or indirectly, by the Company or any of its Subsidiaries or afterwards acquired, including, without limitation, the Specified Onshore Rigs.

“Onshore Rigs Disposition” means any sale, disposition or transfer of any Onshore Rig.

“Opinion of Counsel” means a written opinion of counsel signed by legal counsel and delivered to the Trustee, who may be an employee of or counsel for the Company (except as otherwise provided in this Indenture), and who shall be reasonably acceptable to the Trustee, containing customary exceptions and qualifications and which shall not be at the expense of the Trustee.

“Original Plan Support Agreement” has the meaning set forth in the recitals to this Indenture.

“Original RJ Plan” has the meaning set forth in the recitals to this Indenture.

“Outstanding Amount” means, with respect to any debt as of any measurement date, the outstanding principal amount (including any capitalized interest) of such debt, together with any accrued and unpaid interest (including PIK interest, when applicable) as of such date; provided that, with respect to the New 2050 Second Lien Notes and the New Unsecured Notes, the Outstanding Amount shall mean the net present value, calculated using customary market practices at a discount rate of 4% per annum, of the outstanding principal amount (including any capitalized interest), together with any accrued and unpaid interest of the New 2050 Second Lien Notes and the New Unsecured Notes as of such date.

“Participant” means, with respect to the Depositary, Euroclear or Clearstream, a Person who has an account with the Depositary, Euroclear or Clearstream, respectively (and, with respect to DTC, shall include Euroclear and Clearstream).

“Paying Agent” has the meaning set forth under Section 2.03 hereof.

“Payor” has the meaning set forth under Section 4.18 hereof.

“Permitted Business” means (a) the business or businesses conducted by the Company and its Subsidiaries on the Issue Date, and (b) any business reasonably ancillary, complementary, similar or related to the business or businesses provided for in clause (a) above.

“Permitted Corporate Reorganization” means any corporate reorganization or redomiciliation of the Company in (a) the Grand Duchy of Luxembourg, (b) the United States, any State thereof or the District of Columbia, (c) the Federative Republic of Brazil, (d) the British Virgin Islands, (e) Panama, or (f) any country which is a member country of the Organization for Economic Co-Operation and Development.

“Permitted Indebtedness” has the meaning set forth under Section 4.09(b) hereof.

“Permitted Investments” means:

(a) Investments by the Company or any Restricted Subsidiary in any Person that is, or that result in any Person becoming, immediately after such Investment, a Restricted Subsidiary or constituting a merger or consolidation of such Person into the Company or with or into a Restricted Subsidiary;

(b) Investments in the Company (including purchases by the Company or any Restricted Subsidiary of the Notes or any other Indebtedness of the Company or any wholly owned Restricted Subsidiary);

(c) Investments in cash and Cash Equivalents;

(d) [any Investment existing on, or made pursuant to written agreements existing on, the Issue Date and any extension, modification or renewal of such Investments (but not Investments involving additional advances, contributions or other investments of cash or property or other increases thereof (unless a binding commitment therefore has been entered into on or prior to the Issue Date), other than as a result of the accrual or accretion of interest or original issue discount or payment-in-kind pursuant to the terms of such Investment as of the Issue Date);]

(e) Investments permitted pursuant to clause (b)(3) and (4) of Section 4.11 hereof;

(f)   any Investments received in compromise or resolution of (1) obligations of Persons that were incurred in the ordinary course of business of the Company or any of its Restricted Subsidiaries, including pursuant to any plan of reorganization or similar arrangement upon the bankruptcy or insolvency of any Persons; or (2) litigation, arbitration or other disputes;

(g) [reserved];

(h) loans and advances to officers, directors and employees made in the ordinary course of business of the Company or any Restricted Subsidiary of the Company in an aggregate principal amount not to exceed U.S.$1.0 million at any one time outstanding;

(i)   any Investment acquired from a Person which is merged with or into the Company or any Restricted Subsidiary, or any Investment of any Person existing at the time such Person becomes a Restricted Subsidiary and, in either such case, is not created as a result of or in connection with or in anticipation of any such transaction;

(j)   Investments made with or in exchange for the issuance of Capital Stock (other than Disqualified Capital Stock) of the Company; and

(k) additional Investments, taken together with all other Investments made pursuant to this clause (k) that are at that time outstanding, in the aggregate not to exceed U.S.$5.0 million; provided that any Investments made pursuant to this clause (k) must be made in the form of cash or Cash Equivalents.

“Permitted Liens” means any of the following:

(a) statutory Liens of landlords and Liens of carriers, warehousemen, mechanics, suppliers, material-men, repairmen and other Liens imposed by law (including tax Liens) incurred in the ordinary course of business for sums not yet delinquent or being contested in good faith, if such reserve or other appropriate provision, if any, as shall be required by IFRS shall have been made in respect thereof;

(b) Liens Incurred or deposits made in the ordinary course of business in connection with workers’ compensation, unemployment insurance and other types of social security (including any Lien securing letters of credit issued in the ordinary course of business consistent with past practice in connection therewith);

(c) Liens encumbering deposits made to secure obligations arising from statutory, regulatory, contractual, or warranty requirements of the Company, including rights of offset and set-off;

(d) Liens securing Hedging Obligations that relate to Indebtedness that is Incurred in accordance with Section 4.09; provided that such Hedging Obligations are secured by the same assets that secure such Indebtedness and are subject to the same proportionate Lien priorities as such Indebtedness;

(e) Liens existing on the Issue Date [(other than Liens described in clause (p) of this definition)] and Liens to secure any Refinancing Indebtedness which is Incurred to Refinance any Indebtedness which has been secured by a Lien permitted under the covenant described under Section 4.12 and which Indebtedness has been Incurred in accordance with Section 4.09 other than clause (b)(8) of Section 4.09, in connection with the Restructured ALB Loans thereof; provided that such new Liens permitted under this clause (e) do not extend to any property or assets, other than the property or assets securing the Indebtedness Refinanced by such Refinancing Indebtedness and have the same Lien priorities as such Refinancing Indebtedness; provided, further, that if the Indebtedness being Refinanced contains a Lien relating to after acquired property, the Lien securing the Refinanced Indebtedness may also include after acquired property on terms that are not materially more favorable to the holders of the Refinanced Indebtedness than the Lien relating to the after acquired property was to the holders of the Indebtedness being Refinanced;

(f)   Liens constituting any interest of title of a lessor, a licensor or either’s creditors in the property subject to any lease (other than a capital lease);

(g) Liens for taxes, assessments or other governmental charges not yet subject to penalties for nonpayment or which are being contested in good faith by appropriate proceedings, provided that appropriate reserves required pursuant to IFRS have been made in respect thereof;

(h) judgment Liens not giving rise to an Event of Default so long as such Lien is adequately bonded and any appropriate legal proceedings which may have been duly initiated for the review of such judgment have not been finally terminated or the period within which such proceeding may be initiated has not expired;

(i)   Liens securing Refinancing Indebtedness permitted to be Incurred under clause (8) of Section 4.09(b) under the definition of “Permitted Indebtedness” in connection with the Restructured ALB Loans, which Liens permitted under this clause (i), would otherwise satisfy the provisions of clause (e) of this definition of “Permitted Liens,” and provided that such Liens may only be on ALB Assets owned at the time of such Refinancing;

(j)   Liens securing Indebtedness permitted to be Incurred under clause (14) of Section 4.09(b) under the definition of “Permitted Indebtedness,” which Liens may consist of Junior

Priority Liens; provided that (1) up to the then applicable Rigs Capex Lien Cap may be secured by Junior Priority Liens on the Tranche 2/3 Collateral and (2) up to the then applicable ALB Capex Lien Cap may be secured by Junior Priority Liens on the Tranche 1 Collateral;

(k) First Liens securing the Notes, and the Note Guarantees;

(l)   First Liens securing the Restructured Bradesco Debt that are junior to the Liens on the New Priority Lien Notes; provided that such First Liens are limited to the Collateral;

(m) First Liens securing the Restructured ALB Loans that are junior to the Liens on the New Priority Lien Notes and any Junior Priority Capex Debt; provided that such First Liens are limited to the Tranche 1 Collateral;

(n) Second Liens securing the New 2050 Second Lien Notes, and their respective Guarantees;

(o) Priority Liens securing the New Priority Lien Notes, and, their respective notes guarantees provided that (1) the maximum principal amount of all outstanding New Priority Lien Notes that can be secured by Tranche 1 Collateral shall be an amount equal to the then applicable Tranche 1 New Notes Lien Cap and (2) the maximum principal amount of all outstanding New Priority Lien Notes that can be secured by Tranche 2/3 Collateral shall be an amount equal to the then applicable Tranche 2/3 New Notes Lien Cap; and

(p) Liens securing up to U.S.$[85.0] million aggregate amount at any time of Indebtedness or other obligations consisting of letters of credit to secure the performance of tenders, statutory obligations, surety and appeal bonds, bids, leases, government performance and return-of-money bonds and other similar obligations (exclusive of obligations for the payment of borrowed money), in each case, which Liens may consist of Priority Liens, First Liens or Second Liens.

“Person” means an individual, partnership, limited partnership, corporation, company, limited liability company, unincorporated organization, trust or joint venture, or a governmental agency or political subdivision thereof.

“PIK Interest” means interest on the Notes payable by increasing the principal amount of the Notes or by issuing PIK Notes.

“PIK Notes” means additional Notes issued under this Indenture on the same terms and conditions as the related Notes issued on the Issue Date in connection with PIK Interest.

“Plan” means any pension plan as defined in Section 3(2) of ERISA which is subject to Section 412 of the Code or Section 302 or Title IV of ERISA, other than a Multiemployer Plan.

“Plan Effective Date” has the meaning set forth in the recitals to this Indenture.

“Plan Support Agreement” has the meaning set forth in the recitals to this Indenture.

“Preferred Stock” of any Person means any Capital Stock of such Person that has preferential rights over some other Capital Stock of such Person with respect to dividends, distributions or redemptions or upon liquidation.

“Priority Lien” means a super-first-priority perfected security interest on all or a portion of the Collateral, pursuant to the terms of the Intercreditor Agreements.

“Priority Lien Debt” has the meaning has the meaning set forth in the Intercreditor Agreements.

“Priority Lien Obligation” means any Obligations secured by a Priority Lien.

“Purchase Money Indebtedness” means all obligations of a Person issued or assumed as the deferred purchase price of property, all conditional sale obligations and all obligations under any title retention agreement due more than six months after such property is acquired and excluding trade accounts payable and other accrued liabilities arising in the ordinary course of business that are not overdue by 90 days or more or are being contested in good faith by appropriate proceedings promptly instituted and diligently conducted.

“Qualified Capital Stock” means any Capital Stock that is not Disqualified Capital Stock and any warrants, rights or options to purchase or acquire Capital Stock that is not Disqualified Capital Stock or that are not convertible into or exchangeable into Disqualified Capital Stock.

“Quarterly Calculation Date” means March 31, June 30, September 30, December 31 of each year.

“Refinance” means, in respect of any Indebtedness, to issue any Indebtedness in exchange for or to refinance, replace, defease or refund such Indebtedness in whole or in part or, in the case of a revolving credit facility, any re-borrowing of amounts previously advanced and re-paid thereunder. “Refinanced” and “Refinancing” will have correlative meanings.

“Refinancing Indebtedness” means Indebtedness of the Company or any Restricted Subsidiary issued to Refinance any other Indebtedness of the Company or a Restricted Subsidiary so long as:

(a) the aggregate principal amount (or initial accreted value, if applicable) of such new Indebtedness does not exceed the aggregate principal amount (or initial accreted value, if applicable) of the Indebtedness being Refinanced (either (x) as of the date of such proposed Refinancing or (y) if the Indebtedness being Refinanced has been repaid in part or in full no more than 90 days prior to the proposed Refinancing, as of the day immediately preceding such repayment (plus, in either case, the amount of any premium required to be paid under the terms of the instrument governing such Indebtedness and the amount of reasonable fees, expenses and defeasance costs, if any, incurred by the Company in connection with such Refinancing));

(b) such new Indebtedness has:

(1) a Weighted Average Life to Maturity that is equal to or greater than the Weighted Average Life to Maturity of the Indebtedness being Refinanced, and

(2) a final maturity that is equal to or later than the final maturity of the Indebtedness being Refinanced;

(c) if the Indebtedness being Refinanced is:

(1) Indebtedness of the Company, then such Refinancing Indebtedness will be Indebtedness of the Company,

(2) Indebtedness of a Restricted Subsidiary, then such Refinancing Indebtedness will be Indebtedness of the Company, such Restricted Subsidiary and/or any Subsidiary Guarantor,

(3) Subordinated Indebtedness, then such Refinancing Indebtedness shall be subordinate to the Notes at least to the same extent and in the same manner as the Indebtedness being Refinanced, and

(4) Convertible Debt, then such Refinancing Indebtedness shall have a conversion mechanic substantially identical to the conversion mechanic of the Convertible Debt being refinanced (other than the economic terms of such conversion mechanic, which shall be identical); and

(d) no Person is a guarantor or issuer of the Refinanced Indebtedness if such Person was not a guarantor or issuer of the Indebtedness being Refinanced.

“Registrar” has the meaning set forth under Section 2.03 hereof.

“Relevant Taxing Jurisdiction” has the meaning set forth under Section 4.18 hereof.

“Required ALB Majority” means both (a) a majority of the aggregate outstanding principal amount (including PIK interest) of Indebtedness under the Restructured ALB Loans, and (b) the approval of at least three (3) lenders thereunder.

“Responsible Officer” when used with respect to the Trustee, means any officer within the Corporate Trust Office of the Trustee or any other officer of the Trustee customarily performing functions similar to those performed by any of the above designated officers and also means, with respect to a particular corporate trust matter, any other officer to whom such matter is referred because of his knowledge of and familiarity with the particular subject and who shall, in each case, have direct responsibility for the administration of this Indenture.

“Restricted Investment” means any Investment other than a Permitted Investment.

“Restricted Payment” has the meaning set forth under Section 4.07 hereof.

“Restricted Subsidiary” means any Subsidiary of the Company or any Restricted Subsidiary which at the time of determination is not an Unrestricted Subsidiary.

“Restructured ALB Loans” means the U.S.$500.0 million secured loans governed by the credit agreement entered into by the parties thereto on the Issue Date, or any permitted refinancing thereof.

“Restructured Bradesco Debt” means [●], or any permitted refinancing thereof.

“Revocation” has the meaning set forth under Section 4.17 hereof.

“Rigs Capex Lien Cap” means the Lien cap of U.S.$15.0 million of the principal amount of the Junior Priority Capex Debt that may be secured by Junior Priority Liens on the Tranche 2/3 Collateral pursuant to clause (j)(1) of the definition of “Permitted Liens”, subject to reduction pursuant to Section 4.25.

“RJ Court” has the meaning set forth in the recitals to this Indenture.

“RJ Plan Amendment” has the meaning set forth in the recitals to this Indenture.

“Rule 903” means Rule 903 promulgated under the Securities Act.

“Rule 904” means Rule 904 promulgated under the Securities Act.

“S&P” means S&P Global Ratings and any successor or successors thereto.

“Sale and Leaseback Transaction” means any direct or indirect arrangement with any Person or to which any such Person is a party providing for the leasing to the Company or a Restricted Subsidiary of any property, whether owned by the Company or any Restricted Subsidiary at the Issue Date or later acquired, which has been or is to be sold or transferred by the Company or such Restricted Subsidiary to such Person or to any other Person by whom funds have been or are to be advanced on the security of such property.

“SEC” means the U.S. Securities and Exchange Commission.

“Second Lien” means a second-priority perfected security interest in the Collateral, pursuant to the terms of the Intercreditor Agreements.

“Second Lien Obligation” means any Obligations secured by a Second Lien.

“Secured Parties” has the meaning set forth in the Intercreditor Agreements.

“Securities Act” means the Securities Act of 1933, as amended.

[“Security Documents” means (a) the Lone Star Mortgage, the Gold Star Mortgage, the Alpha Star Mortgage, the Star International Mortgage, the Lone Star Assignment of Insurances, the Gold Star Assignment of Insurances, the Alpha Star Assignment of Insurances and the Star International Assignment of Insurances, (b) to the extent required under the definition of “Tranche 2/3 Collateral”, with respect to any Encumbered Charter Agreement and Bareboat Charter Agreement, the applicable share charge agreement for the Drilling Rig Owner and Bareboat Charterer or the applicable Assignment of Charter Agreement Receivables, (c) within five (5) Business Days of the Olinda Star Guarantee Date, the Olinda Star Mortgage, Olinda Star Assignment of Insurances and the share charge relating to Olinda Star, (d) any other security agreements, pledge agreements, collateral assignments, mortgages, deeds of covenants, assignments of earnings and insurances, share pledges, share charges, collateral agency agreements, deeds of trust or other grants or transfers for security executed and delivered by the Company, the grantors or any other obligor under the Indenture or other Debt Document, creating, or purporting to create, a Lien upon all or a portion of the Collateral in favor of the Collateral Trustee for the benefit of the Holders of Notes, in each case as amended, renewed or replaced, in whole or part, from time to time, in accordance with its terms, and (e) any Springing Security Document.]

“Shared Collateral” has the meaning set forth in the Intercreditor Agreements.

“Shared Collateral Instructing Creditors” has the meaning set forth in the Intercreditor Agreements.

“Significant Subsidiary” means a Restricted Subsidiary of the Company which at the time of determination either (a) had assets which, as of the date of the Company’s most recent quarterly consolidated balance sheet, constituted at least 7.5% of the Company’s total assets on a consolidated basis as of such date or (b) had revenues for the 12-month period ending on the date of the Company’s most recent quarterly consolidated statement of operations which constituted at least 7.5% of the Company’s net operating revenues on a consolidated basis for such period; provided, however, that any Subsidiary that owns, directly or indirectly, a Drilling Rig shall be a Significant Subsidiary; provided, further, that no Agreed Non-Operating Entity shall be deemed to be a Significant Subsidiary.

“Specified Onshore Rigs” means the Onshore Rigs QG-I, QG-II, QG-III, QG-IV, QG-V, QG-VI, QG-VII, QG-VIII, and QG-IX, which are owned, directly or indirectly, by the Company or any of its Subsidiaries.

“Springing AssetCo Grantor” means, each ALB Entity and Olinda Star.

“Springing Collateral” means:

(a) No later than 60 days (with respect to Olinda Star only, no later than 45 days) after the applicable Springing Security Deadline for any Springing AssetCo Grantor, the Company will cause the applicable Springing AssetCo Grantor to do or cause to be done all acts and things that may be required by applicable law to assure and confirm that the Collateral Trustee holds, for the benefit of the Holders and any other applicable Secured Party, duly created and enforceable and perfected Liens with respect to such Springing AssetCo Grantor, in each case, as contemplated by, and with the Lien priority required under, the Intercreditor Agreement and the Security Documents, upon:

(1) any Drilling Rig held by such Springing AssetCo Grantor or a Subsidiary thereof;

(2) subject to subsection (c) below, all rights to receivables (net of any taxes and retentions) of such Springing AssetCo Grantor under any Encumbered Charter Agreements or Bareboat Charter Agreement, as applicable, in effect on such date, if any, related to such Drilling Rig;

(3) subject subsection (c) below, the Equity Interests of such Springing AssetCo Grantor under the related Encumbered Charter Agreements or Bareboat Charter Agreement, as applicable, and the Bareboat Charterer under the applicable Bareboat Charter Agreement and in effect on such date, if any, pursuant to a pledge agreement; and

(4) assignment of insurance receivables of Drilling Rigs owned by such Springing AssetCo Grantor;

provided, however, that in the case any competent real estate registry office presents any request for documents or other requirements in accordance with applicable law, such period may be extended once for 30 days so long as the Company furnishes to the Trustee and Collateral Trustee an Officer’s Certificate stating that it is in compliance with the requirements made by such real estate registry office;

(b) No later than 60 days (with respect to Olinda Star only, no later than 45 days) after entering into an Encumbered Charter Agreement or a Bareboat Charter Agreement for any Drilling Rig owned by a Springing AssetCo Grantor or a Subsidiary thereof after the applicable Springing Security Deadline for such Springing AssetCo Grantor, the Notes will be secured, in the applicable priority, pursuant to the Intercreditor Agreement by:

(1) subject to subsection (c) below, all rights to receivables (net of any taxes and retentions) of such Springing AssetCo Grantor under such Encumbered Charter Agreement or Bareboat Charter Agreement, pursuant to the applicable Assignment of Charter Agreement Receivables; and

(2) subject to subsection (c) below, the Equity Interests of such Springing AssetCo Grantor and Bareboat Charterer under an Encumbered Charter Agreement or Bareboat Charter Agreement, as applicable, pursuant to the applicable pledge agreement;

(c) with respect to any Encumbered Charter Agreements existing on or entered into after such Springing Security Deadline for any Drilling Rig described in this definition, unless Holders of a majority in principal amount of the Notes direct the Trustee not to enter into any deed of quiet enjoyment or other arrangement related to such Encumbered Charter Agreement and requested by the customer of such Encumbered Charter Agreement, the Company and the applicable Springing AssetCo Grantor shall have used commercially reasonable efforts to obtain relevant third party consents, to the extent such third party consents are required, to the assignment of the right to receive receivables (net of any taxes and retentions) such Springing AssetCo Grantor under the related Encumbered Charter Agreement, and to the extent the Company and such Springing AssetCo Grantor are unable to obtain such third party consents, in lieu of providing such assignment of the right to receive receivables, the Company and such Springing AssetCo Grantor shall pledge or caused to be pledged the Equity Interests in the entity owning the applicable Drilling Rig under such Encumbered Charter Agreement for the Collateral Trustee for the benefit of the Holders and any other applicable Secured Party. For the avoidance of doubt, no Default or Event of Default shall be deemed to have occurred in the event (i) the Company and the Springing AssetCo Grantor are unable to obtain, after using commercially reasonable efforts, such third party consents to the assignment of receivable rights or (ii) Holders of a majority in principal amount of the Notes direct the Trustee to not enter into any deed of quiet enjoyment or other arrangement related to such Encumbered Charter Agreement and requested by such third party.

“Springing Security Deadline” means (i) with respect to each ALB Entity, the 30th day following the date when all principal and interest due by such Springing AssetCo Grantor under the Restructured ALB Loans, the Priority Lien Debt and any Junior Priority Capex Debt secured by Junior Priority Liens on the Tranche 1 Collateral, including, in each case, any Permitted Refinancing thereof, have been indefeasibly paid in full in immediately available funds and no commitments remain outstanding thereunder and (ii) with respect to Olinda Star, the earliest of the first day on which Olinda Star (w) delivers a Note Guarantee pursuant to Section 10.05 hereof, (x) is not prevented by applicable law (including any judicial proceeding) from Guaranteeing the Notes, (y) has Guaranteed any Obligations under the Restructured Bradesco Debt or (z) has granted creditors under the Restructured Bradesco Debt any Liens on Springing Collateral related to Olinda Star. For the avoidance of doubt, with respect to clause (i), if a refinancing or restructuring of the then existing Restructured ALB Loans, the Priority Lien Debt or any Junior Priority Capex Debt secured by Junior Priority Liens on the Tranche 1 Collateral is entered into prior to the 30th day following the payment in full of such credit facility, (A) the Company shall notify in writing the Trustee and the Holders of such refinancing or restructuring and (B) the “Springing Security Deadline” shall be the 30th day following the payment in full of such refinancing or restructuring.

“Springing Security Documents” means, with respect to the relevant Springing Subsidiary Guarantor, any one or more security agreements, pledge agreements, collateral assignments, mortgages, deeds of covenants, assignments of earnings and insurances, share pledges, share charges, collateral agency agreements, deeds of trust or other grants or transfers for security executed and delivered by the Company, the grantors or any other obligor under the Indenture or other Debt Document, to be entered into on the Springing Security Deadline for such Springing Subsidiary Guarantor, creating, or purporting to create, a Lien upon all or a portion of the Collateral in favor of the Collateral Trustee for the benefit of the Holders of Notes, any other First Lien Obligation, Second Lien Obligation, Junior Priority Lien Obligation and Priority Lien Obligation, in each case as amended, renewed or replaced, in whole or part, from time to time, in accordance with its terms.

“Springing Subsidiary Guarantors” means the applicable Springing AssetCo Grantors, following the applicable Springing Security Deadline for such Springing AssetCo Grantors.

“Star International” means Star International Drilling Limited, an exempted company incorporated under the laws of the Cayman Islands.

“Star International Assignment of Insurances” means the assignment of insurances agreement by Star International in favor of the Collateral Trustee, granting a security interest in all rights, title, interest and benefits in all insurance for Star International, including, all rights to receive payments with respect to any claim under each such insurance.

“Star International Drilling Rig” means the Drilling Rig owned by Star International on the Issue Date.

“Star International Mortgage” means a mortgage over the Star International Drilling Rig.

“Stated Maturity” means, with respect to any security, the date specified in such security as the fixed date on which the final payment of principal of such security is due and payable, including pursuant to any mandatory redemption provision (but excluding any provision providing for the repurchase of such security at the option of the holder thereof upon the happening of any contingency unless such contingency has occurred).

“Subordinated Indebtedness” means any Indebtedness of the Company which is expressly subordinated in right of payment to the Notes.

“Subsidiary” means, with respect to any Person (the “parent”) at any date, any Person the account of which would be consolidated with those of the parent in the parent’s consolidated financial statements if such financial statements were prepared in accordance with IFRS as of such date.

“Subsidiary Guarantors” means, on the Issue Date, Angra Participações B.V., Constellation Netherlands B.V., Constellation Overseas, Constellation Panama Corp., Constellation Services Ltd., Domenica S.A., QGOG Constellation US LLC, QGOG Star GmbH, Serviços de Petróleo Constellation Participações S.A., Serviços de Petróleo Constellation S.A., Alaskan & Atlantic Coöperatief U.A., Alaskan & Atlantic Rigs B.V., Alpha Star, Gold Star, London Tower Management B.V., Lone Star, Serviços de Petróleo Onshore Constellation and Star International, and thereafter, (a) following the Springing Security Deadline for any Springing AssetCo Grantor, such Springing Subsidiary Guarantor, (b) each Subsidiary of the Company who is required to deliver a Note Guarantee pursuant to Section 10.05 hereof and (c) each Subsidiary of the Company that provides a Note Guarantee.

“Substituted Debtor” has the meaning set forth under Section 12.01 hereof.

“Substituted Guarantor” has the meaning set forth under Section 12.01(1) hereof.

“Surviving Entity” has the meaning set forth under Section 5.02 hereof.

“Taxes” has the meaning set forth under Section 4.18 hereof.

“TIA” means the Trust Indenture Act of 1939 as amended (15 U.S.C. §§ 77aaa-77bbbb), as in effect from time to time.

“Tranche 1 Collateral” means the collateral securing the Restructured ALB Loans as permitted by the Indenture and subject to the Master Intercreditor Agreement.

“Tranche 1 Entitlement” means an amount equal to the product of (a) the outstanding principal amount of the Restructured ALB Loans divided by the sum of the outstanding principal amount of (i) the Notes, (ii) the Restructured Bradesco Debt and (iii) the Restructured ALB Loans and (b) the Excess Cash Flow Amount.

“Tranche 1 New Notes Lien Cap” means the Lien cap of U.S.$37.44 million of the principal amount of the New Priority Lien Notes plus accrued and unpaid interest thereon that may be secured by Priority Liens on Tranche 1 Collateral pursuant to clause (o) of the definition of “Permitted Liens,” provided that any paydown of New Priority Lien Notes through amortization, asset sales, redemptions or otherwise shall reduce the Tranche 2/3 New Notes Lien Cap proportionately with the Tranche 1 New Notes Lien Cap at the time of such paydown, such that the aggregate reduction in both the Tranche 2/3 New Notes Lien Cap and the Tranche 1 New Notes Lien Cap is equal to the aggregate paydown of the New Priority Lien Notes.

[“Tranche 2/3 Collateral” means:

(a) On the Issue Date (or (i) with the consent of Holders holding a majority of the outstanding principal amount of the Notes, within 60 days of the Issue Date, and (ii) with respect to Olinda Star, the fifth (5th) Business Day following the Olinda Star Guarantee Date):

(1) the Lone Star Drilling Rig, the Gold Star Drilling Rig, the Alpha Star Drilling Rig, the Olinda Star Drilling Rig and the Star International Drilling Rig pursuant to the applicable mortgage;

(2) subject to subsection (c) below, all rights to receivables (net of any taxes and retentions) of the Drilling Rig Owner under the related Bareboat Charter Agreement and/or Encumbered Charter Agreement existing on the Issue Date, if any, pursuant to the applicable Assignment of Charter Agreement Receivables;

(3) subject to subsection (c) below, the Equity Interests of the Drilling Rig Owner and Bareboat Charterer under the related Bareboat Charter Agreement and/or Encumbered Charter Agreement existing on the Issue Date, if any, pursuant to the applicable pledge agreement; and

(4) assignment of insurance receivables of Drilling Rigs owned by each Drilling Rig Owner.

(b) No later than 90 days after entering into a Bareboat Charter Agreement and/or an Encumbered Charter Agreement for any Drilling Rig owned by a Drilling Rig Owner:

(1) subject to subsection (c) below, all rights to receivables (net of any taxes and retentions) of the Drilling Rig Owner under such Bareboat Charter Agreement and/or Encumbered Charter Agreement, pursuant to the applicable Assignment of Charter Agreement Receivables; and

(2) subject to subsection (c) below, the Equity Interests of the Drilling Rig Owner and Bareboat Charterer under such Encumbered Charter Agreement and/or Bareboat Charter Agreement, pursuant to the applicable pledge agreement.

(c) With respect to any Bareboat Charter Agreement or Encumbered Charter Agreement existing on or entered into after the Issue Date for any Drilling Rig that is part of the Collateral, the Company and the applicable Subsidiary Guarantor shall have used commercially reasonable efforts to obtain relevant third party consents, to the extent such third party consents are required, to the assignment of the right to receive receivables (net of any taxes and retentions) by such Subsidiary Guarantor under the related Bareboat Charter Agreement or Encumbered Charter Agreement, and to the extent the Company and such Subsidiary Guarantor are unable to obtain such third party consents, in lieu of providing such assignment of the right to receive receivables, the Company and such Subsidiary Guarantor shall pledge or caused to be pledged the Equity Interests in the entity owning the applicable Drilling Rig under such Bareboat Charter Agreement or Encumbered Charter Agreement for the Collateral Trustee for the benefit of the Holders and any other applicable Secured Party. For the avoidance of doubt, no Default or Event of Default shall be deemed to have occurred in the event the Company and the Subsidiary Guarantors are unable to obtain, after using commercially reasonable efforts, such third party consents to the assignment of receivable rights.]

“Tranche 2/3 New Notes Lien Cap” means the Lien cap of U.S.$24.96 million of the principal amount of the New Priority Lien Notes plus accrued and unpaid interest thereon that may be secured by Priority Liens on the Tranche 2/3 Collateral pursuant to clause (o) of the definition of “Permitted Liens,” provided that any paydown of (a) New Priority Lien Notes through amortization, asset sales, redemptions or otherwise shall reduce the Tranche 2/3 New Notes Lien Cap proportionately with the Tranche 1 New Notes Lien Cap at the time of such paydown, such that the aggregate reduction in both the Tranche 2/3 New Notes Lien Cap and the Tranche 1 New Notes Lien Cap is equal to the aggregate paydown of the New Priority Lien Notes. For the avoidance of doubt, any redemption pursuant to clause (2) of Section 4.10(e) shall proportionally lower the Tranche 2/3 New Notes Lien Cap for the Notes to the extent that any such proceeds are used to redeem the New Priority Lien Notes.

“Tranche 2/3/4 Intercreditor Agreement” means the intercreditor agreement, substantially in the form attached as Exhibit C-2, between and among the Company, the other grantors from time to time party thereto, the Trustee, the Collateral Trustee and certain other Persons that may become party thereto from time to time.

“Tranche 2/3 Entitlement” means an amount equal to the product of (A) the then-outstanding principal amount of the Notes and the Restructured Bradesco Debt divided by the sum of the outstanding principal amount of (i) the Notes, (ii) the Restructured Bradesco Debt and (iii) the Restructured ALB Loan and (B) the Excess Cash Flow Amount.

“Transfer Agent” has the meaning set forth under Section 2.03 hereof.

“Trustee” means Wilmington Trust, National Association, until a successor replaces it in accordance with the applicable provisions of this Indenture and thereafter means the successor serving hereunder.

“U.S. Bankruptcy Court” has the meaning set forth in the recitals to this Indenture.

“U.S. Person” means a U.S. Person as defined in Rule 902(k) promulgated under the Securities Act.

“United States” or “U.S.” means United States of America.

“United States Dollars”, “U.S. Dollar” or “U.S.$” means the lawful currency of the United States.

“Unrestricted Cash” means, as of any date of determination, with respect to the Company and its Subsidiaries on a consolidated basis, all cash and short-term investments of such Persons, in each case that are not subject to any Lien in favor of any creditor or third party; it being understood and agreed that all cash in any proceeds account or otherwise available for any required/contractual scheduled debt service payments (i.e., interest, amortizations, etc.) due through the date of determination shall be considered Unrestricted Cash.

“Unrestricted Subsidiary” means any Subsidiary of the Company or a Restricted Subsidiary Designated as such pursuant to Section 4.17 hereof; any such Designation may be revoked by a Board Resolution of the Company, subject to the provisions of such covenant. As of the Issue Date there were no Unrestricted Subsidiaries.

“Voting Stock” with respect to any Person, means securities of any class of Capital Stock of such Person entitling the holders thereof (whether at all times or only so long as no senior class of stock has voting power by reason of any contingency) to vote in the election of members of the Board of Directors (or equivalent governing body) of such Person.

“Weighted Average Life to Maturity” means, when applied to any Indebtedness at any date, the number of years (calculated to the nearest one-twelfth) obtained by dividing:

(a) the then outstanding aggregate principal amount or liquidation preference, as the case may be, of such Indebtedness into

(b) the sum of the products obtained by multiplying:

(1) the amount of each then remaining installment, sinking fund, serial maturity or other required payment of principal or liquidation preference, as the case may be, including payment at final maturity, in respect thereof, by

(2) the number of years (calculated to the nearest one-twelfth) which will elapse between such date and the making of such payment.

“Wholly Owned Subsidiary” means a Subsidiary of which at least 95% of the Capital Stock (other than directors’ qualifying shares) is directly or indirectly owned by the Company or another Wholly Owned Subsidiary.

Section 1.02 Rules of Construction.

Unless the context otherwise requires:

(1) a term has the meaning assigned to it;

(2) an accounting term not otherwise defined has the meaning assigned to it in accordance with IFRS;

(3) “or” is not exclusive;

(4) words in the singular include the plural, and in the plural include the singular;

(5) “will” shall be interpreted to express a command;

(6) “including” shall be interpreted to mean “including, without limitation”;

(7) provisions apply to successive events and transactions; and

(8) references to sections of or rules under the Securities Act will be deemed to include substitute, replacement of successor sections or rules adopted by the SEC from time to time.

Section 1.03 Luxembourg Terms.

Words in the English language used in this Indenture to describe Luxembourg law concepts only intend to describe such concepts and the consequences of the use of those words in English law or any other foreign law are to be disregarded.

Without prejudice to the generality of any provision of this Indenture, in this Indenture, where it relates to the Company, a reference to (a) a winding-up, administration or dissolution includes, without limitation, bankruptcy (faillite), insolvency, liquidation, composition with creditors (concordat préventif de la faillite), moratorium or reprieve from payment (sursis de paiement), controlled management (gestion contrôlée), fraudulent conveyance (actio pauliana), general settlement with creditors, reorganization or similar laws affecting the rights of creditors generally; (b) a receiver, administrative receiver, administrator, trustee, custodian, sequestrator, conservator or similar officer appointed for the reorganization or liquidation of the business of a Person includes, without limitation, a juge délégué, commissaire, juge-commissaire, mandataire ad hoc, administrateur provisoire, liquidateur or curateur; (c) a lien or security interest includes any hypothèque, nantissement, gage, privilège, sûreté réelle, droit de rétention and any type of security in rem (sûreté réelle) or agreement or arrangement having a similar effect and any transfer of title by way of security; (d) a person being unable to pay its debts includes that person being in a state of cessation de paiements; (e) creditors process means an executory attachment (saisie exécutoire) or conservatory attachment (saisie conservatoire); (f) a guarantee includes any garantie which is independent from the debt to which it relates and excludes any suretyship (cautionnement) within the meaning of Articles 2011 and seq. of the Luxembourg Civil Code; (g) by-laws or constitutional documents includes its up-to-date (restated) articles of association (statuts coordonnés) and (h) a director or a manager includes an administrateur or a gérant.

Section 1.04 Incorporation by Reference of Trust Indenture Act.

(a) Except as expressly set forth herein, whenever this Indenture refers to a provision of the TIA, such provision is incorporated by reference in and made a part of this Indenture. All other terms used in this Indenture that are defined by the TIA, by reference to another statute under the TIA or by SEC rule under the TIA have the meanings so assigned to them.

(b) Notwithstanding anything to the contrary herein, TIA §§ 315(d) and 316(1)(a) shall not apply to, or be deemed to be incorporated by reference in or made a part of, this Indenture. The terms relating to the responsibilities of the Trustee and the ability of the Holders to (i) direct the time, method, and place of conducting any proceeding for any remedy available to the Trustee, or exercising any trust or power conferred upon the Trustee, or (ii) to consent to the waiver of any past default and its consequences shall be governed by the terms of this Indenture.

ARTICLE 2
THE NOTES

Section 2.01 Form and Dating.

(a) General. The Notes and the Trustee’s certificate of authentication will each be substantially in the form of Exhibit A hereto. The Notes may have notations, legends or endorsements required by law, stock exchange rule or usage. Each Note will be dated the date of its authentication. Subject to the issuance of PIK Notes as described herein, the Notes shall be in minimum denominations of U.S.$1.00 and integral multiples of U.S.$1.00 in excess thereof. The Notes (including any increase in the principal amount as a result of a payment of PIK Interest) and any related PIK Notes subsequently issued under this Indenture will be treated as a single class for all purposes hereunder, including, without limitation, waivers, amendments, redemptions and offers to purchase, and under the Intercreditor Agreements and the Security Documents.

The Notes shall be fully and unconditionally guaranteed by the Subsidiary Guarantors in accordance with Article 10. The terms and provisions contained in the Notes will constitute, and are hereby expressly made, a part of this Indenture and the Company, the Subsidiary Guarantors and the Trustee, by their execution and delivery of this Indenture, and the Holders by their acceptance of the Notes, expressly agree to such terms and provisions and to be bound thereby. However, to the extent any provision of any Note conflicts with the express provisions of this Indenture, the provisions of this Indenture shall govern and be controlling.

(b) Global Notes. Notes issued in global form will be substantially in the form of Exhibit A hereto (including the Global Note Legend thereon and the “Schedule of Exchanges of Interests in the Global Note” attached thereto). Notes issued in definitive form will be substantially in the form of Exhibit A hereto (but without the Global Note Legend thereon and without the “Schedule of Exchanges of Interests in the Global Note” attached thereto). Each Global Note will represent such of the outstanding Notes as will be specified therein and each shall provide that it represents the aggregate principal amount of outstanding Notes from time to time endorsed thereon and that the aggregate principal amount of outstanding Notes represented thereby may from time to time be reduced or increased, as appropriate, to reflect exchanges and redemptions. Any endorsement of a Global Note to reflect the amount of any increase or decrease in the aggregate principal amount of outstanding Notes represented thereby will be made by the Trustee or the Custodian, at the direction of the Trustee, in accordance with instructions given by the Holder thereof as required by Section 2.06 hereof.

(c) Euroclear and Clearstream Procedures Applicable. The provisions of the “Operating Procedures of the Euroclear System” and “Terms and Conditions Governing Use of Euroclear” and the “General Terms and Conditions of Clearstream Banking” and “Customer Handbook” of Clearstream will be applicable to transfers of beneficial interests in the Global Note that are held by Participants through Euroclear or Clearstream.

Section 2.02 Execution and Authentication.

Two Officers must sign the Notes for the Company by manual, facsimile or electronic signature (including “.pdf” or any electronic signature covered by the U.S. federal ESIGN Act of 2000, Uniform Electronic Transactions Act, the Electronic Signatures and Records Act or other applicable law, e.g., www.docusign.com).

If an Officer whose signature is on a Note no longer holds that office at the time a Note is authenticated, the Note will nevertheless be valid, so long as the Officer held office at the time the Note was signed by such Officer on behalf of the Company.

A Note will not be valid until authenticated by the manual signature of the Trustee. The signature will be conclusive evidence that the Note has been authenticated under this Indenture.

The Trustee will, upon receipt of a written order of the Company signed by an Officer (an “Authentication Order”), authenticate (i) Notes for original issue that may be validly issued under this Indenture up to the aggregate principal amount of the Initial Notes and (ii) subject to the terms of this Indenture, any PIK Notes in an aggregate principal amount to be determined at the time of issuance and specified therein. The aggregate principal amount of Notes outstanding at any time may not exceed the aggregate principal amount of Notes authorized for issuance by the Company pursuant to one or more Authentication Orders, except as provided in Section 2.07 hereof. Such Authentication Orders shall specify the principal amount of the Notes to be authenticated, the date on which the Notes are to be authenticated, the number of separate Notes certificates to be authenticated, the registered Holder of each such Note and delivery instructions.

The Trustee may appoint an authenticating agent acceptable to the Company to authenticate Notes. An authenticating agent may authenticate Notes whenever the Trustee may do so. Each reference in this Indenture to authentication by the Trustee includes authentication by such agent. An authenticating agent has the same rights as an Agent to deal with Holders or an Affiliate of the Company.

The Initial Notes to be authenticated on the Issue Date shall reflect an aggregate principal amount of U.S.$278,300,000.

Section 2.03 Registrar and Paying Agent.

The Company will maintain an office or agency where Notes may be presented for registration of transfer or for exchange (“Registrar” and “Transfer Agent”) and an office or agency where Notes may be presented for payment (“Paying Agent”). The Registrar will keep a register of the Notes and of their transfer and exchange. The Company may appoint one or more co-registrars and one or more additional paying agents. The term “Registrar” includes any co-registrar and the term “Paying Agent” includes any additional paying agent. The Company may change any Paying Agent or Registrar without notice to any Holder. The Company will notify the Trustee in writing of the name and address of any Agent not a party to this Indenture. If the Company fails to appoint or maintain another entity as Registrar or Paying Agent, the Trustee shall act as such. The Company or any of its Subsidiaries may act as Paying Agent or Registrar.

The Company initially appoints DTC to act as Depositary with respect to the Global Notes.

In addition, in the event that a Global Note is exchanged for Definitive Notes, an announcement of such exchange shall be made by or on behalf of the Company through the Luxembourg Stock Exchange and such announcement shall include all material information with respect to the delivery of the Definitive Notes, including details of the Paying Agent.

The Company initially appoints the Trustee to act as the Registrar, Transfer Agent and Paying Agent and to act as custodian with respect to the Global Notes.

Section 2.04 Paying Agent to Hold Money in Trust.

The Company will require each Paying Agent other than the Trustee to agree in writing that the Paying Agent will hold in trust for the benefit of Holders or the Trustee all money held by the Paying Agent for the payment of principal, premium, if any, or interest on the Notes (and increase the principal amount of the Notes to pay any PIK Interest pursuant to a written direction delivered to the Trustee specifying the increase in the Global Note or issue PIK Notes to pay any PIK Interest pursuant to an Authentication Order with respect to the PIK Notes amount to be issued on the applicable interest payment date, when so becoming due), and will notify the Trustee of any default by the Company in making any such payment. While any such default continues, the Trustee may require a Paying Agent to pay all money held by it to the Trustee. The Company at any time may require a Paying Agent to pay all money held by it to the Trustee. Upon payment over to the Trustee of all amounts that it is obligated to pay, the Paying Agent (if other than the Company or a Subsidiary) will have no further liability for the money. If the Company or a Subsidiary acts as Paying Agent, it will segregate and hold in a separate trust fund for the benefit of the Holders all money held by it as Paying Agent. Upon any bankruptcy or reorganization proceedings relating to the Company, the Trustee will serve as Paying Agent for the Notes.

Section 2.05 Holder Lists.

The Trustee will preserve in as current a form as is reasonably practicable the most recent list available to it of the names and addresses of all Holders. If the Trustee is not the Registrar, the Company will furnish to the Trustee at least seven (7) Business Days before each interest payment date and at such other times as the Trustee may request in writing, a list in such form and as of such date as the Trustee may reasonably require of the names and addresses of the Holders of Notes.

Section 2.06 Transfer and Exchange.

(a) Transfer and Exchange of Global Notes. A Global Note may not be transferred except as a whole by the Depositary to a nominee of the Depositary, by a nominee of the Depositary to the Depositary or to another nominee of the Depositary, or by the Depositary or any such nominee to a successor Depositary or a nominee of such successor Depositary. The Global Notes shall be exchanged by the Company for Definitive Notes only in the following limited circumstances:

(1) the Company delivers to the Trustee notice from the Depositary that it is unwilling or unable to continue to act as Depositary or that it is no longer a clearing agency registered under the Exchange Act at a time when it is required to be so registered in order to act as depository, and in each case, a successor Depositary is not appointed by the Company within 120 days after the date of such notice from the Depositary;

(2) the Company in its sole discretion determines that the Global Notes (in whole but not in part) should be exchanged for Definitive Notes and delivers a written notice to such effect to the Trustee; or

(3) there has occurred and is continuing a Default or Event of Default with respect to the Notes.

Upon the occurrence of any of the preceding events in (1), (2) or (3) above, Definitive Notes shall be issued in such names as the Depositary shall instruct the Trustee. Global Notes also may be exchanged or replaced, in whole or in part, as provided in Sections 2.07 and 2.10 hereof. Every Note authenticated and delivered in exchange for, or in lieu of, a Global Note or any portion thereof, pursuant to this Section 2.06 or Section 2.07 or 2.10 hereof, shall be authenticated and delivered in the form of, and shall be, a Global Note. A Global Note may not be exchanged for another Note other than as provided in this Section 2.06(a), however, beneficial interests in a Global Note may be transferred and exchanged as provided in Section 2.06(b) or (c) hereof.

(b) Transfer and Exchange of Beneficial Interests in the Global Notes. The transfer and exchange of beneficial interests in the Global Notes will be effected through the Depositary, in accordance with the provisions of this Indenture and the Applicable Procedures. None of the Company, the Subsidiary Guarantors, the Trustee, the Paying Agent, nor any agent of the Company shall have any responsibility or liability for any aspect of the records relating to or payments made on account of beneficial ownership interests in a Global Note, or for maintaining, supervising or reviewing any records relating to such beneficial ownership interests. Transfers of beneficial interests in the Global Notes also will require compliance with either subparagraph (1) or (2) below, as applicable, as well as one or more of the other following subparagraphs, as applicable:

(1) Transfer of Beneficial Interests in the Same Global Note. Beneficial interests in any Global Note may be transferred to Persons who take delivery thereof in the form of a beneficial interest in a Global Note. No written orders or instructions shall be required to be delivered to the Registrar to effect the transfers described in this Section 2.06(b)(1).

(2) All Other Transfers and Exchanges of Beneficial Interests in Global Notes. In connection with all transfers and exchanges of beneficial interests that are not subject to Section 2.06(b)(1) above, the transferor of such beneficial interest must deliver to the Registrar either:

(A) both:

(i) a written order from a Participant or an Indirect Participant given to the Depositary in accordance with the Applicable Procedures directing the Depositary to credit or cause to be credited a beneficial interest in another Global Note in an amount equal to the beneficial interest to be transferred or exchanged; and

(ii) instructions given in accordance with the Applicable Procedures containing information regarding the Participant account to be credited with such increase; or

(B) both:

(i) a written order from a Participant or an Indirect Participant given to the Depositary in accordance with the Applicable Procedures directing the Depositary to cause to be issued a Definitive Note in an amount equal to the beneficial interest to be transferred or exchanged; and

(ii) instructions given by the Depositary to the Registrar containing information regarding the Person in whose name such Definitive Note shall be registered to effect the transfer or exchange referred to in Section 2.06(b)(1) above.

Upon satisfaction of all of the requirements for transfer or exchange of beneficial interests in Global Notes contained in this Indenture and the Notes or otherwise applicable under the Securities Act, the Trustee shall adjust the principal amount of the relevant Global Note(s) pursuant to Section 2.06(g) hereof.

(3) [Reserved].

(4) [Reserved].

(c) Transfer or Exchange of Beneficial Interests for Definitive Notes.

(1) [Reserved].

(2) [Reserved].

(3) Beneficial Interests in Global Notes to Definitive Notes. If any holder of a beneficial interest in a Global Note proposes to exchange such beneficial interest for a Definitive Note or to transfer such beneficial interest to a Person who takes delivery thereof in the form of a Definitive Note, then, upon satisfaction of the conditions set forth in Section 2.06(b)(2) hereof, the Trustee will cause the aggregate principal amount of the applicable Global Note to be reduced accordingly pursuant to Section 2.06(g) hereof, and the Company will execute and the Trustee will authenticate and deliver to the Person designated in the instructions a Definitive Note in the appropriate principal amount. Any Definitive Note issued in exchange for a beneficial interest pursuant to this Section 2.06(c)(3) will be registered in such name or names and in such authorized denomination or denominations as the holder of such beneficial interest requests through instructions to the Registrar from or through the Depositary and the Participant or Indirect Participant. The Trustee will deliver such Definitive Notes to the Persons in whose names such Notes are so registered.

(d) Transfer and Exchange of Definitive Notes for Beneficial Interests.

(1) [Reserved].

(2) [Reserved].

(3) Definitive Notes to Beneficial Interests in Global Notes. A Holder of a Definitive Note may exchange such Note for a beneficial interest in a Global Note or transfer such Definitive Notes to a Person who takes delivery thereof in the form of a beneficial interest in a Global Note at any time. Upon receipt of a request for such an exchange or transfer, the Trustee will cancel the applicable Definitive Note and increase or cause to be increased the aggregate principal amount of one of the Global Notes.

If any such exchange or transfer from a Definitive Note to a beneficial interest is effected pursuant to subparagraph (3) above at a time when a Global Note has not yet been issued, the Company will issue and, upon receipt of an Authentication Order in accordance with Section 2.02 hereof, the Trustee will authenticate one or more Global Notes in an aggregate principal amount equal to the principal amount of Definitive Notes so transferred.

(e) Transfer and Exchange of Definitive Notes for Definitive Notes. Upon request by a Holder of Definitive Notes and such Holder’s compliance with the provisions of this Section 2.06(e), the Registrar will register the transfer or exchange of Definitive Notes. Prior to such registration of transfer or exchange, the requesting Holder must present or surrender to the Registrar the Definitive Notes duly endorsed or accompanied by a written instruction of transfer in form satisfactory to the Registrar duly executed by such Holder or by its attorney, duly authorized in writing. In addition, the requesting Holder must provide any additional certifications, documents and information, as applicable, required pursuant to the following provisions of this Section 2.06(e).

(1) [Reserved].

(2) [Reserved].

(3) Definitive Notes to Definitive Notes. A Holder of Definitive Notes may transfer such Notes to a Person who takes delivery thereof in the form of a Definitive Note. Upon receipt of a request to register such a transfer, the Registrar shall register the Definitive Notes pursuant to the instructions from the Holder thereof.

(f)   Legends. The following legends will appear on the face of all Global Notes and Definitive Notes issued under this Indenture unless specifically stated otherwise in the applicable provisions of this Indenture.

(1) [Reserved].

(2) [Reserved].

(3) Global Note Legend. Each Global Note will bear a legend in substantially the following form:

“THIS GLOBAL NOTE IS HELD BY THE DEPOSITARY (AS DEFINED IN THE INDENTURE GOVERNING THIS NOTE) OR ITS NOMINEE IN CUSTODY FOR THE BENEFIT OF THE BENEFICIAL OWNERS HEREOF, AND IS NOT TRANSFERABLE TO ANY PERSON UNDER ANY CIRCUMSTANCES EXCEPT THAT (1) THE TRUSTEE MAY MAKE SUCH NOTATIONS HEREON AS MAY BE REQUIRED PURSUANT TO SECTION 2.06 OF THE INDENTURE, (2) THIS GLOBAL NOTE MAY BE EXCHANGED IN WHOLE BUT NOT IN PART PURSUANT TO SECTION 2.06(a) OF THE INDENTURE, (3) THIS GLOBAL NOTE MAY BE DELIVERED TO THE TRUSTEE FOR CANCELLATION PURSUANT TO SECTION 2.11 OF THE INDENTURE AND (4) THIS GLOBAL NOTE MAY BE TRANSFERRED TO A SUCCESSOR DEPOSITARY WITH THE PRIOR WRITTEN CONSENT OF THE COMPANY.

UNLESS AND UNTIL IT IS EXCHANGED IN WHOLE OR IN PART FOR NOTES IN DEFINITIVE FORM, THIS NOTE MAY NOT BE TRANSFERRED EXCEPT AS A WHOLE BY THE DEPOSITARY TO A NOMINEE OF THE DEPOSITARY OR BY A NOMINEE OF THE DEPOSITARY TO THE DEPOSITARY OR ANOTHER NOMINEE OF THE DEPOSITARY OR BY THE DEPOSITARY OR ANY SUCH NOMINEE TO A SUCCESSOR DEPOSITARY OR A NOMINEE OF SUCH SUCCESSOR DEPOSITARY. UNLESS THIS CERTIFICATE IS PRESENTED BY AN AUTHORIZED REPRESENTATIVE OF THE DEPOSITORY TRUST COMPANY (55 WATER STREET, NEW YORK, NEW YORK) (“DTC”), TO THE COMPANY OR ITS AGENT FOR REGISTRATION OF TRANSFER, EXCHANGE OR PAYMENT, AND ANY CERTIFICATE ISSUED IS REGISTERED IN THE NAME OF CEDE & CO. OR SUCH OTHER NAME AS MAY BE REQUESTED BY AN AUTHORIZED REPRESENTATIVE OF DTC (AND ANY PAYMENT IS MADE TO CEDE & CO. OR SUCH OTHER ENTITY AS MAY BE REQUESTED BY AN AUTHORIZED REPRESENTATIVE OF DTC), ANY TRANSFER, PLEDGE OR OTHER USE HEREOF FOR VALUE OR OTHERWISE BY OR TO ANY PERSON IS WRONGFUL INASMUCH AS THE REGISTERED OWNER HEREOF, CEDE & CO., HAS AN INTEREST HEREIN.”

(4) Original Issue Discount Legend. Each Note will bear a legend in substantially the following form:

“THIS NOTE HAS BEEN ISSUED WITH ORIGINAL ISSUE DISCOUNT (“OID”) FOR U.S. FEDERAL INCOME TAX PURPOSES. HOLDERS MAY OBTAIN THE ISSUE PRICE, TOTAL AMOUNT OF OID, ISSUE DATE AND YIELD TO MATURITY BY CONTACTING THE COMPANY.”

(g) Cancellation and/or Adjustment of Global Notes. At such time as all beneficial interests in a particular Global Note have been exchanged for Definitive Notes or a particular Global Note has been redeemed, repurchased or canceled in whole and not in part, each such Global Note will be returned to or retained and canceled by the Trustee in accordance with Section 2.11 hereof. At any time prior to such cancellation, if any beneficial interest in a Global Note is exchanged for or transferred to a Person who will take delivery thereof in the form of a beneficial interest in another Global Note or for Definitive Notes, the principal amount of Notes represented by such Global Note will be reduced accordingly and an endorsement will be made on such Global Note by the Trustee or by the Depositary at the direction of the Trustee to reflect such reduction; and if the beneficial interest is being exchanged for or transferred to a Person who will take delivery thereof in the form of a beneficial interest in another Global Note, such other Global Note will be increased accordingly and an endorsement will be made on such Global Note by the Trustee or by the Depositary at the direction of the Trustee to reflect such increase.

(h) General Provisions Relating to Transfers and Exchanges.

(1) To permit registrations of transfers and exchanges, the Company will execute and the Trustee will authenticate Global Notes and Definitive Notes upon receipt of an Authentication Order in accordance with Section 2.02 hereof or at the Registrar’s request.

(2) No service charge will be made to a Holder of a beneficial interest in a Global Note or to a Holder of a Definitive Note for any registration of transfer or exchange, but the Company, the Subsidiary Guarantors or the Trustee may require payment of a sum sufficient to cover any transfer tax or similar governmental charge payable in connection therewith (other than any such transfer taxes or similar governmental charge payable upon exchange or transfer pursuant to Sections 2.10, 3.06, 3.09, 4.10 and 9.04 hereof).

(3) The Registrar will not be required to register the transfer of or exchange of any Note selected for redemption in whole or in part, except the unredeemed portion of any Note being redeemed in part.

(4) All Global Notes and Definitive Notes issued upon any registration of transfer or exchange of Global Notes or Definitive Notes will be the valid obligations of the Company, evidencing the same debt, and entitled to the same benefits under this Indenture, as the Global Notes or Definitive Notes surrendered upon such registration of transfer or exchange.

(5) Neither the Registrar nor the Company will be required:

(A) to issue, to register the transfer of or to exchange any Notes during a period beginning at the opening of business 15 days before the day of any selection of Notes for redemption under Section 3.02 hereof and ending at the close of business on the day of selection;

(B) to register the transfer of or to exchange any Note selected for redemption in whole or in part, except the unredeemed portion of any Note being redeemed in part; or

(C) to register the transfer of or to exchange a Note between a record date and the next succeeding interest payment date.

(6) Prior to due presentment for the registration of a transfer of any Note, the Trustee, any Agent and the Company may deem and treat the Person in whose name any Note is registered as the absolute owner of such Note for the purpose of receiving payment of principal of and interest on such Notes and for all other purposes, and none of the Trustee, any Agent or the Company shall be affected by notice to the contrary. So long as the Depositary or its nominee is the registered owner of a Global Note, the Depositary or such nominee, as the case may be, will be considered the sole owner or Holder represented by the Global Note for all purposes under this Indenture. Owners of beneficial interests in respect of a Global Note will not be entitled to have Notes represented by such Global Note registered in their names, will not receive or be entitled to receive physical delivery of Definitive Notes, and will not be considered the owners or holders thereof under the Indenture for any purpose, including with respect to the giving of any direction, instruction or approval to the Trustee thereunder, except as provided under Section 15.02 hereof. Accordingly, each Holder owning a beneficial interest in respect of a Global Note must rely on the procedures of the Depositary and, if such Holder is not a participant or an indirect participant, on the procedures of the participant through which such Holder owns its interest, to exercise any rights of a Holder of Notes under this Indenture or such Global Note.

(7) The Trustee will authenticate Global Notes and Definitive Notes in accordance with the provisions of Section 2.02 hereof.

(8) All certifications, certificates and Opinions of Counsel required to be submitted to the Registrar pursuant to this Section 2.06 to effect a registration of transfer or exchange may be submitted by facsimile or electronically by “.pdf.”

(9) The Trustee shall be entitled to request such evidence reasonably satisfactory to it documenting the identity and/or signatures of the transferor and the transferee. The Trustee shall have no obligation or duty to monitor, determine or inquire as to compliance with any restrictions on transfer imposed under this Indenture, Applicable Procedures or under applicable law with respect to any transfer of any interest in any Note (including any transfers between or among Depositary Participants or beneficial owners of interests in any Definitive Note or Global Note) other than to require delivery of such certificates and other documentation or evidence as are expressly required by, and to do so if and when expressly required by the terms of, this Indenture, and to examine the same to determine substantial compliance as to form with the express requirements hereof.

Section 2.07 Replacement Notes.

If any mutilated Note is surrendered to the Trustee or the Company and the Trustee receives evidence to its satisfaction of the destruction, loss or theft of any Note, the Company will issue and the Trustee, upon receipt of an Authentication Order, will authenticate a replacement Note if the Trustee’s requirements are met. If required by the Trustee or the Company, an indemnity bond must be supplied by the Holder that is sufficient in the judgment of the Trustee to protect the Trustee and in the judgment of the Company to protect the Company, the Trustee, any Agent and any authenticating agent from any loss or liability that any of them may suffer if a Note is replaced. The Company and the Trustee may charge for their expenses in replacing a Note.

Every replacement Note is an additional obligation of the Company and will be entitled to all of the benefits of this Indenture equally and proportionately with all other Notes duly issued hereunder.

Section 2.08 Outstanding Notes.

The Notes outstanding at any time are all the Notes authenticated by the Trustee except for those canceled by it, those delivered to it for cancellation, those reductions in the interest in a Global Note effected by the Trustee in accordance with the provisions hereof, and those described in this Section 2.08 as not outstanding. Except as set forth in Section 2.09 hereof, Notes held by the Company or an Affiliate controlled by the Company shall not cease to be outstanding; provided, however, that Notes held by the Company or an Affiliate controlled by the Company shall not be deemed to be outstanding for purposes of Section 2.14, 3.07, 3.08, 3.10, 6.01, 6.02, 6.05, 6.06, 6.11, 9.02 or 15.02 hereof.

If a Note is replaced pursuant to Section 2.07 hereof, it ceases to be outstanding unless a Responsible Officer of the Trustee receives proof satisfactory to it that the replaced Note is held by a protected purchaser (as defined in Section 8-303 of the Uniform Commercial Code).

If the principal amount of any Note is considered paid under Section 4.01 hereof, it ceases to be outstanding and interest on it ceases to accrue.

If the Paying Agent (other than the Company, a Subsidiary or an Affiliate of any thereof) holds, on a redemption date or maturity date, money sufficient to pay Notes payable on that date, then on and after that date such Notes will be deemed to be no longer outstanding and will cease to accrue interest.

Section 2.09 Treasury Notes.

In determining whether the Holders of the required principal amount of Notes have concurred in any direction, waiver or consent, Notes owned by the Company, or by any Affiliate controlled by the Company, will be considered as though not outstanding, except that for the purposes of determining whether the Trustee will be protected in relying on any such direction, waiver or consent, only Notes that a Responsible Officer of the Trustee actually knows are so owned will be so disregarded. Notes so owned which have been pledged in good faith shall not be disregarded if the pledgee establishes to the satisfaction of the Trustee the pledgee’s right to deliver any such direction, waiver or consent with respect to the Notes and that the pledgee is not the Company or any Affiliate controlled by the Company.

Section 2.10 Temporary Notes.

Until certificates representing Notes are ready for delivery, the Company may prepare and the Trustee, upon receipt of an Authentication Order, will authenticate temporary Notes. Temporary Notes will be substantially in the form of Definitive Notes but may have variations that the Company considers appropriate for temporary Notes and as may be reasonably acceptable to the Trustee. Without unreasonable delay, the Company will prepare and the Trustee will authenticate Definitive Notes in exchange for temporary Notes.

Holders of temporary Notes will be entitled to all of the benefits of this Indenture.

Section 2.11 Cancellation.

The Company at any time may deliver Notes to the Trustee for cancellation. The Registrar and Paying Agent will forward to the Trustee any Notes surrendered to them for registration of transfer, exchange or payment. The Trustee and no one else will cancel all Notes surrendered for registration of transfer, exchange, payment, replacement or cancellation and will dispose of such canceled Notes in accordance with its customary procedures. Certification of disposal of such Notes will be delivered to the Company upon its written request therefor. The Company may not issue new Notes to replace Notes that it has paid or that have been delivered to the Trustee for cancellation.

Section 2.12 CUSIP/ISIN Numbers.

The Company in issuing the Notes may use CUSIP and ISIN numbers (in each case, if then generally in use) and, if so, the Trustee shall use CUSIP and ISIN numbers in notices of redemption as a convenience to Holders; provided that any such notice may state that no representation is made as to the correctness of such numbers either as printed on the Notes or as contained in any notice of redemption and that reliance may be placed only on the other identification numbers printed on the Notes, and any such redemption shall not be affected by any defect in or omission of such numbers. The Company will as promptly as practicable notify the Trustee in writing of any change in the CUSIP and ISIN numbers.

Section 2.13 Payment of Interest; Issuance of PIK Notes.

(a) On each interest payment date for the Notes, the Company shall pay scheduled payments of interest on the Notes (1) in cash and/or (2) by increasing the principal amount of the outstanding Notes (representing the corresponding proportionate increased principal amount of the Notes) or, with respect to Notes represented by Definitive Notes, by issuing PIK Notes. No less than three (3) Business Days prior to each interest payment date for such Notes, the Company shall provide a written notice to the Trustee setting forth whether the Company shall pay accrued and unpaid interest on the Notes due on such interest payment date entirely in cash (“Cash Interest”) or PIK Interest, as set forth in this Indenture and the Notes; provided that (i) interest on the last interest payment date shall be Cash Interest, and (ii) if the Company fails to timely notify the Trustee of its interest election, accrued and unpaid interest shall be paid as PIK Interest.

(b) Any issue of PIK Notes will be secured, equally and ratably, with the corresponding Notes. At all times, PIK Interest on the Notes will be payable (i) with respect to Notes represented by one or more Global Notes registered in the name of, or held by, DTC or its nominee on the relevant record date, by increasing the principal amount of the outstanding Global Notes by an amount equal to the amount of PIK Interest for the applicable interest period (rounded down to the nearest whole dollar) as provided in writing by the Company to the Trustee, and the Trustee, at the written direction of the Company, will record such increase in such Global Note and (ii) with respect to Notes represented by Definitive Notes, by issuing PIK Notes in certificated form in an aggregate principal amount equal to the amount of PIK Interest for the applicable interest period (rounded down to the nearest whole dollar), and the Trustee will, at the written request of the Company, authenticate and deliver such PIK Notes in certificated form for original issuance to the holders on the relevant record date, as shown by the records of the register of Holders. Following an increase in the principal amount of any outstanding Global Notes as a result of a payment of PIK Interest, such Global Note will bear interest on such increased principal amount from and after the date of such payment. Any PIK Notes issued in certificated form will be dated as of the applicable interest payment date and will bear interest from and after such date. All Notes issued pursuant to a payment of PIK Interest will be governed by, and subject to the terms, provisions and conditions of, the Indenture, the Intercreditor Agreements and the Security Documents and shall have the same rights and benefits as the corresponding Notes issued on the date of this Indenture. Any certificated PIK Notes will be issued with the description “PIK” on the face of such PIK Note.

Section 2.14 Calculation of Principal Amount of Notes.

The aggregate principal amount of the Notes, at any date of determination, shall be the principal amount of the Notes outstanding (including any outstanding PIK Notes and any increased principal amounts as a result of any payment of PIK Interest) at such date of determination. With respect to any matter requiring consent, waiver, approval or other action of the Holders of a specified percentage of the principal amount of all the Notes then outstanding, such percentage shall be calculated, on the relevant date of determination, by dividing (a) the principal amount, as of such date of determination, of Notes, the Holders of which have so consented by (b) the aggregate principal amount, as of such date of determination, of the Notes then outstanding, in each case, as determined in accordance with the preceding sentence and Section 2.08. Any such calculation made pursuant to this Section 2.14 shall be made by the Company (or an agent thereof) and delivered to the Trustee pursuant to an Officer’s Certificate.

ARTICLE 3

REDEMPTION AND PREPAYMENT

Section 3.01 Notices to Trustee.

If the Company elects to redeem Notes pursuant to the optional redemption provisions of Section 3.07 hereof or is required to redeem Notes pursuant to the mandatory redemption provisions of Section 3.10 hereof, it must furnish to the Trustee, at least ten (10) days but not more than sixty (60) days before a redemption date, an Officer’s Certificate setting forth:

(1) the clause of this Indenture pursuant to which the redemption shall occur;

(2) the redemption date;

(3) the principal amount of Notes to be redeemed; and

(4) the redemption price.

Section 3.02 Selection of Notes to Be Redeemed or Purchased.

In the event that less than all of the Notes are to be redeemed or purchased at any time, selection of Notes for redemption shall be made (i) in compliance with the requirements of the principal national securities exchange, if any, on which Notes are listed (including, if applicable, the Luxembourg Stock Exchange) and any applicable depository procedures, (ii) by lot or such other similar method in accordance with the Applicable Procedures of DTC (if the Notes are global notes), or (iii) if there are no such requirements of such exchange or the Notes are not then listed on a national securities exchange or DTC, on a pro rata basis by lot or by such other method the Trustee deems fair and reasonable. No Notes of a principal amount of U.S.$1.00 or less may be redeemed in part, and if Notes are redeemed in part, the remaining outstanding amount must be at least equal to U.S.$1.00 and be an integral multiple of U.S.$1.00.

The Trustee shall promptly (and in any event, within five (5) Business Days) notify the Company in writing of the Notes selected for redemption or purchase and, in the case of any Note selected for partial redemption or purchase, the principal amount thereof to be redeemed or purchased.

Section 3.03 Notice of Redemption.

(a) Subject to the provisions of Section 3.09 and Section 3.10 hereof, at least ten (10) days but not more than sixty (60) days before the redemption date, the Company shall mail or cause to be mailed, by first-class mail, postage prepaid (or delivered in accordance with the Applicable Procedures of DTC), a notice of redemption to each Holder whose Notes are to be redeemed at its registered address, with a copy to the Trustee, except that redemption notices may be mailed more than sixty (60) days prior to a redemption date if the notice is issued in connection with a defeasance of the Notes or a satisfaction and discharge of this Indenture pursuant to Articles 8 or 14 hereof. Notice of redemption may be conditional. So long as the Notes are listed on the Luxembourg Stock Exchange and if required by the rules of the Luxembourg Stock Exchange, notice of redemption will be published via FNS (Financial News Service), the online Luxembourg Stock Exchange publication service or via an alternative website which is freely accessible by the public.

The notice will identify the Notes to be redeemed and will state:

(1) the redemption date;

(2) the redemption price;

(3) if any Definitive Note is being redeemed in part, the portion of the principal amount of such Note to be redeemed and that, after the redemption date upon surrender of such Note, a new Note or Notes in principal amount equal to the unredeemed portion thereof (if any) will be issued in the name of the Holder thereof upon cancellation of the original Note;

(4) the name and address of the Paying Agent;

(5) that Notes called for redemption must be surrendered to the Paying Agent to collect the redemption price;

(6) that, unless the Company defaults in making such redemption payment, interest on Notes called for redemption ceases to accrue on and after the redemption date;

(7) the paragraph of the Notes and/or Section of this Indenture pursuant to which the Notes called for redemption are being redeemed;

(8) the CUSIP number, together with a statement that no representation is made as to the correctness or accuracy of the CUSIP number, if any, listed in such notice or printed on the Notes; and

(9) any condition precedent to the redemption.

At the Company’s written request, the Trustee will give the notice of redemption in the Company’s name and at its expense; provided, however, that the Company has delivered to the Trustee, at least ten (10) days prior to the redemption date, or such shorter period agreed to by the Company and the Trustee, an Officer’s Certificate requesting that the Trustee give such notice and setting forth the information to be stated in such notice as provided in the preceding paragraph.

Notice of any redemption of any Notes (including in connection with another transaction (or series of related transactions)) may, at the Company’s discretion, be given prior to the completion or the occurrence thereof and any such redemption or notice may, at the Company’s discretion, be subject to one or more conditions precedent, including, but not limited to, completion or occurrence of such other transaction or event, as the case may be. In addition, if such redemption is subject to satisfaction of one or more conditions precedent, such notice shall describe each such condition, and if applicable, shall state that, in the Company’s discretion, the redemption date may be delayed until such time (including more than 60 days after the date the notice of redemption was mailed or delivered, including by electronic transmission) as any or all such conditions shall be satisfied (or waived by the Company in its sole discretion), or such redemption may not occur and such notice may be rescinded in the event that any or all such conditions shall not have been satisfied (or waived by the Company in its sole discretion) by the redemption date, or by the redemption date as so delayed, or such notice may be rescinded at any time in the Company’s discretion if in the good faith judgment of the Company any or all of such conditions will not be satisfied. The Company may provide in such notice that payment of the redemption price and performance of the Company’s obligations with respect to such redemption may be performed by another Person.

Section 3.04 Effect of Notice of Redemption.

Notice of redemption having been given in accordance with Section 3.03 hereof, the Notes so to be redeemed shall, on the redemption date, become due and payable, unless such redemption is conditioned on the happening of a future event, at the redemption price therein specified (together with accrued but unpaid interest, if any, to the redemption date), and from and after such redemption date (unless the Company shall default in the payment of the redemption price and accrued but unpaid interest, if any) such Notes shall cease to bear interest.

Section 3.05 Deposit of Redemption or Purchase Price.

At or before the close of business one (1) Business Day prior to the redemption or purchase date, the Company will deposit with the Trustee or with the applicable Paying Agent money sufficient to pay the redemption or purchase price of and accrued interest (including accrued and unpaid PIK Interest which for the avoidance of doubt shall be paid in cash) on all Notes to be redeemed or purchased on that date (including any PIK Notes or any increased principal amount of Notes sufficient to pay PIK Interest other than Notes or portions of Notes called for redemption that have been delivered by the Company to the Trustee for cancellation). The Trustee or the Paying Agent will promptly return to the Company, after the applicable redemption or purchase date, any money deposited with the Trustee or the Paying Agent by the Company in excess of the amounts necessary to pay the redemption or purchase price of, and accrued interest on, all Notes to be redeemed or purchased.

If the Company complies with the provisions of the preceding paragraph, on and after the redemption or purchase date, interest will cease to accrue on the Notes or the portions of Notes called for redemption or purchase. If a Note is redeemed or purchased on or after an interest record date but on or prior to the related interest payment date, then any accrued and unpaid interest (including PIK Interest) shall be paid to the Person in whose name such Note was registered at the close of business on such record date. If any Note called for redemption or purchase is not so paid upon surrender for redemption or purchase because of the failure of the Company to comply with the preceding paragraph, interest shall be paid on the unpaid principal, from the redemption or purchase date until such principal is paid, and to the extent lawful on any interest not paid on such unpaid principal, in each case at the rate provided in the Notes and in Section 4.01 hereof. Upon redemption or purchase of any Notes by the Company, such redeemed or purchased Notes will be cancelled.

Section 3.06 Notes Redeemed or Purchased in Part.

Upon surrender of a Note that is redeemed or purchased in part, the Company will issue and, upon receipt of an Authentication Order, the Trustee will authenticate for the Holder at the expense of the Company a new Note equal in principal amount to the unredeemed or unpurchased portion of the Note surrendered, subject to the minimum denomination set forth in Section 2.01 hereof.

Section 3.07 Optional Redemption.

(a) At any time, and from time to time, the Company may redeem the Notes, at its option, in whole or in part, at a redemption price equal to 100% of the principal amount of such Notes to be redeemed, plus accrued and unpaid interest (including an amount of cash equal to all accrued and unpaid PIK Interest) due thereon up to, but excluding, the date of redemption. Any redemption of Notes by the Company pursuant to this Section 3.07 shall be subject to either (1) there being at least U.S.$50.0 million in aggregate principal amount of Notes outstanding after such redemption or (2) the Company redeeming all of the then outstanding principal amount of, and interest (and premium, if any) on, the Notes.

(b) Any redemption of Notes pursuant to this Section 3.07 shall be made pursuant to the provisions of Section 3.01 through Section 3.06 hereof.

Section 3.08 Repurchase.

The Company or any of its Affiliates may at any time purchase Notes at any price or prices in the open market or otherwise. Notes so purchased by the Company or any of its Affiliates may be held or resold, at the Company or any of its Affiliates’ discretion, until surrendered to the Trustee for cancellation.

Section 3.09 Offer to Purchase by Application of Net Cash Proceeds.

In the event that, pursuant to Section 4.10 hereof, the Company is required to commence an Asset Sale/Event of Loss Offer, it will follow the procedures specified below.

To the extent there exist remaining Net Cash Proceeds pursuant to Section 4.10 hereof, the Company shall purchase pursuant to an Asset Sale/Event of Loss Offer from all tendering Holders on a pro rata basis (with such adjustments made so that no Notes will be purchased in an unauthorized denomination), and repay, on a pro rata basis with the holders of any Indebtedness under the Restructured Bradesco Debt secured by a First Lien that principal amount (or accreted value in the case of Notes issued with original issue discount) of Notes and such Indebtedness under the Restructured Bradesco Debt secured by a First Lien, to be purchased and/or repaid equal to such Net Cash Proceeds. The purchase and/or repayment date shall be no earlier than 30 days nor later than 60 days from the date notice of such Asset Sale/Event of Loss Offer is delivered to the Holders, other than as may be required by law (the “Asset Sale/Event of Loss Offer Payment Date”). Any offer to purchase Notes pursuant to this Section 3.09 shall be in cash at a purchase price equal to 100% of the principal amount of such Notes to be redeemed, plus accrued and unpaid interest (including an amount of cash equal to all accrued and unpaid PIK Interest) due thereon up to, but excluding, the Asset Sale/Event of Loss Offer Payment Date.

If the Asset Sale/Event of Loss Offer Payment Date is on or after an interest record date and on or before the related interest payment date, any accrued and unpaid interest will be paid to the Person in whose name a Note is registered at the close of business on such record date.

Within 30 days following an Asset Sale/Event of Loss Offer, the Company shall deliver a notice to the Holders, with a copy to the Trustee. The notice shall contain all instructions and materials necessary to enable such Holders to tender Notes pursuant to the Asset Sale/Event of Loss Offer, including the Asset Sale/Event of Loss Offer Payment Date. The notice, which will govern the terms of the Asset Sale/Event of Loss Offer, shall state:

(1) that the Asset Sale/Event of Loss Offer is being made pursuant to this Sections 3.09 and Section 4.10 hereof and the period of time the Asset Sale/Event of Loss Offer will remain open;

(2) the remaining Net Cash Proceeds, Asset Sale/Event of Loss Offer Amount and the Asset Sale/Event of Loss Offer Payment Date;

(3) the purchase price of the Notes;

(4) that any Note not tendered or accepted for payment will continue to accrue interest;

(5) that, unless the Company defaults in making such payment, any Note accepted for payment pursuant to the Asset Sale/Event of Loss Offer will cease to accrue interest after the Asset Sale/Event of Loss Offer Payment Date;

(6) that Holders electing to have a Note purchased pursuant to an Asset Sale/Event of Loss Offer may elect to have Notes purchased in whole or in part in integral multiples of U.S.$1.00 only in exchange for cash, provided that the principal amount of such tendering Holder’s Note shall not be less than U.S.$1.00 and any integral multiple of U.S.$1.00 in excess thereof;

(7) that Holders electing to have Notes purchased pursuant to any Asset Sale/Event of Loss Offer will be required to surrender the Note, with the form entitled “Option of Holder to Elect Purchase” attached to the Notes completed, or transfer by book-entry transfer, to the Company, a Depositary and Paying Agent, as appointed by the Company, at the address specified in the notice at least three days before the Asset Sale/Event of Loss Offer Payment Date;

(8) that Holders will be entitled to withdraw their election if the Company, the Depositary or the applicable Paying Agent, as the case may be, receives a facsimile transmission or letter setting forth the name of the Holder, the principal amount of the Note the Holder delivered for purchase and a statement that such Holder is withdrawing his or her election to have such Note purchased;

(9) that, if the aggregate principal amount of Notes and Indebtedness under the Restructured Bradesco Debt secured by a First Lien surrendered by holders thereof exceeds the amount of remaining Net Cash Proceeds, the Company will select the Notes and such other Indebtedness to be purchased on a pro rata basis based on amounts tendered as set forth above (with such adjustments as may be deemed appropriate by the Company so that only Notes in denominations of U.S.$1.00, or integral multiples thereof, will be purchased, provided that the principal amount of such tendering Holder’s Note shall not be less than U.S.$1.00 and any integral multiple of U.S.$1.00 in excess thereof); and

(10) that Holders whose Notes are purchased only in part shall be issued new Notes equal in principal amount to the portion thereof not purchased upon cancellation of the original Notes (or appropriate adjustments to the amount and beneficial interests in Global Notes, as appropriate).

On or before the Asset Sale/Event of Loss Offer Payment Date, the Company will, to the extent lawful, accept for payment, on a pro rata basis to the extent necessary, the Asset Sale/Event of Loss Offer Amount of Notes or portions thereof properly tendered and not withdrawn pursuant to the Asset Sale/Event of Loss Offer, or if less than the Asset Sale/Event of Loss Offer Amount has been tendered, all Notes properly tendered and not withdrawn, and will deliver or cause to be delivered to the Trustee the Notes properly accepted together with an Officer’s Certificate stating the aggregate principal amount of Notes or portions thereof being purchased by the Company in accordance with the terms of this Section 3.09. The Company, the Depositary, the Trustee or the applicable Paying Agent, as the case may be, will promptly (but in any case not later than five (5) Business Days after the Asset Sale/Event of Loss Offer Payment Date) mail or deliver to each tendering Holder an amount equal to the purchase price of the Notes tendered by such Holder and accepted by the Company for purchase, and the Company will promptly issue a new Note, and the Trustee, upon receipt of an Authentication Order from the Company, will authenticate and mail or deliver (or cause to be transferred by book entry) such new Note to such Holder, in a principal amount equal to any unpurchased portion of the Note surrendered. Any Note not so accepted shall be promptly mailed or delivered by the Company to the Holder thereof. The Company will publicly announce the results of the Asset Sale/Event of Loss Offer on the Asset Sale/Event of Loss Offer Payment Date. Prior to 11:00 a.m., New York City time, on the Asset Sale/Event of Loss Offer Payment Date, the Company shall deposit with the Trustee or with the applicable Paying Agent funds in an amount equal to the Asset Sale/Event of Loss Offer Amount in respect of all Notes or portions thereof so tendered and not withdrawn.

Other than as specifically provided in this Section 3.09, any purchase pursuant to this Section 3.09 shall be made pursuant to the provisions of Sections 3.01 through 3.06 hereof.

Section 3.10 Excess Cash Flow Redemption

(a) If the Excess Cash Flow Amount on any Quarterly Calculation Date, commencing on March 31, 2023, is greater than U.S.$0.00, within [twenty-five (25)] Business Days of such Quarterly Calculation Date:

(1) the Company shall apply:

(A) 74.5648% of the Tranche 2/3 Entitlement to redeem an aggregate principal amount of Notes (after giving effect to all such redemptions and repayments pursuant to this Section 3.10) equal to a maximum of U.S.$31,074,568 (plus accrued and unpaid interest (including an amount of cash equal to all accrued and unpaid PIK Interest) due thereon up to, but excluding, the date of redemption); and

(B) 25.4352% of the Tranche 2/3 Entitlement to repay an aggregate principal amount of the Restructured Bradesco Debt (after giving effect to all such redemptions and repayments pursuant to this Section 3.10) equal to a maximum of U.S.$10,600,000, at par and otherwise in accordance with the terms of the Restructured Bradesco Debt; and

(2) following the redemption or repayment in full of the maximum aggregate principal amounts of Notes and Restructured Bradesco Debt set forth in clause (1) above, the Company shall apply any remaining Tranche 2/3 Entitlement to redeem or repay, as applicable, on a pro rata basis, any principal amounts outstanding under the Notes and the Restructured Bradesco Debt.

(b) Any redemption of the Notes by the Company pursuant to clause (a) above shall be at a redemption price equal to 100% of the principal amount of such Notes to be redeemed, plus accrued and unpaid interest (including an amount of cash equal to all accrued and unpaid PIK Interest) due thereon up to, but excluding, the date of redemption. Any repayment of the Restructured Bradesco Debt pursuant to clause (a) above shall be at par and otherwise in accordance with the terms of the Restructured Bradesco Debt.

(c) If the Company is required to redeem Notes with a portion of the Excess Cash Flow Amount pursuant to this Section 3.10, the Company shall within fifteen (15) Business Days of the applicable Quarterly Calculation Date, mail or cause to be mailed, by first-class mail, postage prepaid (or delivered in accordance with the Applicable Procedures of DTC), a notice of redemption to each Holder whose Notes are to be redeemed at its registered address, with a copy to the Trustee, and shall, no more than five (5) Business Days after delivery of such notice, redeem the Notes as required by clause (a) above.

(d) The Company shall apply the Tranche 1 Entitlement to repay Indebtedness outstanding under the Restructured ALB Loans; provided that the Company shall not apply any Adjusted Unrestricted Cash in excess of the Excess Cash Amount in an amount greater than 100% of the Tranche 1 Entitlement to the Indebtedness outstanding under the Restructured ALB Loans.

(e) Other than as specifically provided in this Section 3.10 (including the periods for any redemption notices and payments), any redemption pursuant to this Section 3.10 shall be made pursuant to the provisions of Sections 3.01 through 3.06 hereof.

ARTICLE 4
COVENANTS

Section 4.01 Payment of Notes.

(a) The Company will pay or cause to be paid the principal of, premium, if any, and Cash Interest and increase the principal amount of the Notes or issue related PIK Notes to pay PIK Interest, on the dates and in the manner provided in the Notes. Each Subsidiary Guarantor will pay or cause to be paid any amounts owed by it under its Note Guarantee in accordance with the terms of the Notes and this Indenture. Principal, premium, if any, and interest (including Cash Interest or any related PIK Notes (or any increased principal amount of Notes sufficient to pay all related PIK Interest on the Notes)) will be considered paid on the date due if (i) the Paying Agent, if other than the Company or a Subsidiary thereof, holds at or before the close of business one (1) Business Day prior to the due date money deposited by the Company in immediately available funds and designated for and sufficient to pay all principal, premium, if any, and Cash Interest then due and (ii) the Trustee has received delivery of an Authentication Order on or prior to the date the payment is due of any PIK Notes to be authenticated and delivered or written direction as provided in Section 2.13(b) for any increased principal amount of the applicable Global Notes sufficient to pay all PIK Interest then due. Principal, premium, if any, and interest on the Notes will be paid quarterly to the Holders of record as of 5:00 p.m. (New York City time) on the record date.

Section 4.02 Maintenance of Office or Agency.

The Company will maintain an office or agency (which may be an office of the Trustee or an Affiliate of the Trustee, Registrar or co-registrar) required under Section 2.03 hereof, where Notes may be surrendered for registration of transfer or for exchange. If such office or agency is other than an office of the Trustee or an Affiliate of the Trustee, the Company will give prompt written notice to the Trustee of the location, and any change in the location, of such office or agency. If at any time the Company fails to maintain any such required office or agency or fails to furnish the Trustee with the address thereof, such presentations and surrenders, may be made or served at the Corporate Trust Office of the Trustee.

The Company may also from time to time designate one or more other offices or agencies where the Notes may be presented or surrendered for any or all such purposes and may from time to time rescind such designations. The Company will give prompt written notice to the Trustee of any such designation or rescission and of any change in the location of any such other office or agency of which the Company is aware.

The Company hereby designates the Corporate Trust Office of the Trustee as one such office or agency of the Company in accordance with Section 2.03 hereof.

Section 4.03 Reports.

So long as any Notes remain outstanding:

(a) the Company will provide the Trustee with annual consolidated financial statements audited by an internationally recognized firm of independent public accountants within 120 days after the end of the Company’s fiscal year, and, commencing with the first full quarter after the Issue Date, unaudited quarterly financial statements (including a balance sheet, income statement and cash flow statement for the fiscal quarter then ended and the corresponding fiscal quarter from the prior year, except that the comparison of the balance sheet will be as of the end of the previous fiscal year) within 60 days of the end of each of the first three fiscal quarters of each fiscal year. Such annual and quarterly financial statements will be prepared in accordance with IFRS and will be in English;

(b) the Company will provide the Trustee copies (including English translations of documents prepared in another language) of all public filings made with any securities exchange or securities regulatory agency or authority within thirty (30) Business Days of such filing; and

(c) following delivery (or, if later, required delivery) of financial statements pursuant to Section 4.03(a), the Company shall host, at times selected by the Company, quarterly conference calls with the Holders and beneficial owners of the Notes to review the financial results of operations and the financial condition of the Company and the Restricted Subsidiaries; it being understood and agreed that such conference calls may be a single conference call together with investors holding other securities or debt of the Company and/or Restricted Subsidiaries, so long as the Holders and beneficial owners of the Notes are given an opportunity to ask questions on such conference call.

If the Company files the reports described above with the SEC or makes such reports available on its website, it will be deemed to have satisfied the reporting requirement set forth in such applicable clause.

Delivery of these reports, information and documents to the Trustee is for informational purposes only and the Trustee’s receipt of any of those will not constitute constructive notice of any information contained therein or determinable from information contained therein, including the Company’s compliance with any of its covenants hereunder (as to which the Trustee is entitled to rely exclusively on Officer’s Certificates).

Section 4.04 Compliance Certificate.

(a) The Company shall deliver to the Trustee, within 135 days after the end of each fiscal year, an Officer’s Certificate stating that a review of the activities of the Company and its Subsidiaries during the preceding fiscal year has been made under the supervision of the signing Officer with a view to determining whether the Company has complied with its obligations under this Indenture, and further stating, as to such Officer signing such certificate, that to the best of his or her knowledge the Company has kept, observed, performed and fulfilled each and every covenant contained in this Indenture and is not in default in the performance or observance of any of the terms, provisions and conditions of this Indenture (or, if a Default or Event of Default has occurred, describing all such Defaults or Events of Default of which he or she may have knowledge and what action the Company is taking or proposes to take with respect thereto) and that to the best of his or her knowledge no event has occurred and remains in existence by reason of which payments on account of the principal of or interest, if any, on the Notes is prohibited or if such event has occurred, a description of the event and what action the Company is taking or proposes to take with respect thereto.

(b) So long as any of the Notes are outstanding, the Company shall deliver to the Trustee upon becoming aware of any Default or Event of Default, as promptly as practicable (and in any event within five (5) Business Days) written notice of any event that constitutes a Default or Event of Default, its status and what action the Company is taking or proposes to take in respect thereof.

Section 4.05 Taxes.

The Company shall pay, and will cause each of its Restricted Subsidiaries to pay, prior to delinquency, all material taxes, assessments, and governmental levies except such as are contested in good faith and by appropriate negotiations or proceedings or where the failure to effect such payment is not adverse in any material respect to the Holders of the Notes.

Section 4.06 Stay, Extension and Usury Laws.

The Company covenants (to the extent that it may lawfully do so) that it will not at any time insist upon, plead, or in any manner whatsoever claim or take the benefit or advantage of, any stay, extension or usury law wherever enacted, now or at any time hereafter in force, that may affect the covenants or the performance of this Indenture; and the Company (to the extent that it may lawfully do so) hereby expressly waives all benefit or advantage of any such law, and covenants that it will not, by resort to any such law, hinder, delay or impede the execution of any power herein granted to the Trustee, but will suffer and permit the execution of every such power as though no such law has been enacted.

Section 4.07 Restricted Payments

The Company will not, and will not permit any of its Restricted Subsidiaries to, directly or indirectly, take any of the following actions (each, a “Restricted Payment”):

(a) declare or pay any dividend or make any distribution or return of capital on or in respect of shares of Capital Stock of the Company or any Restricted Subsidiary to holders of such Capital Stock, other than:

(1) dividends or distributions payable in Qualified Capital Stock of the Company in connection with a Permitted Corporate Reorganization, or

(2) dividends, distributions or returns of capital payable to the Company and/or a Restricted Subsidiary;

(b) purchase, redeem or otherwise acquire or retire for value any Capital Stock of the Company, except for Capital Stock held by the Company or a Restricted Subsidiary;

(c) make any principal payment on, purchase, defease, redeem, prepay, decrease or otherwise acquire or retire for value prior to any scheduled final maturity, scheduled repayment or scheduled sinking fund payment, as the case may be, any Subordinated Indebtedness of the Company or any Restricted Subsidiary, except for (i) a payment of interest, (ii) a repayment, redemption, repurchase, defeasance or acquisition or retirement in anticipation of satisfying a sinking fund obligation, principal installment or final maturity, in each case, due within one year of the date of such repurchase, defeasance or acquisition or retirement and (iii) Subordinated Indebtedness permitted to be Incurred under clause (5) of the definition of “Permitted Indebtedness”; or

(d) make any Restricted Investment.

Notwithstanding the preceding paragraph, this Section 4.07 does not prohibit:

(1) any Restricted Payment either (i) in exchange for Qualified Capital Stock of the Company or (ii) through the application of the net cash proceeds received by the Company from (x) a substantially concurrent sale of Qualified Capital Stock of the Company or (y) a contribution to the Capital Stock of the Company not representing an interest in Disqualified Capital Stock, in each case, not received from a Restricted Subsidiary of the Company; and

(2) the voluntary prepayment, purchase, defeasance, redemption or other acquisition or retirement for value of any Subordinated Indebtedness solely in exchange for, or through the application of net cash proceeds of a substantially concurrent sale, other than to a Restricted Subsidiary of the Company, of Refinancing Indebtedness for such Subordinated Indebtedness.

All Restricted Payments shall be made in cash.

Section 4.08 Dividend and Other Payment Restrictions Affecting Restricted Subsidiaries.

(a) Except as provided in paragraph (b) below, the Company will not, and will not cause or permit any of its Restricted Subsidiaries to create or otherwise cause or permit to exist or become effective any encumbrance or restriction on the ability of any Restricted Subsidiary to:

(1) pay dividends or make any other distributions on or in respect of its Capital Stock to the Company or any other Restricted Subsidiary or pay any Indebtedness owed to the Company or any other Restricted Subsidiary;

(2) make loans or advances to the Company or any other Restricted Subsidiary (it being understood that the subordination of loans or advances made to the Company or any Restricted Subsidiary to other Indebtedness Incurred by the Company or any Restricted Subsidiary shall not be deemed a restriction on the ability to make loans or advances); or

(3) transfer any of its property or assets to the Company or any other Restricted Subsidiary.

(b) Paragraph (a) above will not apply to encumbrances or restrictions existing under or by reason of:

(1) applicable law, rule, regulation or order (including, without limitation, (i) by any national stock exchange on which any Restricted Subsidiary has its Capital Stock listed and (ii) pursuant to any fiduciary obligations imposed by law);

(2) this Indenture, the Notes, the Note Guarantees or the Security Documents;

(3) the terms of any Indebtedness or other agreement existing on the Issue Date and any extensions, renewals, replacements, amendments or refinancings thereof; provided that such extension, renewal, replacement, amendment or refinancing is not, taken as a whole, materially more restrictive with respect to such encumbrances or restrictions than those in existence on the Issue Date;

(4) customary non-assignment provisions in contracts, agreements, leases, permits and licenses;

(5) restrictions with respect to a Restricted Subsidiary of the Company imposed pursuant to a binding agreement which has been entered into for the sale or disposition of all or substantially all of the Capital Stock or assets of such Restricted Subsidiary; provided that such restrictions apply solely to the Capital Stock or assets of such Restricted Subsidiary being sold;

(6) customary restrictions imposed on the transfer of copyrighted or patented materials;

(7) Purchase Money Indebtedness and Capitalized Lease Obligations for assets acquired in the ordinary course of business that impose encumbrances and restrictions only on the assets so acquired or subject to lease;

(8) customary provisions restricting the ability of any Restricted Subsidiary to undertake any action described in Section 4.08(a) in a joint venture or other similar agreement that was entered into in the ordinary course of business;

(9) any agreement governing Acquired Indebtedness, which encumbrance or restriction is not applicable to any Person, or the properties or assets of any Person, other than the Person or the properties or assets of the Person so acquired;

(10) existing by reason of Liens permitted to be Incurred under the provisions of the covenant described under Section 4.12 and that limit the right of the Company or any Restricted Subsidiary to dispose of the assets subject to such Liens;

(11) restrictions on cash or other deposits or net worth imposed by customers under contracts or other arrangements entered into or agreed to in the ordinary course of business;

(12) [reserved];

(13) with respect to any agreement governing Indebtedness of any Restricted Subsidiary that is permitted to be Incurred in accordance with Section 4.09 hereof and any extensions, renewals, replacements, amendments or refinancings thereof; provided that (i) the encumbrance or restriction is not materially more disadvantageous to the Holders of the Notes than is customary in comparable financings at such time and (ii) the Company determines that on the date of the Incurrence of such Indebtedness, that such encumbrance or restriction would not be expected to materially impair the Company’s ability to make principal or interest payments on the

Notes; provided, further, that such extension, renewal, replacement, amendment or refinancing is not, taken as a whole, materially more restrictive with respect to such encumbrances or restrictions than those in existence in such agreement being extended, renewed, amended or refinanced; and

(14) Refinancing Indebtedness; provided that the restrictions contained in the agreements governing such Refinancing Indebtedness are not materially more restrictive, taken as a whole, than those contained in the agreements governing the Indebtedness being Refinanced.

Section 4.09 Incurrence of Additional Indebtedness.

(a) The Company will not, and will not permit any of its Restricted Subsidiaries to, Incur any Indebtedness, except that on or after the date that is the three year anniversary of the Issue Date, the Company and any Subsidiary Guarantor may Incur unsecured Indebtedness if immediately after giving pro forma effect to the Incurrence thereof and the application of the proceeds therefrom, the Company’s Consolidated Net Leverage Ratio is equal to or less than 3.00 to 1.00.

(b) Notwithstanding clause (a) above, the Company and its Restricted Subsidiaries (other than Olinda Star and any of its respective Subsidiaries unless and until Olinda Star has (i) provided a valid and binding Note Guarantee pursuant to Section 10.05(a) hereof and (ii) delivered the valid and perfected Liens and other documents described in Section 4.20 hereof, including the related Springing Security Documents, as applicable) may Incur the following Indebtedness (“Permitted Indebtedness”):

(1) Indebtedness in respect of the Notes issued on the Issue Date, plus any PIK Notes issued in accordance with Section 2.13, less the amounts required to be paid in accordance with Section 4.01(b), and, in each case, the Note Guarantees associated thereto;

(2) [Indebtedness of the Company and its Restricted Subsidiaries outstanding on the Issue Date (other than Indebtedness described in clauses (1), (11), (15), (16), (17), (18) and (19) hereof) and which, solely with respect to Indebtedness to one of more third-parties for borrowed money or in exchange for claims under the Plan Support Agreement, is as set forth on Schedule 4.09 hereof;]

(3) Guarantees by any Subsidiary Guarantor of Indebtedness of the Company or any Subsidiary Guarantor permitted under this Indenture (other than any Indebtedness Incurred pursuant to clauses (14) through (19)); provided that if any such Guarantee is of Subordinated Indebtedness, then the Guarantee of such Subordinated Indebtedness shall be subordinated to the Notes or the Note Guarantees, as applicable;

(4) Hedging Obligations entered into by the Company and its Restricted Subsidiaries not for speculative purposes;

(5) intercompany Indebtedness between the Company and any Restricted Subsidiary or between any Restricted Subsidiaries in the ordinary course of business and consistent with past practice; provided that:

(A) if the Company or any Subsidiary Guarantor is the obligor with respect to such intercompany Indebtedness and the obligee is (i) a Restricted Subsidiary that is not a Subsidiary Guarantor or (ii) an ALB Entity, such Indebtedness must be (x) unsecured and (y) expressly subordinated to the prior payment in full of all obligations under the Notes or the Note Guarantees, as applicable, and the Indenture; and

(B) in the event that at any time any such Indebtedness ceases to be held by the Company or a Restricted Subsidiary, such Indebtedness shall be deemed to be Incurred by the Company or the applicable Restricted Subsidiary, as the case may be, and not permitted by this clause (5) at the time such event occurs;

(6) Indebtedness of the Company or any of its Restricted Subsidiaries arising from the honoring by a bank or other financial institution of a check, draft or similar instrument drawn against insufficient funds in the ordinary course of business (including daylight overdrafts paid in full by the close of business on the day such overdraft was Incurred); provided that such Indebtedness is extinguished within five (5) Business Days of Incurrence;

(7) Indebtedness of the Company or any of its Restricted Subsidiaries in respect of performance bonds, bankers’ acceptances, workers’ compensation claims, bid, surety or appeal bonds, payment obligations in connection with, insurance premiums or similar obligations, security deposits and bank overdrafts (and letters of credit in connection with, in lieu of or in respect of each of the foregoing), provided that it is incurred in the ordinary course of business;

(8) Refinancing Indebtedness in respect of:

(A) Indebtedness Incurred pursuant to clause (a) above; or

(B) Indebtedness Incurred pursuant to clauses (1), (2), (8), (11), (15), (16), (17), (18) and (19) hereof; provided that any Refinancing Indebtedness Incurred under this Section 4.09(b)(8) shall not be secured by any Liens other than Liens on the property or assets already securing, nor guaranteed by any Person not already guaranteeing, nor issued by any issuer not already the issuer of, the Indebtedness being Refinanced hereunder, and any such new Liens and such Refinancing Indebtedness shall be subject to the same Lien priorities as set forth in this Indenture and the Intercreditor Agreements at the time of such Refinancing;

(9) Indebtedness arising from agreements providing for indemnification, adjustment of purchase price or similar obligations, or Guarantees or letters of credit, surety bonds or performance bonds securing any obligations of the Company or any Restricted Subsidiary pursuant to such agreements, in any case Incurred in connection with the disposition of any business, assets or Subsidiary (other than Guarantees of Indebtedness Incurred by any Person acquiring all or any portion of such business, assets or Subsidiary for the purpose of financing such acquisition), so long as the amount does not exceed the gross proceeds (including non-cash proceeds) actually received by the Company or any Restricted Subsidiary thereof in connection with such disposition;

(10) Indebtedness constituting reimbursement obligations in respect of trade or performance letters of credit entered into in the ordinary course of business;

(11) Indebtedness under the Evergreen L/C;

(12) Indebtedness to the extent that the net proceeds thereof are promptly deposited to defease or to satisfy and discharge all of the Notes in accordance with this Indenture;

(13) Indebtedness of the Company or any Restricted Subsidiary Incurred through the provision of bonds, guarantees, letters of credit or similar instruments required by any maritime commission or authority or other governmental or regulatory agencies, including, without limitation, customs authorities; in each case, for vessels owned or chartered by, and in the ordinary course of business of, the Company or any of its Restricted Subsidiaries at any time outstanding not to exceed the amount required by such governmental or regulatory authority;

(14) Indebtedness of the Company or any Restricted Subsidiary Incurred to make Capital Expenditures (including any maintenance, upgrade or overhaul, but excluding any acquisition of Drilling Rigs) on the Tranche 1 Collateral and the Collateral and not to exceed U.S.$30.0 million in the aggregate (“Junior Priority Capex Debt”) and the Guarantees thereof; provided that:

(A) such Junior Priority Capex Debt was incurred on market terms, prior to, at the time of, or within six (6) months of, the related of such Capital Expenditures;

(B) the Representative in respect of such Junior Priority Capex Debt shall have joined each Intercreditor Agreement as a Representative thereunder; and

(C) (1) the maximum principal amount of all outstanding Junior Priority Capex Debt that can be secured by (i) the Tranche 1 Collateral shall be an amount equal to the lesser of (x) 60% of the principal amount of the aggregate outstanding Junior Priority Capex Debt and (y) the then-applicable ALB Capex Lien Cap and (ii) the Tranche 2/3 Collateral shall be an amount equal to the then-applicable Rigs Capex Lien Cap and (2) the maximum principal amount of any single incurrence or draw of Junior Priority Capex Debt that can be secured by Tranche 1 Collateral shall be an amount equal to the lesser of (x) 60% of the principal amount of such incurrence or draw of Junior Priority Capex Debt and (y) the amount available under the then-applicable ALB Capex Lien Cap;

(15) Indebtedness under the Restructured Bradesco Debt and the Guarantees thereof issued on the date hereof or otherwise required to be provided thereon pursuant to the terms thereof as in effect on the Issue Date;

(16) Indebtedness under the Restructured ALB Loans and the Guarantees thereof issued on the date hereof or otherwise required to be provided thereon pursuant to the terms thereof as in effect on the Issue Date;

(17) Indebtedness under the New Priority Lien Notes and the Guarantees thereof issued on the date hereof or otherwise required to be provided thereon pursuant to the terms thereof as in effect on the Issue Date;

(18) Indebtedness under the New 2050 Second Lien Notes and the Guarantees thereof issued on the date hereof or otherwise required to be provided thereon pursuant to the terms thereof as in effect on the Issue Date; and

(19) Indebtedness under the New Unsecured Notes and the Guarantee by Constellation Overseas thereof issued on the date hereof.

(c) The Company will not and will not cause or permit any Subsidiary Guarantor to Incur any Indebtedness that is subordinated (either in respect of Liens or right of payment or any combination thereof) to any other Indebtedness, unless such Indebtedness is expressly subordinated (either in respect of Liens or right of payment or any combination thereof) to the Notes and the applicable Note Guarantee to the same extent and on the same terms as such Indebtedness is subordinate to such other Indebtedness; provided, however, that no Indebtedness will be deemed to be subordinated (either in respect of Liens or right of payment or any combination thereof) to any other Indebtedness solely by virtue of being unsecured or by virtue of being secured by different collateral.

(d) For purposes of determining compliance with, and the outstanding principal amount of, any particular Indebtedness Incurred pursuant to and in compliance with this Section 4.09:

(1) the outstanding principal amount of any item of Indebtedness will be counted only once (without duplication for guarantees or otherwise);

(2) in the event that an item of Indebtedness meets the criteria of more than one of the categories of Permitted Indebtedness described in clauses (1) through (19) of Section 4.09(b) (excluding clauses (2), (8), (11), (14), (15), (16), (17), (18) and (19)), the Company may, in its sole discretion, divide and classify (or at any time reclassify) such item of Indebtedness in any manner that complies with this Section 4.09;

(3) the amount of Indebtedness Incurred by a Person on the Incurrence date thereof shall equal the amount recognized as a liability on the balance sheet of such Person in accordance with IFRS and the amount of Indebtedness issued at a price that is less than the principal amount thereof will be equal to the amount of liability in respect thereof determined in accordance with IFRS. Accrual of interest, the accretion or amortization of original issue discount, the payment of regularly scheduled interest in the form of additional Indebtedness of the same instrument or the payment of regularly scheduled dividends on Disqualified Capital Stock in the form of additional Disqualified Capital Stock with the same terms will not be deemed to be an Incurrence of Indebtedness for purposes of this Section 4.09; provided that any such outstanding additional Indebtedness or Disqualified Capital Stock paid in respect of Indebtedness Incurred pursuant to any provision of clauses (a) or (b) of this Section 4.09 will be counted as Indebtedness outstanding for purposes of any future Incurrence under Section 4.09(a); and

(4) with respect to any U.S. Dollar-denominated restriction on the Incurrence of Indebtedness, the U.S. Dollar-equivalent principal amount of Indebtedness denominated in a foreign currency shall be calculated based on the relevant currency exchange rate in effect on the date such Indebtedness was Incurred, in the case of term Indebtedness, or first committed, in the case of revolving credit Indebtedness; provided that if such Indebtedness is Incurred to Refinance other Indebtedness denominated in a foreign currency, and such Refinancing would cause the applicable U.S. Dollar-denominated restriction to be exceeded if calculated at the relevant currency exchange rate in effect on the date of such Refinancing, such U.S. Dollar-denominated restriction shall be deemed not to have been exceeded so long as the principal amount of such Refinancing Indebtedness does not exceed the principal amount of such Indebtedness being Refinanced. Notwithstanding any other provision of this Section 4.09, the maximum amount of Indebtedness that the Company may Incur pursuant to this Section 4.09 shall not be deemed to be exceeded solely as a result of fluctuations in the exchange rate of currencies. The principal amount of any Indebtedness Incurred to Refinance other Indebtedness, if Incurred in a different currency from the Indebtedness being Refinanced, shall be calculated based on the currency exchange rate applicable to the currencies in which such Refinancing Indebtedness is denominated that is in effect on the date of such Refinancing.

(e) So long as Obligations remain outstanding under the Restructured ALB Loans, (1) the Company will not cause or permit any Subsidiary of the Company that Guarantees the Restructured ALB Loans to Guarantee the Restructured Bradesco Debt or the New 2050 Second Lien Notes and (2) the Company will not cause or permit any Subsidiary of the Company that Guarantees the Notes to Guarantee the Restructured ALB Debt.

Section 4.10 Asset Sale/Event of Loss.

(1) The Company will not, and will not permit any of its Restricted Subsidiaries to, consummate an Asset Sale/Event of Loss Offer unless, as applicable:

(a) the Company or a Restricted Subsidiary, as the case may be, receives consideration at the time of the Asset Sale at least equal to the Fair Market Value of the assets sold or otherwise disposed of;

(b) 100% of the consideration for the assets sold in the Asset Sale received by the Company or the Restricted Subsidiary, shall be in the form of cash or Cash Equivalents, unless otherwise previously approved by a majority of the Holders; and

(c) the proceeds of such Asset Sale are applied pursuant to clause (3) below.

(2) Within [180] days of an Event of Loss, the Company shall provide (or cause to be provided to the Trustee) an officer’s certificate setting out the Net Cash Proceeds thereof (without giving effect to clause (ii)(y) of the definition thereof) and whether the amounts shall be applied to Restore the related Drilling Rig or portion thereof or applied pursuant to clause (3) below; provided that, to the extent such Net Cash Proceeds are in excess of U.S.$[35.0] million, then such Net Cash Proceeds may only be applied to Restore the related Drilling Rig or portion thereof if such Net Cash Proceeds are also sufficient to pay in cash any required scheduled interest on the New Priority Lien Notes, the Notes and the Restructured Bradesco Debt during the period of such restoration, and if insufficient, to be applied in accordance with clause (3) below. To the extent the Company elects to Restore the related Drilling Rig or a portion thereof, than the Company shall deliver (or cause to be delivered) to the Trustee at least eight (8) Business Days prior to applying such Net Cash Proceeds, a requisition in the form attached as Exhibit F-1 (Form of Restoration Requisition) (a “Restoration Requisition”) or Exhibit F-2 (Form of Reimbursement Requisition) (a “Reimbursement Requisition”), as applicable; provided, that if such Net Cash Proceeds were in excess of U.S.$[35.0] million, such certificate shall also include the certification by an executive officer of the Company certifying that (i) the Drilling Rig is capable of Restoration or (ii) the Restoration of the Drilling Rig has been completed. Upon completion of any Restoration Work, the Company shall deliver to the Trustee an Officer’s Certificate certifying the completion of the Restoration of the Drilling Rig and the outstanding amount, if any, required in its opinion to reimburse the Company or its Restricted Subsidiaries for the costs of such Restoration and/or to be withheld from application pursuant to clause (3) for the payment of any remaining costs of Restoration not then due and payable or the liability for payment of which is being contested or disputed by the Company or a Restricted Subsidiary and for the payment of reasonable contingencies following completion of the Restoration. Any such Net Cash Proceeds related to such Event of Loss not applied pursuant to this clause (2) within [180] days of receipt of such Net Cash Proceeds shall be applied pursuant to clause (3) below.

(3)

(a) to the extent all or any portion of the Asset Sale or Insurance Proceeds, as applicable, consists of or is related to Tranche 1 Collateral, the aggregate Net Cash Proceeds from all or such portion, as applicable, of such Asset Sale or such Event of Loss shall, within 60 days (or 180 days in the case of an Event of Loss) of receipt thereof, be used in the following order: (1) first, make a prepayment on a pro rata basis of the Restructured ALB Loans and/or Junior Priority Capex Debt (up to the then applicable ALB Capex Lien Cap) up to U.S.$50.0 million; (2) second, for such proceeds in excess of U.S.$50.0 million, (A) 50% of such proceeds shall be used to repay on a pro rata basis the Restructured ALB Loans and/or Junior Priority Capex Debt (up to the then applicable ALB Capex Lien Cap) and (B) 50% of such proceeds shall be used to redeem the New Priority Lien Notes (up to the then applicable Tranche 1 New Notes Lien Cap); (3) third, repay any other Indebtedness secured by Tranche 1 Collateral that is senior to the Notes; and (4) fourth, make an Asset Sale/Event of Loss Offer. Any Net Cash Proceeds from the Asset Sale or Event of Loss, as applicable, under this clause (a) that are not applied pursuant to items (1), (2), (3) or (4) of this clause (a) shall be used to make Capital Expenditures on Tranche 2/3 Collateral;

(b) to the extent all or any portion of the Asset Sale or Insurance Proceeds, as applicable, consists of, or is related to, the Olinda Star Disposition or Onshore Rigs Disposition, the aggregate Net Cash Proceeds from all or such portion of such Asset Sale or Event of Loss, as applicable, shall, within 60 days (or 180 days in the case of an Event of Loss) of receipt thereof, be used in the following manner: (1) 100% of the first U.S.$10.0 million and (2) 50.0% of any such Net Cash Proceeds in excess of U.S.$20.0 million shall be used to make an Asset Sale/Event of Loss Offer to the Holders and repay the Restructured Bradesco Debt pro rata at par. Any Net Cash Proceeds from the Asset Sales or Event of Loss, as applicable, under this clause (b) that are not applied pursuant to items (1) or (2) of this clause (b) shall be used to make Capital Expenditures on Tranche 2/3 Collateral;

(c) to the extent all or any portion of the Asset Sale or Insurance Proceeds, as applicable, consists of, or is related to, any other Tranche 2/3 Collateral, the aggregate Net Cash Proceeds for all or any portion of such Asset Sales or Event of Loss, as applicable, shall, within 60 days (or 180 days in the case of an Event of Loss) of receipt thereof, be used in the following manner (1)(A) 100% of the first U.S.$50.0 million (less the Net Cash Proceeds from any Asset Sales or Event of Loss consisting of Olinda Star Disposition or Onshore Rigs Disposition used to redeem the Notes and the Restructured Bradesco Debt, pursuant to clause (b) above), and (B) 50% of any such Net Cash Proceeds in excess of such amount shall be used to repay, at par, the Junior Priority Capex Debt secured by a Lien on the Tranche 2/3 Collateral up to the Tranche 2/3 New Notes Lien Cap, and once such debt has been repaid, to make an Asset Sale/Event of Loss Offer and repay the Restructured Bradesco Debt pro rata at par; (2) 50% of any such Net Cash Proceeds in excess of U.S.$50.0 million and any amounts not subscribed for pursuant to item (1) of this clause (c) shall be used to redeem the New Priority Lien Notes up to the then applicable Tranche 2/3 New Notes Lien Cap, and (3) any remaining Net Cash Proceeds shall be used to redeem the Notes pari passu with the New Priority Lien Notes and the Restructured Bradesco Debt; and

(d) notwithstanding clauses (2), (3)(a) and 3(c) above, if a Default or Event of Default has occurred and is continuing with respect to the New Priority Lien Notes at the time of such Asset Sale or Event of Loss, all Net Cash Proceeds for such Asset Sale or Event of Loss described under such clauses (3)(a) and (3)(c) shall be first applied to redeem the New Priority Lien Notes (1) for sales of the Tranche 1 Collateral, or Insurance Proceeds therefrom, up to the then-applicable Tranche 1 New Notes Lien Cap or (2) for sales of the Tranche 2/3 Collateral, or Insurance Proceeds therefrom, up to the then-applicable Tranche 2/3 New Notes Lien Cap. Any remaining Net Cash Proceeds shall be used, so long as a Default or Event of Default is continuing, to repay (A) first, (i) for sales of the Tranche 1 Collateral, or Insurance Proceeds therefrom, the Junior Priority Capex Debt, up to the then-applicable ALB Capex Lien Cap, or (ii) for sales of the Tranche 2/3 Collateral, or Insurance Proceeds therefrom, the Junior Priority Capex Debt up to the Rigs Capex Lien Cap and (2) second (i) for sales of the Tranche 1 Collateral, or Insurance Proceeds therefrom, the Restructured ALB Loans in full, or (ii) for sales of the Tranche 2/3 Collateral, or Insurance Proceeds therefrom, the Notes and the Restructured Bradesco Debt, in each case, at par, on a pro rata basis.

Notwithstanding the foregoing, if an Asset Sale or Event of Loss is the result of an involuntary expropriation, nationalization, taking or similar action by or on behalf of any Governmental Authority, such Asset Sale or Event of Loss need not comply with clauses (a) and (b) of the first paragraph of this covenant. In addition, the proceeds of any such Asset Sale or Event of Loss shall not be deemed to have been received (and the 60-day or 180-day period, as applicable, in which to apply any Net Cash Proceeds shall not begin to run) until the proceeds to be paid by or on behalf of the Governmental Authority have been paid in cash to the Company or the Restricted Subsidiary making such Asset Sale or Event of Loss and if any litigation, arbitration or other action is brought contesting the validity of or any other matter relating to any such expropriation, nationalization, taking or other similar action, including the amount of the compensation to be paid in respect thereof, until such litigation, arbitration or other action is finally settled or a final judgment or award has been entered and any such judgment or award has been collected in full.

The Company will make an Asset Sale/Event of Loss Offer, at a purchase price equal to 100% of the principal amount of the Notes to be purchased, plus accrued and unpaid interest (including an amount of cash equal to all accrued and unpaid PIK Interest) to, but excluding, the date of purchase (the “Asset Sale/Event of Loss Offer Amount”). The Company shall purchase pursuant to an Asset Sale/Event of Loss Offer from all tendering Holders on a pro rata basis and, at the Company’s option, on a pro rata basis with the holders of any Indebtedness under the Restructured Bradesco Debt that principal amount of Notes or Indebtedness, as the case may be, (or accreted value in the case of Notes or Indebtedness issued with original issue discount) to be purchased equal to such remaining Net Cash Proceeds. The Company may satisfy its obligations under this covenant with respect to the remaining Net Cash Proceeds of an Asset Sale or Event of Loss by making an Asset Sale/Event of Loss Offer prior to the expiration of the relevant 60-day or 180-day period, as applicable.

Notwithstanding the foregoing, the Company may defer an Asset Sale/Event of Loss Offer until there is an aggregate amount of remaining Net Cash Proceeds from one or more Asset Sales or Event of Loss equal to or in excess of U.S.$10.0 million (or the equivalent in other currencies). At that time, the entire amount of remaining Net Cash Proceeds, and not just the amount in excess of U.S.$10.0 million (or the equivalent in other currencies), will be applied as required pursuant to this Section 4.10.

Pending the final application of any Net Cash Proceeds, the Company shall deposit such Net Cash Proceeds in an account in which the Collateral Trustee has a first-priority perfected security interest for the benefit of the applicable Secured Parties.

Each notice of an Asset Sale/Event of Loss Offer shall be provided to the Holders within 60 days (or 180 days in the case of an Event of Loss) following such receipt of Net Cash Proceeds from such Asset Sale or Event of Loss, with a copy to the Trustee, offering to purchase the Notes as described above. Each notice of an Asset Sale/Event of Loss Offer shall state, among other things, the purchase date, which must be no earlier than the Asset Sale/Event of Loss Offer Payment Date. Upon receiving notice of an Asset Sale/Event of Loss Offer, Holders may elect to tender their Notes in whole or in part in integral multiples of U.S.$1.00 in exchange for cash; provided that the principal amount of such tendering Holder’s Note shall not be less than U.S.$1.00 and any integral multiple of U.S.$1.00 in excess thereof.

On the Asset Sale/Event of Loss Offer Payment Date, the Company shall, to the extent lawful:

(1) accept for payment all Notes or portions thereof properly tendered to the Depositary and applicable Paying Agent appointed by the Company, and not withdrawn pursuant to the Asset Sale/Event of Loss Offer;

(2) deposit with the applicable Paying Agent funds in an amount equal to the Asset Sale/Event of Loss Offer Amount in respect of all Notes or portions thereof so tendered and not withdrawn; and

(3) deliver or cause to be delivered to the Trustee the Notes so accepted together with an Officer’s Certificate stating the aggregate principal amount of Notes or portions thereof being purchased by the Company.

To the extent Holders of Notes or holders of Obligations under the Restructured Bradesco Debt, which are the subject of an Asset Sale/Event of Loss Offer, properly tender and do not withdraw their Notes or such Indebtedness in an aggregate amount exceeding the amount of remaining Net Cash Proceeds, the Company shall purchase such Notes or such Indebtedness on a pro rata basis (based on amounts tendered and subject to the applicable authorized denomination requirements) as set forth above. If only a portion of a Note is purchased pursuant to an Asset Sale/Event of Loss Offer, a new Note in a principal amount equal to the portion thereof not purchased shall be issued, and upon receipt of an Authentication Order the Trustee shall authenticate in the name of the Holder thereof upon cancellation of the original Note (or appropriate adjustments to the amount and beneficial interests in a Global Note will be made, as appropriate).

The Company shall comply with the requirements of Rule 14e-1 under the Exchange Act and any other applicable securities laws in connection with the purchase of Notes pursuant to an Asset Sale/Event of Loss Offer. To the extent that the provisions of any applicable securities laws or regulations conflict with the provisions of Section 3.09 hereof or this Section 4.10, the Company shall comply with these laws and regulations and shall not be deemed to have breached its obligations under Section 3.09 hereof or this Section 4.10 by virtue of such compliance. If it would be unlawful in any jurisdiction to make an Asset Sale/Event of Loss Offer, the Company shall not be obligated to make such offer in such jurisdiction and shall not be deemed to have breached its obligations under this Indenture by doing so.

Upon completion of an Asset Sale/Event of Loss Offer, the amount of remaining Net Cash Proceeds will be reset at zero. Accordingly, to the extent that the aggregate amount of Notes and other Indebtedness tendered pursuant to an Asset Sale/Event of Loss Offer is less than the aggregate amount of remaining Net Cash Proceeds, the Company may use any remaining Net Cash Proceeds in any manner not otherwise prohibited by this Indenture.

Section 4.11 Transactions with Affiliates.

(a) The Company will not, and will not permit any of its Restricted Subsidiaries to enter into any transaction or series of related transactions (including, without limitation, the purchase, sale, lease or exchange of any property or the rendering of any service) involving aggregate consideration in excess of U.S.$1.0 million (or equivalent in other currencies) with, or for the benefit of, any of its Affiliates (each, an “Affiliate Transaction”), unless:

(1) the terms of such Affiliate Transaction are no less favorable in all material respects to the Company or the applicable Restricted Subsidiary than those that could reasonably be expected to be obtained in a comparable transaction at such time on an arm’s-length basis from a Person that is not an Affiliate of the Company; and

(2) in the event that such Affiliate Transaction involves aggregate payments, or transfers of property or services with a Fair Market Value, in excess of U.S.$10.0 million (or the equivalent in other currencies), the terms of such Affiliate Transaction will be approved by a majority of the members of the Board of Directors of the Company (including a majority of the disinterested members thereof, but only to the extent there are disinterested members with respect to such Affiliate Transaction), the approval to be evidenced by a Board Resolution stating that the Board of Directors has determined that such transaction complies with the preceding provisions.

(b) Section 4.11(a) above will not apply to:

(1) Affiliate Transactions with or among the Company and any Restricted Subsidiary or between or among Restricted Subsidiaries;

(2) reasonable fees and compensation paid to, and any indemnity provided on behalf of (and entering into related agreements with), officers, directors, employees, consultants or agents of the Company or any Restricted Subsidiary as determined in good faith by the Company’s Board of Directors or senior management;

(3) any issuance or sale of Capital Stock of the Company;

(4) Affiliate Transactions undertaken pursuant to (A) any contractual obligations or rights in existence on the Issue Date and listed on Schedule 4.11(b)(4), (B) any contractual obligation of any Restricted Subsidiary or any Person (in each case, that is not created in contemplation of such transaction) that is merged into the Company or any Restricted Subsidiary on the date such Person becomes a Restricted Subsidiary or is merged into the Company or any Restricted Subsidiary and (C) any amendment or replacement agreement to the obligations and rights described in clauses (A) and (B), so long as such amendment or replacement agreement is not more disadvantageous to the Holders in any material respect, taken as a whole, than the original agreement;

(5) (A) transactions with customers, clients, distributors, suppliers or purchasers or sellers of goods or services, in each case in the ordinary course of business and on market terms, or (B) transactions with joint ventures or other similar arrangements entered into in the ordinary course of business, on market terms and consistent with past practice or industry norms;

(6) the provision of administrative services to any joint venture or Unrestricted Subsidiary on substantially the same terms provided to or by Restricted Subsidiaries;

(7) any Restricted Payments made in compliance with Section 4.07 hereof and Permitted Investments permitted under this Indenture; and

(8) loans and advances to officers, directors and employees of the Company or any Restricted Subsidiary for travel, moving and other relocation expenses, in each case made in the ordinary course of business and not exceeding U.S.$1.0 million outstanding at any one time.

Section 4.12 Liens.

The Company covenants and agrees that it will not and will not cause or permit any Restricted Subsidiary to Incur any Liens to secure any Indebtedness (except for Permitted Liens) against or upon any of their properties or assets whether owned on the Issue Date or acquired after the Issue Date, or any proceeds therefrom; provided that unless and until Olinda Star has (x) provided a valid and binding Note Guarantee pursuant to Section 10.05(a) hereof and (y) delivered the valid and perfected Liens and other documents described in Section 4.20 hereof, including the related Springing Security Documents, the Company covenants and agrees that it will not cause or permit Olinda Star and any of its respective Subsidiaries to Incur any Liens to secure any Indebtedness against or upon any of their properties or assets whether owned on the Issue Date or acquired after the Issue Date, or any proceeds therefrom, other than Liens (i) that would otherwise be Permitted Liens hereunder and (ii) that are securing Indebtedness set forth on Schedule 4.12.

For purposes of determining compliance with this Section 4.12, in the event that a Lien meets the criteria of more than one of the categories of Permitted Liens other than Permitted Liens provided for in clauses (e), (i), (j), (k), (l), (m), (n), (o) and [(p)] of the definition thereof, or is entitled to be created, Incurred or assumed pursuant to this covenant, the Company will be permitted to classify such Lien on the date of its creation, Incurrence or assumption, or later reclassify all or a portion of such Lien, in any manner that complies with this covenant.

Section 4.13 Conduct of Business.

The Company and its Restricted Subsidiaries shall not engage in any business other than a Permitted Business.

Section 4.14 Corporate Existence.

Subject to Article 5 hereof, the Company shall do or cause to be done all things necessary to preserve and keep in full force and effect:

(1) its corporate existence, and the corporate, partnership or other existence of each of its Significant Subsidiaries, in accordance with the respective organizational documents (as the same may be amended from time to time) of the Company or any such Significant Subsidiary; and

(2) the material rights (charter and statutory), licenses and franchises of the Company and its Significant Subsidiaries; provided, however, that the Company shall not be required to preserve any such right, license or franchise, or the corporate, partnership or other existence of any of its Significant Subsidiaries, if the Board of Directors shall determine that the preservation thereof is no longer desirable in the conduct of the business of the Company and its Significant Subsidiaries, taken as a whole, and that the loss thereof is not adverse in any material respect to the Holders of the Notes.

Section 4.15 [Reserved]

Section 4.16 Conversion Upon Liquidity Event.

(a) Within thirty (30) days following the date on which a Liquidity Event is approved by the Board of Directors of the Company, the Company shall deliver a notice to each Holder, with a copy to the Trustee, requesting (the “Liquidity Event Determination Request”) whether such Holder approves such Liquidity Event (a “Liquidity Event Determination Notice”). The Liquidity Event Determination Notice shall state:

(1) that the Liquidity Event Determination Request is being made pursuant to this Section 4.16;

(2) the date by which such Holder must provide its election as to whether to approve or reject the proposed Liquidity Event, which date shall be no earlier than twenty (20) Business Days following the delivery of such notice, except as may be required by law (the “Liquidity Event Determination Date”). It being understood that if no election is made up to the Liquidity Event Determination Date, such Holder shall be deemed to approve the Liquidity Event;

(3) the material terms of the Liquidity Event;

(4) the date until which Holders will be entitled to withdraw their election; and

(5) any information relating to such Liquidity Event as is reasonably necessary for such Holder to make an informed decision and, in addition, any information as may be reasonably requested by any Holder within three (3) Business Days of such Liquidity Event Determination Notice in order to make such determination and provided to lenders under the Restructured ALB Loans or Restructured Bradesco Debt, excluding information that is subject to attorney-client privilege and, with respect to any confidential information, subject to appropriate confidentiality agreements.

(b) If a Liquidity Event is approved by the Liquidity Event Determination Date by a majority of (1) the aggregate Outstanding Amount of the Notes and (2) the aggregate Outstanding Amount of Indebtedness under the Restructured Bradesco Debt, voting together, as certified by the Company in an Officer’s Certificate (the “Notes/Bradesco Majority”), then:

(1) to the extent such Liquidity Event is also approved by the Required ALB Majority, 100% of the Indebtedness of each Convertible Debt shall, prior to the consummation of the Liquidity Event, simultaneously be converted into an amount of Applicable Conversion Stock of the Company entitled to receive Net Liquidity Proceeds from such Liquidity Event, equal to the Applicable Conversion Amount with respect to such Convertible Debt (such that, for the avoidance of doubt, the aggregate outstanding amount of the Notes shall, prior to the consummation of the Liquidity Event, be converted into Class C-2 Shares entitled to receive Net Liquidity Proceeds from such Liquidity Event equal to the product of (A) the Debt Conversion Amount and (B) the percentage of the total Outstanding Amount of the Convertible Debt represented by the Outstanding Amount of the Notes); or

(2) to the extent such Liquidity Event is not approved by the Required ALB Majority, one or more of the Holders or lenders under the Restructured Bradesco Debt may elect, but in no event is required, to purchase in full the total Outstanding Amount of the Restructured ALB Loans at a price equal to 95% of the total Outstanding Amount thereof, pursuant to the terms of the Master Intercreditor Agreement and, (A) if so elected, after the completion and transfer of the Restructured ALB Loans, the Indebtedness of the Convertible Debt shall be converted and be entitled to receive Net Liquidity Proceeds from such Liquidity Event in accordance with clause (b)(1) above, and (B) if no such Holder or lender under the Restructured Bradesco Debt makes such election, the Liquidity Event shall be deemed rejected and the Company shall not complete such Liquidity Event.

(c) If a Liquidity Event is not approved by the Notes/Bradesco Majority, the Required ALB Majority (or one or more lenders thereunder) may elect to purchase in full the total Outstanding Amount of the Notes and the Restructured Bradesco Debt at a price equal to 95% of the total Outstanding Amount thereof, pursuant to the terms of the Intercreditor Agreements and, (1) if so elected, after the completion and transfer of the Notes and the Restructured Bradesco Debt, the Indebtedness of the Convertible Debt shall be converted and be entitled to receive Net Liquidity Proceeds from such Liquidity Event in accordance with clause (b)(1) above, and (2) if the Required ALB Majority (or one or more lenders thereunder) does not make such election, the Liquidity Event shall be deemed rejected and the Company shall not complete such Liquidity Event.

(d) Upon the conversion of the Notes into Class C-2 Shares pursuant to this Section 4.16, the obligations of the Company and the Subsidiary Guarantors under this Indenture, the Notes and the Note Guarantees shall be deemed paid in full and terminated and the Collateral shall be automatically released pursuant to Section 11.06 hereof.

(e) For the avoidance of doubt, the Class C Shares issued on conversion of the Notes shall be registered in the books and records of the Company upon the occurrence of a Liquidity Event and shall not be delivered through DTC; provided that to the extent that 100% of the Net Liquidity Proceeds to be received by the Class C shareholders consist of cash or DTC eligible securities, the Company may deem the Class C Shares to have been issued and distribute the Net Liquidity Proceeds to the Holders through DTC, to the extent permitted by DTC.

Section 4.17 Designation of Unrestricted Subsidiaries.

The Company may designate after the Issue Date any Subsidiary of the Company or any Subsidiary thereof as an “Unrestricted Subsidiary” under this Indenture (a “Designation”) only if:

(1) no Default or Event of Default shall have occurred and be continuing at the time of, or after giving effect to, such Designation; and

(2) the Company would be permitted to make an Investment at the time of Designation (assuming the effectiveness of such Designation and treating such Designation as an Investment at the time of Designation) as a Permitted Investment pursuant to clause (12) of the definition of “Permitted Investments” in an amount equal to the amount of the Company’s Investment in such Subsidiary on such date (as determined in accordance with the second paragraph of the definition of “Investment”).

Neither the Company nor any Restricted Subsidiary will at any time provide credit support for, subject any of its property or assets (other than the Capital Stock of any Unrestricted Subsidiary) to the satisfaction of, or Guarantee, any Indebtedness of any Unrestricted Subsidiary (including any undertaking, agreement or instrument evidencing such Indebtedness) or be directly or indirectly liable for any Indebtedness of any Unrestricted Subsidiary unless such credit support or Indebtedness was permitted to be Incurred as Indebtedness under Section 4.09 hereof or made as an Investment under Section 4.07 hereof.

The Company may revoke any Designation of a Subsidiary as an Unrestricted Subsidiary (a “Revocation”) only if:

(1) no Default or Event of Default shall have occurred and be continuing at the time of or after giving effect to such Revocation; and

(2) all Indebtedness of such Unrestricted Subsidiary outstanding immediately following such Revocation would, if Incurred at such time, be permitted to be Incurred pursuant to this Indenture.

The Designation of a Subsidiary of the Company as an Unrestricted Subsidiary shall be deemed to include the Designation of all of the Subsidiaries of such Subsidiary. All Designations and Revocations must be evidenced by an Officer’s Certificate of an Officer of the Company authorized by the Board of Directors of the Company to designate Unrestricted Subsidiaries; provided that such Officer’s Certificate is deemed an action of the Board of Directors. Such Officer’s Certificate shall be delivered to the Trustee certifying compliance with the preceding provisions.

Section 4.18 Additional Amounts.

All payments made by or on behalf of the Company, the Subsidiary Guarantors or any successor thereto (each, a “Payor”) under, or with respect to, the Notes or the Note Guarantees will be made free and clear of and without withholding or deduction for or on account of any present or future tax, duty, levy, impost, assessment or other governmental charge (including penalties, interest and other liabilities related thereto) (collectively, “Taxes”) imposed, levied, collected or assessed by or on behalf of (a) the Grand Duchy of Luxembourg or any political subdivision or governmental authority thereof or therein having power to tax, (b) any jurisdiction from or through which payment on the Notes or the Note Guarantees is made by or on behalf of the Payor, or any political subdivision or governmental authority thereof or therein having the power to tax or (c) any other jurisdiction in which a Payor is organized, resident or deemed to be doing business, or any political subdivision or governmental authority thereof or therein having the power to tax (each jurisdiction described in clauses (a), (b) and (c), a “Relevant Taxing Jurisdiction”), unless the withholding or deduction of such Taxes is then required by law or the interpretation or administration thereof.

If any deduction or withholding for, or on account of, any Taxes of any Relevant Taxing Jurisdiction will at any time be required from any payments made with respect to the Notes or the Note Guarantees including payments of principal, premium, if any, redemption price or interest, the Payor will pay (together with such payments) such additional amounts (the “Additional Amounts”) (and each reference to principal, premium, redemption price, or interest (including cash interest and PIK interest) herein shall be deemed to refer to such term together with Additional Amounts, if any) as may be necessary in order that the net amounts in respect of such payments received by each Holder, after such withholding or deduction (including any such deduction or withholding from such Additional Amounts), will not be less than the amounts which would have been received by each Holder in respect of such payments in the absence of such withholding or deduction; provided, however, that no such Additional Amounts will be payable with respect to:

(1) any Taxes that would not have been so imposed but for the existence of any present or former connection between the relevant Holder or beneficial owner (or between a fiduciary, settlor, beneficiary, member, partner or shareholder of, the relevant Holder or beneficial owner, if the relevant Holder or beneficial owner is an estate, nominee, trust, limited liability company, partnership or corporation) and the Relevant Taxing Jurisdiction (other than the receipt of such payment or the acquisition or ownership of such Note or enforcement of rights thereunder);

(2) any estate, inheritance, gift, sales, excise, transfer or personal property tax;

(3) any Taxes which are imposed, payable or due because the Notes are presented (where presentation is required) for payment more than thirty (30) days after the date such payment was due and payable or was provided for, whichever is later, except for Additional Amounts with respect to Taxes that would have been imposed had the Holder presented the Note for payment on the last day of such 30-day period;

(4) any Taxes that are imposed or withheld by reason of the failure of the Holder or beneficial owner of a Note to comply, at our written request, with certification, identification, information, documentation or other reporting requirements concerning the nationality, residence, identity or connection of the Holder or such beneficial owner with the Relevant Taxing Jurisdiction or to make, at our written request, any other claim or filing for exemption to which it is entitled if (a) such compliance, making a claim or filing for exemption is required or imposed by a statute, treaty or regulation or administrative practice of the taxing jurisdiction as a precondition to exemption from all or part of such Taxes, (b) the Payor has given the Holder or the beneficial owner at least thirty (30) days’ notice that the Holder or beneficial owner will be required to provide such certification, identification, documentation or other reporting requirement, and (c) the provision of any certification, identification, information, documentation or other reporting requirement would not be materially more onerous, in form, in procedure or in the substance of information disclosed, to a Holder or beneficial owner of a Note than comparable information or other reporting requirements imposed under U.S. tax law, regulations and administrative practice (such as U.S. Internal Revenue Service Forms W-8BEN-E and W-9);

(5) any withholding or deduction that is required to be made pursuant to the Luxembourg law of 23 December 2005, as amended;

(6) any Taxes which could have been avoided by the presentation (where presentation is required) of the relevant Note to another reasonably available paying agent of the Payor in any member state of the European Union; or

(7) any combination of the above.

Also such Additional Amounts will not be payable with respect to any payment of principal of (or premium, if any, on) or interest on such Note to any Holder who is a fiduciary or partnership or any person other than the sole beneficial owner of such payment, to the extent that a beneficiary or settlor with respect to such fiduciary, a member of such a partnership or the beneficial owner of such payment would not have been entitled to the Additional Amounts had such beneficiary, settlor, member or beneficial owner held such Note directly.

The Payor will (a) make any required withholding or deduction and (b) except as expressly provided below, remit the full amount deducted or withheld to the applicable taxing authority in the Relevant Taxing Jurisdiction in accordance with applicable law. The Payor will provide to the Trustee certified copies of tax receipts or, if such tax receipts are not reasonably available, such other documentation to the Trustee evidencing the payment of any Taxes so deducted or withheld from each Relevant Taxing Jurisdiction imposing such Taxes. The Payor will attach to such documentation a certificate stating (a) that the amount of withholding Taxes evidenced by the certified copy was paid in connection with payments in respect of the Notes or the Note Guarantees, as applicable, and (b) the amount of such withholding Taxes paid per U.S. Dollar principal amount of the Notes.

If the Payor will be obligated to pay Additional Amounts with respect to any payment under or with respect to the Notes or the Note Guarantees, the Payor will deliver to the Trustee and deliver notice to the Holders, at least five (5) Business Days prior to the relevant payment date, an Officer’s Certificate stating the fact that such Additional Amounts will be payable, the amounts so payable and the applicable record date and will set forth such other information necessary to enable the Trustee and Paying Agent to pay such Additional Amounts to Holders of Notes on the payment date. Each such Officer’s Certificate shall be relied upon by the Trustee and Paying Agent without further inquiry until receipt of a further Officer’s Certificate addressing such matters.

The Payor will pay any stamp, issue, registration, documentary, excise, property or other similar taxes and other duties (including interest and penalties) imposed by any Relevant Taxing Jurisdiction payable in respect of the creation, issue, offering, execution or performance of the Notes, this Indenture, the Note Guarantees or any documentation with respect thereto and any such taxes, charges or duties imposed by any jurisdiction with respect to the enforcement of the Notes following the occurrence and during the continuance of any Default. The Company will agree to reimburse each of the Trustee, the paying agents and the Holders of the Notes for any such amounts paid (and reasonably documented) by the Trustee, the paying agents or such Holders; except where any such amounts arise or are due in relation to the registration of the Notes, this Indenture, the Note Guarantees or any documentation with respect hereto or referred to therein, where such registration is made on a purely voluntary basis by the Trustee, the paying agents or such Holders (i.e., where such registration is not necessary for the perfection, protection or enforcement of their rights in respect of the Notes, this Indenture, the Note Guarantees or any documentation with respect hereto).

The foregoing obligations will survive any termination, defeasance or discharge of this Indenture and will apply mutatis mutandis to any jurisdiction in which any successor Person to a Payor is organized or any political subdivision or taxing authority or agency thereof or therein.

Whenever in this Indenture there is mentioned, in any context, (a) the payment of principal, premium, if any, or interest, (b) redemption prices or purchase prices in connection with the redemption or purchase of Notes or (c) any other amount payable under or with respect to any Note, such mention shall be deemed to include mention of the payment of Additional Amounts to the extent that, in such context, deducted or withholding Taxes are, were or would be payable in respect thereof.

Notwithstanding anything herein, if any withholding or deduction for Taxes is imposed with respect to any payment on the Notes pursuant to FATCA, then (a) the Company, the Subsidiary Guarantors, any paying agent or any other person acting on their behalf shall be entitled to make such deduction or withholding, and (b) none of the Company, the Subsidiary Guarantors, any paying agent or any other person acting on their behalf will have any obligation to pay any Additional Amounts with respect to any such withholding or deductions imposed pursuant to FATCA.

Section 4.19 Currency Indemnity.

The Company and the Subsidiary Guarantors will pay all sums payable under this Indenture, the Notes or the Note Guarantees solely in U.S. Dollars. Any amount received or recovered in a currency other than U.S. Dollars in respect of any sum expressed to be due to the Trustee or any Holder from the Company or the Subsidiary Guarantors will only constitute a discharge of the Company to the extent of the U.S. Dollar amount which the recipient is able to purchase with the amount received or recovered in that other currency on the date of the receipt or recovery or, if it is not practicable to make the purchase on that date, on the first date on which it is possible to do so. If the U.S. Dollar amount is less than the U.S. Dollar amount expressed to be due to the recipient under any Note, the Company will indemnify the recipient against any loss sustained by it as a result. In any event, the Company or the Subsidiary Guarantors will indemnify the recipient against the cost of making any purchase of U.S. Dollars.

For the purposes of this Section 4.19, it will be sufficient for a Holder or the Trustee to certify (with reasonable documentation) in a satisfactory manner that it would have suffered a loss had an actual purchase of U.S. Dollars been made with the amount received in that other currency on the date of receipt or recovery or, if it was not practicable to make the purchase on that date, on the first date on which it would have been practicable, and to certify in a satisfactory manner the need for a change of the purchase date.

These indemnities (a) constitute a separate and independent obligation from the other obligations of the Company and the Subsidiary Guarantors, (b) will give rise to a separate and independent cause of action, (c) will apply irrespective of any indulgence granted by any Holder, and (d) will continue in full force and effect despite any other judgment, order, claim or proof for a liquidated amount in respect of any sum due under any Note.

Section 4.20 Springing Collateral

Within sixty (60) days (with respect to Olinda Star only, within forty five (45) days) of the occurrence of the applicable Springing Security Deadline for a Springing AssetCo Grantor, the Company and such Springing AssetCo Grantor shall cause the Collateral Trustee (for the benefit of the Trustee, the Holders and any other applicable Secured Party) to have valid and perfected Liens on the Springing Collateral, subject to Permitted Liens. In addition, the Company and the Springing AssetCo Grantor shall within sixty (60) days (with respect to Olinda Star only, within forty five (45) days) of the occurrence of the Springing Security Deadline for each such Springing Subsidiary Guarantor:

(a) enter into each of the Grantor Supplement, the Springing Security Documents and any amendments or supplements to the other Security Documents necessary in order to cause the Collateral Trustee (for the benefit of the Trustee, the Holders and any other applicable Secured Party) to have valid and perfected First Liens on the Springing Collateral, subject to Permitted Liens;

(b) do, execute, acknowledge, deliver, record, file and register, as applicable, any and all acts, deeds, conveyances, security agreements, assignments, financing statements and continuations thereof, termination statements, notices of assignment, transfers, certificates, assurances and other instruments as may be required so that, on or prior to the Springing Security Deadline, the Collateral Trustee (for the benefit of the Trustee, the Holders and any other applicable Secured Party) shall have valid and perfected First Liens on the Springing Collateral, subject to Permitted Liens;

(c) take such further action and execute and deliver such other documents specified in the Indenture, the Intercreditor Agreements or the Security Documents or as otherwise may be reasonably requested by the Trustee or Collateral Trustee to give effect to the foregoing; and

(d) deliver to the Trustee and the Collateral Trustee an Opinion of Counsel that (i) such Springing Security Documents, the joinder to any Intercreditor Agreement and any other documents required to be delivered have been duly authorized and executed by the Company and the Springing Subsidiary Guarantors and constitute legal, valid, binding and enforceable obligations of the Company and the Springing Subsidiary Guarantors, subject to customary qualifications and limitations, and (ii) the Springing Security Documents and the other documents entered into pursuant to this Section 4.20 create valid and enforceable Liens on the Springing Collateral covered thereby, subject to Permitted Liens and customary qualifications and limitations.

Section 4.21 Minimum Liquidity

The Company shall maintain Unrestricted Cash plus any undrawn fully committed revolver availability on a consolidated basis (“Liquidity”), as of each Quarterly Calculation Date, of not less than U.S.$35.0 million. The Company’s consolidated Liquidity shall be measured based on the consolidated financial statements of the Company relating to the period ending on such Quarterly Calculation Date.

Section 4.22 Other Note Redemptions

(a) The Company will not, and will not permit any of its Restricted Subsidiaries to, redeem any Indebtedness which is unsecured, subordinated to the Notes or which is secured by a Lien which is junior in priority to the Notes, other than as otherwise set forth in this Indenture.

(b) Notwithstanding clause (a) above, the Company or any Restricted Subsidiary may redeem or refinance any Indebtedness which is unsecured, subordinated to the Notes or which is secured by a Lien which is junior in priority to the Notes, so long as the Notes are no longer outstanding as of such date (or are substantially concurrently redeemed, refinanced or converted in whole).

Section 4.23 Listing.

The Company shall use its commercially reasonable efforts to obtain and maintain the listing of the Notes on the Luxembourg Stock Exchange following the Issue Date.

Section 4.24 Agreed Non-Operating Entities.

The Company and Constellation Overseas shall not permit any Agreed Non-Operating Entities to own or hold any assets or property, other than equity in another Agreed Non-Operating Entity. The Company and Constellation Overseas shall ensure that none of the Agreed Non-Operating Entities will (a) engage in any business activities, consensually incur any liabilities or take any other action, nor (b) at any time, fail to hold itself out to the public as a legal entity separate and distinct from all other Persons.

Section 4.25 Junior Priority Capex Debt.

The Company will not, and will not permit any of its Restricted Subsidiaries to, Incur any Junior Priority Capex Debt permitted to be Incurred under clause (14) of Section 4.09(b), unless the Junior Priority Lien Debt Documents relating to such Junior Priority Capex Debt contain a covenant requiring that any paydown of such Junior Priority Capex Debt through amortization, asset sales, redemptions or otherwise shall permanently and proportionately reduce the Liens on the Tranche 1 Collateral and the Collateral such that the aggregate reduction in both the ALB Capex Lien Cap and the Rigs Capex Lien Cap is equal to the aggregate paydown of such Junior Priority Capex Debt.

ARTICLE 5
SUCCESSORS

Section 5.01 Merger, Consolidation and Sale of Assets.

A Subsidiary Guarantor (other than a Subsidiary Guarantor whose Note Guarantee is to be released in accordance with the terms of the Note Guarantee and this Indenture) will not, in a single transaction or series of related transactions, consolidate or merge with or into any Person (whether or not such Subsidiary Guarantor is the surviving or continuing Person) (other than with or into any Subsidiary Guarantor), or sell, assign, transfer, lease, convey or otherwise dispose of all or substantially all of the properties and assets of such Subsidiary Guarantor (determined on a consolidated basis for such Subsidiary Guarantor and its Restricted Subsidiaries) (other than with or into any Subsidiary Guarantor), to any Person unless:

(1) either:

(A) the Person acquiring the property in any such sale or disposition or the Person formed by or surviving any such consolidation or merger (if other than a Subsidiary Guarantor) shall expressly assume all of the obligations of such Subsidiary Guarantor under its Note Guarantee, or

(B) the Net Cash Proceeds of such sale or other disposition are applied in accordance with the applicable provisions of the Indenture; and

(2) immediately before and immediately after giving effect to such transaction and the assumption contemplated by clause (1)(A) above (including, without limitation, giving effect on a pro forma basis to any Indebtedness, including any Acquired Indebtedness, Incurred or anticipated to be Incurred and any Lien granted in connection with or in respect of the transaction), no Default or Event of Default shall have occurred or be continuing;

provided that any such transaction or series of related transactions, to the extent constituting a Liquidity Event, shall be governed by Section 4.16 and not by this Section 5.01.

Section 5.02 Successor Corporation Substituted.

Upon any consolidation, combination or merger or any transfer of all or substantially all of the properties and assets of a Subsidiary Guarantor and its Restricted Subsidiaries in accordance with Section 5.01 hereof, in which such Subsidiary Guarantor is not the continuing Person, the surviving entity formed by such consolidation or into which such Subsidiary Guarantor is merged or to which such conveyance, lease or transfer is made (such entity, the “Surviving Entity”) will succeed to, and be substituted for (so that from and after the date of such consolidation, merger, sale, assignment, transfer, lease, conveyance or other disposition, the provisions of this Indenture referring to such “Subsidiary Guarantor” shall refer instead to the Surviving Entity and not to such Subsidiary Guarantor), and may exercise, without limitation, every right and power of, such Subsidiary Guarantor under this Indenture and the Notes with the same effect as if such Surviving Entity had been named as such. Upon such substitution, unless the successor is one or more of the Company’s Restricted Subsidiaries, such Subsidiary Guarantor will be automatically released from its obligations hereunder.

ARTICLE 6
DEFAULTS AND REMEDIES

Section 6.01 Events of Default.

The following are “Events of Default”:

(1) default in the payment when due (whether at maturity, upon acceleration or redemption or otherwise) of the principal of or premium, if any, on any Notes, including the failure to make a required payment pursuant to Section 3.10 or to purchase Notes tendered pursuant to an optional redemption or an Asset Sale/Event of Loss Offer.

(2) default for thirty (30) days or more in the payment when due of interest (including, for the avoidance of doubt, the PIK Interest required under this Indenture) or Additional Amounts on any Notes;

(3) the failure to perform or comply with any of the provisions described under Section 4.16 or 5.01;

(4) the failure by the Company or any Restricted Subsidiary to comply with any other covenant or agreement contained in this Indenture, the Intercreditor Agreements, the Notes or the Security Documents not expressly included as an Event of Default in this Indenture and the continuance of such default for sixty (60) days or more after written notice to the Company from the Trustee or the Holders of at least 25% in aggregate principal amount of the outstanding Notes (with a copy to the Trustee if such notice is from the Holders); provided, however, that so long as Olinda Star is in provisional liquidation in the British Virgin Islands, such failure to cause Olinda Star to comply with an agreement or covenant hereunder shall not be an Event of Default if (x) such failure is the result of Olinda Star being in provisional liquidation in the British Virgin Islands and (y) such failure is in direct contravention of an instruction by the Company to Olinda Star;

(5) (A) default by the Company, Constellation Overseas or any Significant Subsidiary which shall not have been cured or waived under any Indebtedness or guarantee of the Company, Constellation Overseas or such Significant Subsidiary (other than Olinda Star prior to the Olinda Star Guarantee Date) or (B) failure by the Company, Constellation Overseas or any Significant Subsidiary to observe or perform any other agreement or condition relating to any Indebtedness or guarantee contained in any instrument or agreement evidencing, securing or relating thereto, or any other event occurs, the effect of which default or other event is to cause, or to permit the holder or holders of such Indebtedness or the beneficiary or beneficiaries of such guarantee (or a trustee or agent on behalf of such holder or holders or beneficiary or beneficiaries) to cause, with the giving of notice if required, such Indebtedness to be demanded or to become due or to be repurchased, prepaid, defeased or redeemed (automatically or otherwise), or an offer to repurchase, prepay, defease or redeem such Indebtedness to be made, prior to its Stated Maturity, or such guarantee to become payable or cash collateral in respect thereof to be demanded;

(6) failure by the Company, Constellation Overseas or any Significant Subsidiary to pay one or more final, non-appealable judgments against any of them, aggregating U.S.$5.0 million (or the equivalent in other currencies) or more, which judgment(s) are not paid, discharged or stayed for a period of sixty (60) days or more (and otherwise not covered by an insurance policy or policies issued by reputable and credit-worthy insurance companies);

(7) except as permitted by this Indenture, any Note Guarantee of a Subsidiary Guarantor is held in any judicial proceeding to be unenforceable or invalid or ceases for any reason to be in full force and effect, or any Subsidiary Guarantor, or any Person acting on behalf of a Subsidiary Guarantor, denies or disaffirms its obligations under its Note Guarantee; provided that the Note Guarantee of a Subsidiary Guarantor becoming unenforceable or invalid as a result of a change in law shall not constitute an Event of Default under this Indenture;

(8) [after the date hereof, any of the Company, its Significant Subsidiaries, Constellation Overseas or any group of Restricted Subsidiaries shall (A) apply for, consent to or be otherwise subject to the appointment of, or the taking of possession by, a receiver, administrative receiver, custodian, trustee or liquidator of itself or of all or substantially all of its property, (B) make a general assignment for the benefit of its creditors, (C) commence a voluntary case under or file a petition to take advantage of any Bankruptcy Law (as now or hereafter in effect) including, without limitation, the bankruptcy (falência), judicial restructuring (recuperação judicial) or non-judicial restructuring (recuperação extrajudicial) proceedings under Brazilian Bankruptcy Law, as amended, (D) fail to controvert in an appropriate manner within sixty (60) days after the date of service of, or acquiesce in writing to or file an answer admitting the material allegations of, any petition filed against it in an involuntary case under any Bankruptcy Law, (E) take any corporate action for the purpose of effecting any of the foregoing or (F) take any action under any other applicable law which would result in a similar or equivalent outcome as set forth in subclauses (A) through (E) hereof; provided, however, that this clause (8) shall not apply to (i) Olinda Star prior to the Olinda Star Guarantee Date or (ii) any action not prohibited by Section 5.01;

(9) after the date hereof, a proceeding or case shall be commenced, without the application or consent of any of the Company, its Significant Subsidiaries, Constellation Overseas or any group of Restricted Subsidiaries in any court of competent jurisdiction, seeking (i) its liquidation, reorganization, dissolution or winding-up, or the composition or readjustment of its debts, (ii) the appointment of a trustee, receiver, administrative receiver, custodian, liquidator or the like of such Person or of all or any substantial part of its property or (iii) similar relief in respect of any of the Company, its Significant Subsidiaries, Constellation Overseas or any group of Restricted Subsidiaries (other than an Agreed Non-Operating Entity) under any Bankruptcy Law, and such proceeding or case shall continue undismissed, or an order, judgment or decree approving or ordering any of the foregoing shall be entered and be unappealable, or continue unstayed and in effect, for a period of sixty (60) or more days; or an order for relief against any of the Company, its Significant Subsidiaries, Constellation Overseas or any group of Restricted Subsidiaries (other than an Agreed Non-Operating Entity) shall be entered and be unappealable, or continue unstayed and in effect, for a period of sixty (60) or more days in an involuntary case under any Bankruptcy Law; or any proceeding or action shall be commenced under any other applicable law which would result in a similar or equivalent outcome as set forth in subclauses (A) through (C) hereof; provided, however, that this clause (9) shall not apply to (i) Olinda Star prior to the Olinda Star Guarantee Date or (ii) any action not prohibited by Section 5.01;]

(10) failure by the Company to comply with the minimum liquidity covenant set forth in Section 4.21, and the continuance of such default for forty-five (45) days or more;

(11) any default by the Company or any Restricted Subsidiary in the payment of principal or interest payable pursuant to the New ALB L/C Credit Agreement, including as a result of a Liquidity Event, and/or in the performance or observance of any covenant or condition under the New ALB L/C Credit Agreement;

(12) termination of the Evergreen L/C while the New ALB L/C Credit Agreement is still in force;

(13) except as expressly permitted by this Indenture, the Intercreditor Agreements and the Security Documents, any of the Intercreditor Agreements or any of the Security Documents shall for any reason cease to be in full force and effect and such default continues for thirty (30) days or the Company shall so assert, or any security interest created, or purported to be created, by any of the Intercreditor Agreements or any of the Security Documents shall cease to be enforceable and such default continues for thirty (30) days; and

(14) any of the Secured Parties shall cease to have or fail to be granted duly perfected Liens on any Collateral pursuant to the terms of the applicable Security Document, in each case, of the priority set forth in the Security Documents, including without limitation, as a result of the invalidation of any provision of any such Security Document or otherwise and such default continues for thirty (30) days; provided that no such Event of Default shall occur solely as a result of a change in priority resulting from the creation of a Permitted Liens of the type set forth in clauses (a), (b) and (h) of the definition of “Permitted Liens” to the extent required by applicable law.

The Trustee is not to be charged with knowledge of any Default or Event of Default or knowledge of any cure of any Default or Event of Default unless written notice of such Default or Event of Default has been given to an authorized officer of the Trustee with direct responsibility for the administration of this indenture by the Company or any holder.

With respect to any Indebtedness of the Company or its Restricted Subsidiaries entered into after the Issue Date, there shall be no additional provisions relating to default and events of default applicable to such Indebtedness, and such provisions shall be no more restrictive, than the provisions relating to Default and Events of Default as set forth in this Indenture, unless this Indenture is concurrently amended or supplemented to provide for such additional or more restrictive provisions relating to Default and Events of Default in accordance with the terms of Article 9.

Section 6.02 Acceleration.

If an Event of Default (other than an Event of Default specified in clause (8) or (9) of Section 6.01 hereof with respect to the Company) shall occur and be continuing and has not been cured or waived, the Trustee by written notice to the Company, or the Holders of at least 25% in principal amount of outstanding Notes by written notice to the Company with a copy to the Trustee, may declare the unpaid principal of (and premium, if any) and accrued and unpaid interest (including PIK Interest) on all the Notes to be immediately due and payable by notice in writing specifying the Event of Default and that it is a “notice of acceleration.” In the case of an Event of Default specified in clause (8) or (9) of Section 6.01 hereof, with respect to the Company, any Restricted Subsidiary of the Company that is a Significant Subsidiary or any group of Restricted Subsidiaries of the Company that, taken together, would constitute a Significant Subsidiary, then the unpaid principal of (and premium, if any) and accrued and unpaid interest (including PIK Interest) on all the Notes will become immediately due and payable without any declaration or other act on the part of the Trustee or any Holder.

At any time after a declaration of acceleration with respect to the Notes as described in the preceding paragraph, the Holders of a majority in principal amount of the Notes may rescind and cancel such declaration and its consequences by written notice to the Company, if:

(1) the rescission would not conflict with any judgment or decree;

(2) all existing Events of Default have been cured or waived, except nonpayment of principal or interest that has become due solely because of the acceleration;

(3) to the extent the payment of such interest is lawful, interest on overdue installments of interest and overdue principal, which has become due otherwise than by such declaration of acceleration, has been paid; and

(4) the Company has paid the Trustee its compensation and reimbursed the Trustee for its reasonable expenses, disbursements and advances.

No rescission will affect any subsequent Default or impair any rights relating thereto.

Section 6.03 Other Remedies.

If an Event of Default occurs and is continuing, the Trustee may pursue any available remedy to collect the payment of principal, premium, if any, and interest on the Notes or to enforce the performance of any provision of the Notes or this Indenture.

The Trustee may maintain a proceeding even if the Trustee does not possess any of the Notes or does not produce any Notes in the proceeding. A delay or omission by the Trustee or any Holder of a Note in exercising any right or remedy accruing upon an Event of Default shall not impair the right or remedy or constitute a waiver of or acquiescence in the Event of Default. All remedies are cumulative to the extent permitted by law.

Section 6.04 Waiver of Past Defaults.

Holders of not less than a majority in aggregate principal amount of the then outstanding Notes by notice to the Trustee may on behalf of the Holders of the Notes waive an existing Default or Event of Default and its consequences hereunder, except a continuing Default or Event of Default in the payment of the principal of, premium, if any, or interest on, the Notes (including in connection with an Asset Sale/Event of Loss Offer); provided, however, that the Holders of a majority in aggregate principal amount of the then outstanding Notes may rescind an acceleration and its consequences, including any related payment default that resulted from such acceleration. Upon any such waiver, such Default shall cease to exist, and any Event of Default arising therefrom shall be deemed to have been cured for every purpose of this Indenture; but no such waiver shall extend to any subsequent or other Default or impair any right consequent thereon.

Section 6.05 Control by Majority.

Subject to the provisions of this Indenture and applicable law, the Holders of a majority in aggregate principal amount of the then outstanding Notes have the right to direct the time, method and place of conducting any proceeding for any remedy available to the Trustee or exercising any trust or power conferred on the Trustee. The Trustee may refuse to follow any direction that conflicts with any law or this Indenture, that the Trustee determines in good faith may be unduly prejudicial to the rights of another Holder, or that may involve the Trustee in personal liability; provided that the Trustee may take any other action deemed proper by the Trustee which is not inconsistent with such direction.

Section 6.06 Limitation on Suits.

No Holder of any Notes will have any right to institute any proceeding with respect to this Indenture or for any remedy thereunder, unless:

(1) a Holder gives to the Trustee written notice of a continuing Event of Default;

(2) Holders of at least 25% in aggregate principal amount of the then outstanding Notes make a written request to pursue the remedy;

(3) such Holders provide to the Trustee indemnity and/or security satisfactory to it against any cost, liability or expense;

(4) the Trustee does not comply within 60 days after receipt of such notice and offer of indemnity and/or security; and

(5) during such 60-day period the Holders of a majority in aggregate principal amount of the outstanding Notes do not give the Trustee a written direction which, in the opinion of the Trustee, is inconsistent with the request;

provided that a Holder of a Note may institute suit for enforcement of payment of the principal of and premium, if any, or interest on such Note on or after the respective due dates expressed in such Note.

A Holder of a Note may not use this Indenture to prejudice the rights of another Holder of a Note or to obtain a preference or priority over another Holder of a Note.

Section 6.07 Rights of Holders of Notes to Receive Payment.

Notwithstanding any other provision of this Indenture, the right of any Holder of a Note to receive payment of principal, premium, if any, and interest on the Note, on or after the respective due dates expressed in the Note (including in connection with an offer to purchase), or to bring suit for the enforcement of any such payment on or after such respective dates, shall not be impaired or affected without the consent of such Holder.

Section 6.08 Collection Suit by Trustee.

If an Event of Default specified in Section 6.01(1) or (2) hereof occurs and is continuing, the Trustee is authorized to recover judgment in its own name and as trustee of an express trust against the Company for the whole amount of principal of, premium, if any, and interest remaining unpaid on, the Notes and interest on overdue principal and, to the extent lawful, interest and such further amount as shall be sufficient to cover the costs and expenses of collection, including the reasonable compensation, expenses, disbursements and advances of the Trustee, its agents and counsel.

Section 6.09 Trustee May File Proofs of Claim.

The Trustee is authorized to file such proofs of claim and other papers or documents as may be necessary or advisable in order to have the claims of the Trustee (including any claim for the compensation and reasonable expenses, disbursements and advances of the Trustee, its agents and counsel) and the Holders of the Notes allowed in any judicial proceedings relative to the Company (or any other Obligor upon the Notes), its creditors or its property and shall be entitled and empowered to participate as a member in any official committee of creditors appointed in such matter to collect, receive and distribute any money or other property payable or deliverable on any such claims and any custodian in any such judicial proceeding is hereby authorized by each Holder to make such payments to the Trustee and its agents and counsel, and in the event that the Trustee shall consent to the making of such payments directly to the Holders, to pay to the Trustee any amount due to it for the reasonable compensation, expenses, disbursements and advances of the Trustee, its agents and counsel, and any other amounts due the Trustee under Section 7.07 hereof. To the extent that the payment of any such compensation, expenses, disbursements and advances of the Trustee, its agents and counsel, and any other amounts due the Trustee under Section 7.07 hereof out of the estate in any such proceeding, shall be denied for any reason, payment of the same shall be secured by a Lien on, and shall be paid out of, any and all distributions, dividends, money, securities and other properties that the Holders may be entitled to receive in such proceeding whether in liquidation or under any plan of reorganization or arrangement or otherwise. Nothing herein contained shall be deemed to authorize the Trustee to authorize or consent to or accept or adopt on behalf of any Holder any plan of reorganization, arrangement, adjustment or composition affecting the Notes or the rights of any Holder, or to authorize the Trustee to vote in respect of the claim of any Holder in any such proceeding.

Section 6.10 Priorities.

If the Trustee collects any money or property pursuant to this Article 6, it shall distribute out the money in the following order:

First: to the Trustee, the Paying Agent, the Registrar, the Transfer Agent and their respective agents and attorneys for amounts due under Section 7.07 hereof, including payment of all compensation, expenses and liabilities incurred, and all advances made, by the Trustee and the costs and expenses of collection;

Second: to Holders of Notes for amounts due and unpaid on the Notes for principal, premium, if any, and interest, ratably, without preference or priority of any kind, according to the amounts due and payable on the Notes for principal, premium, if any and interest, respectively; and

Third: to the Company or to such party as a court of competent jurisdiction shall direct.

The Trustee may fix a record date and payment date for any payment to Holders of Notes pursuant to this Section 6.10.

Section 6.11 Undertaking for Costs.

In any suit for the enforcement of any right or remedy under this Indenture or in any suit against the Trustee for any action taken or omitted by it as a Trustee, a court in its discretion may require the filing by any party litigant in the suit of an undertaking to pay the costs of the suit, and the court in its discretion may assess reasonable costs, including reasonable attorneys’ fees and expenses, against any party litigant in the suit, having due regard to the merits and good faith of the claims or defenses made by the party litigant. This Section 6.11 does not apply to a suit by the Trustee, a suit by a Holder of a Note pursuant to Section 6.07 hereof, or a suit by Holders of more than 10% in aggregate principal amount of the then outstanding Notes.

Section 6.12 Restoration of Rights and Remedies.

If the Trustee or any Holder has instituted any proceeding to enforce any right or remedy under this Indenture and such proceeding has been discontinued or abandoned for any reason, or has been determined adversely to the Trustee or to such Holder, then and in every such case, subject to any determination in such proceedings, the Company, the Trustee and the Holders shall be restored severally and respectively to their former positions hereunder and thereafter all rights and remedies of the Trustee and the Holders shall continue as though no such proceeding has been instituted.

Section 6.13 Rights and Remedies Cumulative.

Except as otherwise provided with respect to the replacement or payment of mutilated, destroyed, lost or stolen Notes in Section 2.07 hereof, no right or remedy herein conferred upon or reserved to the Trustee or to the Holders is intended to be exclusive of any other right or remedy, and every right and remedy shall, to the extent permitted by law, be cumulative and in addition to every other right and remedy given hereunder or now or hereafter existing at law or in equity or otherwise. The assertion or employment of any right or remedy hereunder, or otherwise, shall not prevent the concurrent assertion or employment of any other appropriate right or remedy.

Section 6.14 Delay or Omission Not Waiver.

No delay or omission of the Trustee or of any Holder of any Note to exercise any right or remedy accruing upon any Event of Default shall impair any such right or remedy or constitute a waiver of any such Event of Default or an acquiescence therein. Every right and remedy given by this Article 6 or by law to the Trustee or to the Holders may be exercised from time to time, and as often as may be deemed expedient, by the Trustee or by the Holders, as the case may be.

ARTICLE 7
TRUSTEE

Section 7.01 Duties of Trustee.

(a) If an Event of Default has occurred and is continuing, the Trustee will exercise such of the rights and powers vested in it by this Indenture, and use the same degree of care and skill in its exercise, as a prudent person would exercise or use under the circumstances in the conduct of such person’s own affairs.

(b) Except during the continuance of an Event of Default:

(1) the duties of the Trustee will be determined solely by the express provisions of this Indenture and the Trustee need perform only those duties that are specifically set forth in this Indenture and the Notes and no others, and no implied covenants or obligations shall be read into this Indenture against the Trustee; and

(2) in the absence of gross negligence or willful misconduct on its part, the Trustee may conclusively rely, as to the truth of the statements and the correctness of the opinions expressed therein, and shall be protected in acting or refraining from acting upon certificates or opinions furnished to the Trustee and conforming to the requirements of this Indenture. However, the Trustee will examine the certificates and opinions to determine whether or not they conform to the form required by this Indenture (but need not confirm or investigate mathematical calculations or other facts stated therein).

(c) The Trustee may not be relieved from liabilities for its own gross negligent failure to act, or its own willful misconduct, except that:

(1) this paragraph does not limit the effect of paragraph (b) of this Section 7.01;

(2) the Trustee will not be liable for any error of judgment made in good faith by a Responsible Officer, unless it is proved in a court of competent jurisdiction in a final, non-appealable judgment that the Trustee was grossly negligent in ascertaining the pertinent facts; and

(3) the Trustee will not be liable with respect to any action it takes or omits to take in good faith in accordance with a direction received by it pursuant to Section 6.05 hereof.

(d) Whether or not therein expressly so provided, every provision of this Indenture that in any way relates to the Trustee is subject to paragraphs (a), (b), and (c) of this Section 7.01.

(e) No provision of this Indenture will require the Trustee to expend or risk its own funds or incur any financial liability in the performance of any of its duties hereunder or in the exercise of any of its rights or powers if it shall have reasonable grounds for believing that repayment of such funds or adequate indemnity against such risk or liability is not reasonably assured to it. The Trustee will be under no obligation to exercise any of its rights and powers under this Indenture at the request of any Holders, unless such Holder has offered to the Trustee security and indemnity satisfactory to it against any loss, liability or expense.

(f)   The Trustee will not be liable for interest on any money received by it except as the Trustee may agree in writing with the Company. Money held in trust by the Trustee need not be segregated from other funds except to the extent required by law.

(g) The Trustee shall not be charged with knowledge of (A) the existence of any Liquidity Event, Asset Sale or Event of Loss, or (B) any Default or Event of Default hereunder unless a Responsible Officer of the Trustee shall have actual knowledge thereof or have received written notice thereof at the Corporate Trust Office of the Trustee from the Company or any Holder and such notice references the Notes and this Indenture; provided the Trustee shall be deemed to have notice of the failure of the Company to deliver funds.

(h) The Trustee (at the Company’s expense) shall, upon written direction (which may be via email) of the Company, furnish to any Holder upon written request and without charge a copy of this Indenture.

Section 7.02 Rights of Trustee.

(a) The Trustee may conclusively rely and shall be fully protected in acting or refraining from acting upon any document believed by it to be genuine and to have been signed or presented by the proper Person. The Trustee need not investigate or verify any fact or matter stated in the document.

(b) Before the Trustee acts or refrains from acting, it may require an Officer’s Certificate or an Opinion of Counsel or both. The Trustee will not be liable for any action it takes or omits to take in good faith in reliance on such Officer’s Certificate or Opinion of Counsel. No such Officer’s Certificate or Opinion of Counsel shall be at the expense of the Trustee. The Trustee may consult with counsel appointed with due care and the advice of such counsel or any Opinion of Counsel will be full and complete authorization and protection from liability in respect of any action taken, suffered or omitted by it hereunder in good faith and in accordance with the advice or such opinion of such counsel.

(c) The Trustee may act through its agents, attorneys, custodians and nominees and will not be responsible for the misconduct or negligence of any agent, attorney, custodian or nominee appointed with due care.

(d) The Trustee will not be liable for any action it takes, suffers or omits to take in good faith that it believes to be authorized or within its discretion, rights or powers conferred upon it by this Indenture; provided, however, that the Trustee’s conduct does not constitute willful misconduct or gross negligence.

(e) Unless otherwise specifically provided in this Indenture, any demand, request, direction or notice from the Company will be sufficient if signed by an Officer of the Company. The Trustee may request that the Company deliver a certificate setting forth the names of individuals and/or titles of officers authorized at such time to take specified actions pursuant to this Indenture.

(f) The Trustee will be under no obligation to exercise any of the rights or powers vested in it by this Indenture at the request or direction of any of the Holders unless such Holders have offered to the Trustee indemnity or security reasonably satisfactory to it against the losses, costs, liabilities and expenses that might be incurred by it in compliance with such request or direction. The permissive rights of the Trustee to do things enumerated in this Indenture shall not be construed as a duty unless so specified herein and, with respect to such permissive rights, the Trustee shall not be answerable for other than its gross negligence or willful misconduct.

(g) In no event shall the Trustee be responsible or liable for any failure or delay in the performance of its obligations hereunder arising out of or caused by, directly or indirectly, forces beyond its control, including, without limitation, strikes, work stoppages, epidemics, pandemics, accidents, acts of war or terrorism, civil or military disturbances, nuclear or natural catastrophes or acts of God, and interruptions, loss or malfunctions of utilities, communications or computer (software and hardware) services; it being understood that the Trustee shall use reasonable efforts which are consistent with accepted practices in the banking industry to resume performance as soon as practicable under the circumstances.

(h) In no event shall the Trustee, including in its capacity as Paying Agent, Registrar or in any other capacity hereunder, be liable under or in connection with this Indenture for indirect, special, incidental, punitive or consequential losses or damages of any kind whatsoever, including but not limited to lost profits, whether or not foreseeable, even if the Trustee has been advised of the possibility thereof and regardless of the form of action in which such damages are sought.

(i) The Trustee shall have no obligation to invest and reinvest any cash held in any account.

(j) Neither the Trustee nor any of its directors, officers, employees, agents or affiliates shall be responsible for nor have any duty to monitor the performance or any action of the Company, or any of its directors, members, officers, agents, affiliates or employee, nor shall it have any liability in connection with the malfeasance or nonfeasance by such party. The Trustee shall not be responsible for any inaccuracy in the information obtained from the Company or for any inaccuracy or omission in the records which may result from such information or any failure by the Trustee to perform its duties as set forth herein as a result of any inaccuracy or incompleteness.

(k) The rights, privileges, protections, immunities and benefits given to the Trustee, including, without limitation, its right to be indemnified, are extended to, and shall be enforceable by, the Trustee in each of its capacities hereunder and under the Security Documents and the Intercreditor Agreements, and each agent, custodian and other Person employed to act hereunder or thereunder and whenever acting in such capacity under any related transaction document, the Trustee and the Collateral Trustee shall enjoy all the same rights, privileges, protections and benefits granted to it hereunder.

(l)   The Trustee shall not be required to expend or risk its own funds or otherwise incur financial liability for the performance of any of its duties hereunder or the exercise of any of its rights or powers if there is reasonable ground for believing that the repayment of such funds or reasonably adequate indemnity against such risk or liability is not assured to it.

(m) The Trustee shall not have any duty (i) to see to any recording, filing or depositing of this Indenture or any Indenture referred to herein or any financing statement or continuation statement evidencing a security interest, or to see to the maintenance of any such recording or filing or depositing or to any rerecording, refiling or redepositing of any thereof or (ii) to see to any insurance.

(n) The Trustee shall not be required to give any bond or surety in respect of the execution of the powers granted hereunder.

(o) The Trustee shall be under no obligation to effect or maintain insurance or to renew any policies of insurance or to inquire as to the sufficiency of any policies of insurance carried by the Company or any Subsidiary Guarantor, or to report, or make or file claims or proof of loss for, any loss or damage insured against or that may occur, or to keep itself informed or advised as to the payment of any taxes or assessments, or to require any such payment to be made.

(p) In accordance with Section 326 of the U.S.A. Patriot Act, to help fight the funding of terrorism and money laundering activities, the Trustee will obtain, verify, and record information that identifies individuals or entities that establish a relationship or open an account with the Trustee. The Trustee will ask for the name, address, tax identification number and other information that will allow the Trustee to identify the individual or entity who is establishing the relationship or opening the account. The Trustee may also ask for formation documents such as articles of incorporation, an offering memorandum, if applicable, or other identifying documents to be provided.

(q) The Trustee shall not be bound to make any investigation into the facts or matters stated in any resolution, certificate, statement, instrument, opinion, report, notice, request, consent, order, approval, bond, debenture, note or other paper or document unless requested in writing to do so by the Holders of not less than a majority in aggregate principal amount of the Notes at the time outstanding but the Trustee, in its discretion, may make such further inquiry or investigation into such facts or matters as it may see fit.

(r)   Each of the above described rights (a) through (q) hereof shall inure to the benefit of and be enforceable by the Collateral Trustee hereunder and under the Security Documents and Intercreditor Agreements.

Section 7.03 Individual Rights of Trustee.

The Trustee in its individual or any other capacity may become the owner or pledgee of Notes and may otherwise deal with the Company or any Affiliate of the Company with the same rights it would have if it were not Trustee. However, in the event that the Trustee or the Collateral Trustee acquires any conflicting interest it must eliminate such conflict within 90 days or resign. Any Agent may do the same with like rights. However, the Trustee must comply with Sections 7.10 and 7.11 hereof and is subject to TIA §§ 310(b) and 311.

Section 7.04 Trustee’s Disclaimer.

The Trustee will not be responsible for and makes no representation as to the validity or adequacy of this Indenture or the Notes (except that the Trustee represents that it is duly authorized to execute and deliver this Indenture, authenticate the Notes upon the receipt of an Authentication Order pursuant to Section 2.02 hereof and perform its obligations hereunder), it shall not be accountable for the Company’s use of the proceeds from the Notes or any money paid to the Company or upon the Company’s direction under any provision of this Indenture, it will not be responsible for the use or application of any money received by any Paying Agent, if other than the Trustee, and it will not be responsible for any statement or recital herein or any statement in the Notes or any other document in connection with the sale of the Notes or pursuant to this Indenture other than its certificate of authentication.

The Trustee shall not be responsible for filing any financing or continuation statements or recording any documents or instruments in any public office at any time or times or otherwise perfecting or maintaining the perfection of any Liens on the Collateral nor for monitoring the actions of any other Person, including the Company, with respect to the same.

Delivery of reports, information and documents to the Trustee under Article 4 hereunder is for informational purposes only and the Trustee’s receipt or constructive receipt of the foregoing shall not constitute constructive notice of any information contained therein or determinable from information contained therein, including the Company’s compliance with any of its covenants hereunder (as to which the Trustee is entitled to rely exclusively on Officer’s Certificates). The Trustee is not obligated to confirm that the Company has complied with its obligations contained in Section 4.03 hereunder to post such reports and other information on its website.

Section 7.05 Notice of Defaults.

If a Default or Event of Default occurs, is continuing and notice of such Default or Event of Default has been delivered to a Responsible Officer of the Trustee, the Trustee must deliver to each Holder, a notice of the Default or Event of Default within thirty (30) days after a Responsible Officer acquires actual knowledge or has received written notice of such Default or Event of Default, unless such Default or Event of Default has been cured or waived. Except in the case of a Default or Event of Default in the payment of principal of, premium, if any, or interest on any Note, the Trustee may withhold notice if and so long as a committee of its Responsible Officers in good faith determines that withholding notice is in the interests of the Holders.

Section 7.06 Reports by Trustee to Holders.

Within 60 days after the yearly anniversary of the Issue Date, beginning with the anniversary in 2023, the Trustee shall, to the extent that any of the events described in TIA § 313(a) occurred within the previous twelve months, but not otherwise, mail to each Holder a brief report dated as of such date that complies with TIA § 313(a). The Trustee also shall comply with TIA §§ 313(b), 313(c) and 313(d).

Section 7.07 Compensation and Indemnity.

(a) The Company will pay to the Trustee and the Collateral Trustee from time to time compensation for its acceptance of this Indenture and services hereunder as agreed to in writing. The Trustee’s and the Collateral Trustee’s compensation will not be limited by any law on compensation of a trustee of an express trust. The Company will reimburse the Trustee and the Collateral Trustee promptly upon written request for all reasonable and documented fees and expenses incurred or made by it in addition to the compensation for its services, except any such fee or expense as may be attributable to the Trustee’s or Collateral Trustee’s gross negligence or willful misconduct as determined by a court of competent jurisdiction in a final, nonappealable judgment. Such expenses will include the reasonable and documented fees and expenses of the Trustee’s and the Collateral Trustee’s agents and counsel.

(b) The Company will indemnify the Trustee and the Collateral Trustee (both individually and in their capacity as such) and hold each of the foregoing harmless against any and all losses, liabilities, expenses, claims or damages (including reasonable and documented fees and expenses of counsel and taxes other than those based upon the income of the Trustee) incurred by it arising out of or in connection with the acceptance or administration of its duties under this Indenture, including the costs and expenses of enforcing this Indenture against the Company (including this Section 7.07) and defending itself against any claim (whether asserted by the Company, any Holder or any other Person) or liability in connection with the acceptance, exercise or performance of any of its powers or duties hereunder, except to the extent any such loss, liability or expense may be attributable to its gross negligence or willful misconduct as determined by a court of competent jurisdiction in a final, nonappealable judgment. The Trustee and the Collateral Trustee will notify the Company promptly of any claim for which it may seek indemnity. Failure by the Trustee or the Collateral Trustee to so notify the Company will not relieve the Company of its obligations hereunder. The Company will defend the claim and the Trustee and the Collateral Trustee will, and will cause its officers, directors, employees and agents to, cooperate in the defense. The Trustee and the Collateral Trustee may have separate counsel and the Company will pay the reasonable and documented fees and expenses of such counsel; provided that the Company will not be required to pay such fees and expenses if they assume the Trustee’s and the Collateral Trustee’s defense with counsel reasonably acceptable to and approved by the Trustee and the Collateral Trustee (such consent not to be unreasonably withheld) and there is no conflict of interest between the Company and the Trustee and the Collateral Trustee in connection with such defense. The Company need not pay for any settlement made without its consent, which consent will not be unreasonably withheld, delayed or conditioned. The Company need not make any expense or indemnify against any loss or liability to the extent Incurred by the Trustee or the Collateral Trustee through its gross negligence or willful misconduct as determined by a court of competent jurisdiction in a final, nonappealable judgment.

(c) The obligations of the Company under this Section 7.07 will survive the satisfaction and discharge of this Indenture and the resignation or removal of the Trustee or the Collateral Trustee.

(d) To secure the Company’s payment obligations in this Section 7.07, the Trustee and the Collateral Trustee will have a Lien prior to the Notes on all money or property held or collected by the Trustee and the Collateral Trustee, except that held in trust to distribute principal, premium, if any, and interest on particular Notes. Such Lien will survive the satisfaction and discharge of this Indenture.

(e) When each of the Trustee and the Collateral Trustee incurs expenses or renders services after an Event of Default specified in Section 6.01(8) or (9) hereof occurs, the expenses and the compensation for the services (including the fees and expenses of its agents and counsel) are intended to constitute expenses of administration under any Bankruptcy Law.

(f)   All indemnities to be paid to the Trustee or the Collateral Trustee under this Indenture shall be payable promptly when due in U.S. Dollars in the full amount due, without deduction for any variation in any rate of exchange. The Company agrees to indemnify the Trustee and the Collateral Trustee against any losses incurred by the Trustee and the Collateral Trustee as a result of any judgment or order being given or made for amounts due hereunder and such judgment or order being expressed and paid in a currency (the “Judgment Currency”) other than U.S. Dollars and as a result of any variation as between (1) the rate of exchange at which the U.S. Dollar amount is converted into Judgment Currency for the purpose of such judgment or order, and (2) the rate of exchange at which the Trustee or the Collateral Trustee is then able to purchase U.S. Dollars with the amount of the Judgment Currency actually received by the Trustee or the Collateral Trustee. The indemnity set forth in this Section 7.07 shall constitute a separate and independent obligation of the Company and shall continue in full force and effect notwithstanding any such judgment or order as aforesaid.

Section 7.08 Replacement of Trustee.

(a) A resignation or removal of the Trustee and appointment of a successor Trustee will become effective only upon the successor Trustee’s acceptance of appointment as provided in this Section 7.08.

(b) The Trustee may resign, upon 30 days written notice to the Company, in writing at any time and be discharged from the trust hereby created by so notifying the Company. The Holders of a majority in aggregate principal amount of the then outstanding Notes may, with the consent of the Company, remove the Trustee by so notifying the Trustee and the Company in writing. The Company may remove the Trustee if:

(1) the Trustee fails to comply with Section 7.10 hereof;

(2) the Trustee is adjudged a bankrupt or an insolvent or an order for relief is entered with respect to the Trustee under any Bankruptcy Law;

(3) a custodian or public officer takes charge of the Trustee or its property; or

(4) the Trustee becomes incapable of acting.

In addition, the Company may remove the Trustee at any time for any reason to the extent the Company has given the Trustee at least five (5) Business Days’ written notice and as long as no Default or Event of Default has occurred and is continuing.

(c) If the Trustee resigns or is removed or if a vacancy exists in the office of Trustee for any reason, the Company will promptly appoint a successor Trustee. Within one year after the successor Trustee takes office, the Holders of a majority in aggregate principal amount of the then outstanding Notes may appoint a successor Trustee to replace the successor Trustee appointed by the Company.

(d) If a successor Trustee does not take office within sixty (60) days after the retiring Trustee resigns or is removed, the retiring Trustee (at the Company’s expense), the Company, or the Holders of at least 10% in aggregate principal amount of the then outstanding Notes may petition any court of competent jurisdiction for the appointment of a successor Trustee.

(e) If the Trustee, after written request by any Holder who has been a Holder for at least six months, fails to comply with Section 7.10 hereof, such Holder may petition any court of competent jurisdiction for the removal of the Trustee and the appointment of a successor Trustee.

(f)   A successor Trustee will deliver a written acceptance of its appointment to the retiring Trustee and to the Company. Thereupon, the resignation or removal of the retiring Trustee will become effective, and the successor Trustee will have all the rights, powers and duties of the Trustee under this Indenture. The successor Trustee will mail a notice of its succession to Holders. The retiring Trustee will promptly transfer all property held by it as Trustee to the successor Trustee; provided that all sums owing to the Trustee hereunder have been paid and subject to the Lien provided for in Section 7.07 hereof. Notwithstanding replacement of the Trustee pursuant to this Section 7.08, the Company’s obligations under Section 7.07 hereof will continue for the benefit of the retiring Trustee.

Section 7.09 Successor Trustee or Collateral Trustee by Merger, etc.

Any corporation or other entity into which the Trustee or Collateral Trustee may be merged or converted or with which it may be consolidated, or any corporation or other entity resulting from any merger, conversion or consolidation to which the Trustee or Collateral Trustee shall be a party, or any corporation or other entity succeeding to all or substantially all the corporate trust business of the Trustee or Collateral Trustee shall be the successor of the Trustee or Collateral Trustee hereunder without the execution or filing of any paper with any party hereto or any further act on the part of any of the parties hereto. As soon as practicable, the successor Trustee shall mail a notice to the Company and the Holders of Notes informing them of such merger, conversion or consolidation.

Section 7.10 Eligibility; Disqualification.

The Trustee shall at all times satisfy the requirements of TIA § 310(a). The Trustee shall have a combined capital and surplus of at least U.S.$50.0 million as set forth in its most recent published annual report of condition. The Trustee shall comply with TIA § 310(b); provided, however, that there shall be excluded from the operation of TIA § 310(b)(1) any indenture or indentures under which other securities or certificates of interest or participation in other securities of the Company are outstanding if the requirements for such exclusion set forth in TIA § 310(b)(1) are met.

Section 7.11 Preferential Collection of Claims Against Company.

The Trustee shall comply with TIA § 311(a), excluding any creditor relationship listed in TIA § 311(b). A Trustee who has resigned or been removed shall be subject to TIA § 311(a) to the extent indicated.

Section 7.12 Parallel Liability.

(a) The parties agree that:

(1) an Obligor’s Parallel Liability is due and payable at the same time as, for the same amount of and in the same currency as its Corresponding Liabilities;

(2) an Obligor’s Parallel Liability is decreased to the extent that its Corresponding Liabilities have been irrevocably paid or discharged and its Corresponding Liabilities are decreased to the extent that its Parallel Liability has been irrevocably paid or discharged;

(3) an Obligor’s Parallel Liability is independent and separate from, and without prejudice to, its Corresponding Liabilities, and constitutes a single obligation of that Obligor to the Trustee (even though that Obligor may owe more than one Corresponding Liability to the Holders under the Notes) and an independent and separate claim of the Trustee to receive payment of that Parallel Liability (in its capacity as the independent and separate creditor of that Parallel Liability and not as a co-creditor in respect of the Corresponding Liabilities); and

(4) for purposes of this Section 7.12, the Trustee acts in its own name and not as agent, representative or trustee of the Holders and accordingly holds neither its claim resulting from a Parallel Liability nor any Security Documents securing a Parallel Liability on trust.

(b) Each Obligor irrevocably and unconditionally undertakes to pay to the Trustee an amount equal to the aggregate amount of its Corresponding Liabilities (as these may exist from time to time).

(c) In this Section 7.12:

(1) “Corresponding Liabilities” means all present and future liabilities and contractual and non-contractual obligations of an Obligor under or in connection with this Indenture and the other Debt Documents, but excluding its Parallel Liability;

(2) “Parallel Liability” means an Obligor’s undertaking pursuant to this Section 7.12; and

(3) “Obligors” means the Company and the Subsidiary Guarantors.

ARTICLE 8
LEGAL DEFEASANCE AND COVENANT DEFEASANCE

Section 8.01 Option to Effect Legal Defeasance or Covenant Defeasance.

The Company may at any time, at the option of its Board of Directors evidenced by a resolution set forth in an Officer’s Certificate, elect to have either Section 8.02 or 8.03 hereof be applied to all outstanding Notes upon compliance with the conditions set forth below in this Article 8.

Section 8.02 Legal Defeasance and Discharge.

Upon the Company’s exercise under Section 8.01 hereof of the option applicable to this Section 8.02, the Company and the Subsidiary Guarantors will, subject to the satisfaction of the conditions set forth in Section 8.04 hereof, be deemed to have been discharged from its obligations with respect to all outstanding Notes, and all of the Subsidiary Guarantors will be released from their obligations under the Note Guarantees, on the date the conditions set forth below are satisfied (hereinafter, “Legal Defeasance”). For this purpose, Legal Defeasance means that the Company and the Subsidiary Guarantors will be deemed to have paid and discharged the entire Indebtedness represented by the outstanding Notes, and all of the Subsidiary Guarantors will be released from their obligations under the Note Guarantees, which will thereafter be deemed to be “outstanding” only for the purposes of Section 8.05 hereof and the other Sections of this Indenture referred to in clauses (1) and (2) of this Section 8.02, on the 91st day after the deposit specified in clause (1) of Section 8.04 hereof, and to have satisfied all their other obligations under such Notes and this Indenture (and the Trustee, on demand of and at the expense of the Company, shall execute proper instruments acknowledging the same), except for the following provisions which will survive until otherwise terminated or discharged hereunder:

(1) the rights of Holders to receive payments in respect of the principal of, premium, if any, and interest (including Additional Amounts) on the Notes when such payments are due;

(2) the Company’s obligations with respect to such Notes under Sections 2.03, 2.07, 2.10 and 4.02 hereof;

(3) the rights, powers, trusts, duties and immunities of the Trustee, the paying agent, the registrar and the transfer agent hereunder and the Company’s and each Subsidiary Guarantor’s obligations in connection therewith; and

(4) this Article 8.

Subject to compliance with this Article 8, the Company may exercise its option under this Section 8.02 notwithstanding the prior exercise of its option under Section 8.03 hereof.

Section 8.03 Covenant Defeasance.

Upon the Company’s exercise under Section 8.01 hereof of the option applicable to this Section 8.03, the Company will, subject to the satisfaction of the conditions set forth in Section 8.04 hereof, be released from its obligations under the covenants contained in Sections 3.09, 4.03, 4.04, 4.05, 4.07 through 4.13, 4.16 through 4.19 and 4.21 through 4.24. hereof, and any covenant added to this Indenture subsequent to the Issue Date pursuant to Section 9.01 hereof and the second paragraph of Section 5.01 hereof with respect to the outstanding Notes on and after the date the conditions set forth in Section 8.04 hereof are satisfied (hereinafter, “Covenant Defeasance”), and the Notes will thereafter be deemed not “outstanding” for the purposes of any direction, waiver, consent or declaration or act of Holders (and the consequences of any thereof) in connection with such covenants, but will continue to be deemed “outstanding” for all other purposes hereunder (it being understood that such Notes will not be deemed outstanding for accounting purposes). When the Company is released from its obligations pursuant to Section 8.04, all of the Subsidiary Guarantors will be released from their obligations under the Note Guarantees.

For this purpose, Covenant Defeasance means that, with respect to the outstanding Notes, the Company may omit to comply with and will have no liability in respect of any term, condition or limitation set forth in any such covenant, whether directly or indirectly, by reason of any reference elsewhere herein to any such covenant or by reason of any reference in any such covenant to any other provision herein or in any other document and such omission to comply will not constitute a Default or an Event of Default under Section 6.01 hereof, and all of the Subsidiary Guarantors will be released from their obligations under the Note Guarantees, but, except as specified above, the remainder of this Indenture and such Notes will be unaffected thereby. In addition, upon the Company’s exercise under Section 8.01 hereof of the option applicable to this Section 8.03, subject to the satisfaction of the conditions set forth in Section 8.04 hereof, Sections 6.01(3) through 6.01(7) and Section 6.01(10) hereof will not constitute Events of Default.

Section 8.04 Conditions to Legal or Covenant Defeasance.

In order to exercise either Legal Defeasance or Covenant Defeasance under either Section 8.02 or 8.03 hereof:

(1) the Company must irrevocably deposit with the Trustee, in trust, for the benefit of the Holders cash in U.S. Dollars, certain direct non-callable Government Securities, or a combination thereof, in such amounts as will be sufficient, without reinvestment, in the opinion of a nationally recognized firm of independent public accountants or investment bank, to pay the principal of, premium, if any, and interest (including an amount of cash equal to all accrued and unpaid PIK Interest) and any Additional Amounts on the Notes on the stated date for payment thereof or on the applicable redemption date, as the case may be;

(2) in the case of Legal Defeasance under Section 8.02 hereof, the Company must deliver to the Trustee an Opinion of Counsel from counsel in New York independent of the Company stating that:

(A) the Company has received from, or there has been published by, the U.S. Internal Revenue Service a ruling; or

(B) since the Issue Date, there has been a change in the applicable U.S. federal income tax law,

in either case to the effect that, and based thereon such Opinion of Counsel shall state that, the Holders will not recognize income, gain or loss for U.S. federal income tax purposes as a result of such Legal Defeasance and will be subject to U.S. federal income tax on the same amounts, in the same manner and at the same times as would have been the case if such Legal Defeasance had not occurred;

(3) in the case of Covenant Defeasance under Section 8.03 hereof, the Company must deliver to the Trustee an Opinion of Counsel from counsel in New York stating that the Holders will not recognize income, gain or loss for U.S. federal income tax purposes as a result of such Covenant Defeasance and will be subject to U.S. federal income tax on the same amounts, in the same manner and at the same times as would have been the case if such Covenant Defeasance had not occurred;

(4) no Default or Event of Default shall have occurred and be continuing on the date of the deposit pursuant to clause (1) of this Section 8.04 (other than a Default or Event of Default resulting from the failure to comply with Section 4.09 and 4.12 hereof, as a result of the borrowing of the funds required to effect such deposit and the liens incurred in connection therewith);

(5) the Company must deliver to the Trustee an Officer’s Certificate stating that such Legal Defeasance or Covenant Defeasance shall not result in a breach or violation of, or constitute a Default under this Indenture or any other material agreement or instrument to which the Company or any of its Subsidiaries is a party or by which the Company or any of its Subsidiaries is bound;

(6) the Company must deliver to the Trustee an Officer’s Certificate stating that the deposit was not made by the Company with the intent of preferring the Holders over any other creditors of the Company or any Subsidiary of the Company or with the intent of defeating, hindering, delaying or defrauding any other creditors of the Company or others; and

(7) the Company has delivered to the Trustee an Officer’s Certificate and an Opinion of Counsel from counsel in New York, each stating that all applicable conditions precedent provided for or relating to the Legal Defeasance or the Covenant Defeasance have been complied with.

Section 8.05 Deposited Money and Government Securities to be Held in Trust; Other Miscellaneous Provisions.

Subject to Section 8.06 hereof, all money and non-callable Government Securities (including the proceeds thereof) deposited with the Trustee (or other qualifying trustee, collectively for purposes of this Section 8.05, the “Trustee”) pursuant to Section 8.04 hereof in respect of the outstanding Notes will be held in trust and applied by the Trustee, in accordance with the provisions of such Notes and this Indenture, to the payment, either directly or through any Paying Agent (including the Company acting as Paying Agent) as the Trustee may determine, to the Holders of such Notes of all sums due and to become due thereon in respect of principal, premium, if any, and interest (including PIK Interest), but such money need not be segregated from other funds except to the extent required by law.

The Company will pay and indemnify the Trustee against any tax, fee or other charge imposed on or assessed against the cash or non-callable Government Securities deposited pursuant to Section 8.04 hereof or the principal and interest received in respect thereof other than any such tax, fee or other charge which by law is for the account of the Holders of the outstanding Notes.

Notwithstanding anything in this Article 8 to the contrary, the Trustee will deliver or pay to the Company from time to time upon the written request of the Company any money or non-callable Government Securities held by it as provided in Section 8.04 hereof which, in the opinion of a nationally recognized firm of independent public accountants expressed in a written certification thereof delivered to the Trustee (which may be the opinion delivered under Section 8.04(2) hereof), are in excess of the amount thereof that would then be required to be deposited to effect an equivalent Legal Defeasance or Covenant Defeasance.

Section 8.06 Repayment to Company.

Subject to any applicable abandoned property laws, any money deposited with the Trustee or any Paying Agent, or then held by the Company, in trust for the payment of the principal of, premium, if any, or interest on, any Note and remaining unclaimed for two years after such principal, premium, if any, or interest has become due and payable shall be paid to the Company on its request or (if then held by the Company) will be discharged from such trust; and the Holder of such Note will thereafter be permitted to look only to the Company for payment thereof, and all liability of the Trustee or such Paying Agent with respect to such trust money, and all liability of the Company as trustee thereof, will thereupon cease; provided, however, that the Trustee or such Paying Agent, before being required to make any such repayment, may at the expense of the Company cause to be published once, in the New York Times and The Wall Street Journal (national edition), notice that such money remains unclaimed and that, after a date specified therein, which will not be less than 30 days from the date of such notification or publication, any unclaimed balance of such money then remaining will be repaid to the Company.

Section 8.07 Reinstatement.

If the Trustee or Paying Agent is unable to apply any U.S. Dollars or non-callable Government Securities in accordance with Section 8.02 or 8.03 hereof, as the case may be, by reason of any order or judgment of any court or governmental authority enjoining, restraining or otherwise prohibiting such application, then the Company’s obligations under this Indenture and the Notes will be revived and reinstated as though no deposit had occurred pursuant to Section 8.02 or 8.03 hereof until such time as the Trustee or Paying Agent is permitted to apply all such money in accordance with Section 8.02 or 8.03 hereof, as the case may be; provided, however, that, if the Company makes any payment of principal of, premium, if any, or interest on, any Note following the reinstatement of its obligations, the Company will be subrogated to the rights of the Holders of such Notes to receive such payment from the money held by the Trustee or Paying Agent.

ARTICLE 9
AMENDMENT, SUPPLEMENT AND WAIVER

Section 9.01 Without Consent of Holders of Notes.

Notwithstanding Section 9.02 hereof, from time to time, the Company, the Subsidiary Guarantors and the Trustee may amend or supplement this Indenture, any Intercreditor Agreement, any Security Document or the Notes without the consent of any Holder of Notes:

(1) to cure any ambiguity, defect or inconsistency;

(2) to provide for certificated Notes in addition to or in place of uncertificated Notes;

(3) to comply with Article 5 and/or Article 12 hereof;

(4) to make any change that would provide any additional rights or benefits to Holders or that does not materially and adversely affect the legal rights hereunder of any Holder, including any change in a Security Document required for the perfection of the relevant document before the applicable registries and/or authorities;

(5) to evidence and provide for the acceptance of an appointment by a successor trustee;

(6) to allow any Subsidiary Guarantor to execute a supplemental indenture and/or add Note Guarantees with respect to the Notes;

(7) (A) to enter into additional or supplemental Security Documents or otherwise add Collateral for or further secure the Notes or any Note Guarantees or any other obligation under this Indenture or (B) to make, complete or confirm any grant of Collateral permitted or required by this Indenture or any of the Security Documents or any release, termination or discharge of Collateral that becomes effective as set forth in this Indenture or any of the Security Documents;

(8) to release a Subsidiary Guarantor as expressly provided in this Indenture;

(9) to add any Priority Lien Obligations, Junior Priority Lien Obligations, First Lien Obligations or Second Lien Obligations, in each case, to the extent expressly permitted under this Indenture, to the Security Documents and the Intercreditor Agreements on the terms set forth therein, or otherwise in accordance with the terms of this Indenture, any Security Document or any Intercreditor Agreement; or

(10) to comply with the requirements of the SEC in order to effect or maintain the qualification of this Indenture under the TIA.

Section 9.02 With Consent of Holders of Notes.

Except as provided in this Section 9.02, other modifications and amendments of this Indenture, any Intercreditor Agreements, any Security Document or the Notes may be made with the written consent of the Holders of a majority in principal amount of the then outstanding Notes (including, without limitation, consents obtained in connection with a purchase of, or tender offer or exchange offer for, the Notes) issued hereunder, and any existing default or compliance with any provision of this Indenture or the Notes outstanding thereunder may be waived with the consent of the Holders of a majority in principal amount of the then outstanding Notes (including, without limitation, consents obtained in connection with a purchase of, or tender offer or exchange offer for, the Notes). Section 2.08 hereof shall determine which Notes are considered to be “outstanding” for purposes of this Section 9.02. However, without the consent of each Holder of Notes affected, an amendment, supplement or waiver under this Section 9.02 may not:

(1) reduce the principal amount of Notes whose Holders must consent to an amendment, supplement or waiver;

(2) reduce the rate of or change or have the effect of changing the time for payment of interest on any Notes;

(3) reduce the principal of or change or have the effect of changing the fixed maturity of any Note or change the date on which any Note may be subject to redemption or repurchase or reduce the redemption or purchase price therefor;

(4) amend, change or modify in any material respect the obligation of the Company (A) to consummate a Liquidity Event Conversion in respect of a Liquidity Event that has been approved by both the Required ALB Majority and the Notes/Bradesco Majority pursuant to Section 4.16(b)(1), or has been approved by the Notes/Bradesco Majority and one or more Holders or lenders of the Restructured Bradesco Debt has elected to purchase the Restructured ALB Loans pursuant to Section 4.16(b)(2); and (B) to make and consummate an Asset Sale/Event of Loss Offer with respect to any Asset Sale that has been consummated or following an Event of Loss pursuant to Section 4.10 (other than, in the case of an Event of Loss, any amendment or waiver of any time period or dollar threshold to permit the Company to Restore all or a portion of the related Drilling Rig);

(5) waive an Event of Default in the payment of principal of, premium, if any, or interest on the Notes (except a rescission of acceleration of the Notes by the Holders of at least a majority in aggregate principal amount of the then outstanding Notes with respect to a nonpayment default and a waiver of the payment default that resulted from such acceleration, and any definitions or provisions related thereto);

(6) make any Note payable in a currency or place of payment other than that stated in such Note;

(7) make any change in provisions of this Indenture entitling each Holder to receive payment of principal of, premium, if any, and interest on such Notes on or after the due date thereof or to bring suit to enforce such payment;

(8) make any change in the provisions of this Indenture described under Section 4.18 hereof that adversely affects the rights of any Holder;

(9) make any change to the provisions of this Indenture or any Notes that adversely affects the ranking of such Notes; provided that a change to Section 4.12 hereof shall not affect the ranking of the Notes; and

(10) release any Subsidiary Guarantor from any of its obligations under this Indenture or its Note Guarantee, except in accordance with the terms of this Indenture.

Notwithstanding anything herein to the contrary, without the consent of the Holders of at least 66 2/3% in principal amount of the Notes then outstanding, no amendment, supplement or waiver may release all or substantially all of the Collateral securing the Notes other than in accordance with this Indenture, the Intercreditor Agreements and the Security Documents.

Upon the request of the Company accompanied by an Officer’s Certificate authorizing the execution of any such amended or supplemental indenture pursuant to this Section 9.02 or Section 9.01 hereof, and upon the filing with the Trustee of the consent of the Holders of Notes as aforesaid, and upon receipt by the Trustee of the documents described in Sections 7.02 and 9.05 hereof, the Trustee will join with the Company in the execution of such amended or supplemental indenture unless such amended or supplemental indenture directly affects the Trustee’s own rights, duties or immunities under this Indenture or otherwise, in which case the Trustee may in its discretion, but will not be obligated to, enter into such amended or supplemental indenture. In connection with executing an amendment pursuant to this Section 9.02 or Section 9.01 hereof, the Trustee will be entitled to rely on evidence provided, including solely on an Opinion of Counsel and Officer’s Certificate.

The consent of the Holders of Notes is not necessary to approve the particular form of any proposed amendment, supplement or waiver under this Section 9.02 or Section 9.01 hereof. It is sufficient if such consent approves the substance thereof. After an amendment, supplement or waiver under this Section 9.02 or Section 9.01 hereof becomes effective, the Company will mail to the Holders of Notes affected thereby a notice briefly describing the amendment, supplement or waiver. Any failure of the Company to mail such notice, or any defect therein, will not, however, in any way impair or affect the validity of any such amended or supplemental indenture or waiver. Subject to Sections 6.04 and 6.07 hereof, the Holders of a majority in aggregate principal amount of the Notes then outstanding voting as a single class may waive compliance in a particular instance by the Company with any provision of this Indenture or the Notes.

Section 9.03 Revocation and Effect of Consents.

Until an amendment, supplement or waiver becomes effective, a consent to it by a Holder of a Note is a continuing consent by the Holder of a Note and every subsequent Holder of a Note or portion of a Note that evidences the same debt as the consenting Holder’s Note, even if notation of the consent is not made on any Note. However, any such Holder of a Note or subsequent Holder of a Note may revoke the consent as to its Note if the Trustee receives written notice of revocation before the date the amendment, supplement or waiver becomes effective. An amendment, supplement or waiver becomes effective in accordance with its terms and thereafter binds every Holder.

The Company may, but shall not be obligated to, fix a record date for the purpose of determining the Holders entitled to consent to any amendment, supplement or waiver. If a record date is fixed, then notwithstanding the immediately preceding paragraph, those Persons who were Holders at the close of business on such record date (or their designated proxies), and only those Persons, shall be entitled to consent to such amendment, supplement or waiver or revoke any consent previously given, whether or not such Persons continue to be the Holders after such record date.

After an amendment, supplement or waiver becomes effective, it shall bind every Holder, unless it makes a change described in any of clauses (1) through (10) of Section 9.02 hereof, in which case, the amendment, supplement or waiver shall bind only each Holder of a Note who has consented to it and every subsequent Holder of a Note or portion of a Note that evidences the same indebtedness as the consenting Holder’s Note.

Section 9.04 Notation on or Exchange of Notes.

The Trustee may place an appropriate notation about an amendment, supplement or waiver on any Note thereafter authenticated. The Company in exchange for all Notes may issue and the Trustee shall, upon receipt of an Authentication Order, authenticate new Notes that reflect the amendment, supplement or waiver.

Failure to make the appropriate notation or issue a new Note will not affect the validity and effect of such amendment, supplement or waiver.

Section 9.05 Trustee to Sign Amendments, etc.

The Trustee will sign any amended or supplemental indenture or waiver authorized pursuant to this Article 9 if the amendment or supplement does not adversely affect the rights, duties, liabilities or immunities of the Trustee. The Company may not sign an amended or supplemental indenture until the Board of Directors of the Company approves it. In executing any amended or supplemental indenture, or if required to execute any amendment to a Security Document or an Intercreditor Agreement in its capacity as notes agent, in each case, the Trustee will be entitled to receive and (subject to Section 7.01 hereof) be fully protected in relying on, in addition to the documents and Opinion of Counsel described in Section 15.04 hereof, an Opinion of Counsel and Officer’s Certificate stating that the execution of such amended or supplemental indenture is authorized or permitted by this Indenture and that such amended or supplemental indenture is valid and binding on the Company in accordance with its terms.

ARTICLE 10
GUARANTEES

Section 10.01 Guarantee.

(a) Each Subsidiary Guarantor hereby fully and unconditionally guarantees (the “Note Guarantees”) on a senior secured basis, as primary obligor and not merely as surety, jointly and severally with each other Subsidiary Guarantor, to each Holder and to the Trustee the full and punctual payment when due, whether at maturity, by acceleration, by redemption or otherwise, of the Obligations (such guaranteed Obligations, the “Guaranteed Obligations”). Upon failure by the Company to pay punctually any such amount, each Subsidiary Guarantor shall forthwith pay the amount not so paid at the place and time and in the manner specified in this Indenture.

(b) Each Subsidiary Guarantor waives presentment to, demand of payment from and protest to the Company of any of the Obligations and also waives notice of protest for nonpayment. Each Subsidiary Guarantor waives notice of any default under the Notes or the Obligations. The obligations of each Subsidiary Guarantor hereunder shall not be affected by (i) the failure of any Holder to assert any claim or demand or to enforce any right or remedy against the Company or any other Person under this Indenture, the Notes or any other agreement or otherwise; (ii) any extension or renewal of any thereof; (iii) any rescission, waiver, amendment or modification of any of the terms or provisions of this Indenture, the Notes or any other agreement; (iv) the release of any security held by any Holder or the Trustee for the Obligations or any of them; (v) the failure of any Holder to exercise any right or remedy against any other Subsidiary Guarantor; or (vi) any change in the ownership of the Company.

(c) Each of the Subsidiary Guarantors further expressly waives irrevocably and unconditionally:

(1) any right it may have to first require any Holder to proceed against, initiate any actions before a court of law or any other judge or authority, or enforce any other rights or security or claim payment from the Company or any other Person (including any Subsidiary Guarantor or any other guarantor) before claiming from it under this Indenture;

(2) any right to which it may be entitled to have the assets of the Company or any other Person (including any Subsidiary Guarantor or any other guarantor) first be used, applied or depleted as payment of the Company’s or the Subsidiary Guarantors’ obligations hereunder, prior to any amount being claimed from or paid by any of the Subsidiary Guarantors hereunder; and

(3) any right to which it may be entitled to have claims hereunder divided between the Subsidiary Guarantors.

(d) The obligations of each Subsidiary Guarantor hereunder shall not be subject to any reduction, limitation, impairment or termination for any reason (other than payment of the Obligations in full), including any claim of waiver, release, surrender, alteration or compromise, and shall not be subject to any defense of setoff, counterclaim, recoupment or termination whatsoever (provided that nothing herein prevents the assertion of any such claim by separate suit or compulsory counterclaim) or by reason of the invalidity, illegality or unenforceability of the Obligations or otherwise.

(e) Each Subsidiary Guarantor further agrees that its Note Guarantee herein shall continue to be effective or be reinstated, as the case may be, if at any time payment, or any part thereof, of principal of or interest on any of the Obligations is rescinded or must otherwise be restored by any Holder upon the bankruptcy, or reorganization of the Company or otherwise.

(f)   If acceleration of the time for payment of any amount payable by the Company under this Indenture or the Notes is stayed upon the insolvency, bankruptcy or reorganization of the Company, all such amounts otherwise subject to acceleration under the terms of this Indenture are nonetheless payable by the Subsidiary Guarantors hereunder forthwith on demand by the Trustee or the Holders.

Section 10.02 Limitation on Liability; Termination, Release and Discharge.

(a) The obligations of each Subsidiary Guarantor hereunder shall be limited to the maximum amount as would not render such Subsidiary Guarantor’s obligations subject to avoidance under any applicable laws, including, without limitation, applicable fraudulent conveyance provisions of any such applicable laws, or would not result in a breach or violation by such Subsidiary Guarantor of any provision of any then-existing agreement to which it is party, including any agreements entered into in connection with the acquisition or creation of such Subsidiary Guarantor; provided that such prohibition was not adopted to avoid guaranteeing the Notes.

(b) The Note Guarantee of a Subsidiary Guarantor will terminate and be released upon, and such Subsidiary Guarantor shall be released and relieved of its obligations under its Note Guarantee in the event that:

(1) a sale or other disposition (including by way of consolidation or merger) of all or a portion of the Capital Stock of a Subsidiary Guarantor following which such Subsidiary Guarantor is no longer a Subsidiary of the Company or a sale or disposition (including by way of consolidation or merger) of all or substantially all the assets of such Subsidiary Guarantor otherwise permitted by this Indenture;

(2) the repayment, repurchase, defeasance or discharge of the Indebtedness (including Guarantees) by such Subsidiary Guarantor of the Indebtedness which resulted in the requirement of such Note Guarantee under Section 10.05;

(3) upon Legal Defeasance, Covenant Defeasance or satisfaction and discharge of the Indenture, as provided under Article 8 and Article 14;

(4) the Designation of such Subsidiary Guarantor as an Unrestricted Subsidiary; or

(5) the liquidation or dissolution of such Subsidiary Guarantor; provided that no Event of Default occurs as a result thereof or has occurred and is continuing;

provided that the transaction is carried out pursuant to, and in accordance with, all other applicable provisions of this Indenture.

(c) To the extent that a Subsidiary Guarantor guaranteed the Notes solely pursuant to Section 10.05(a)(B) and the proviso of the definition of “Excluded Subsidiary” stating that a guarantor of the New Priority Lien Notes shall not be an Excluded Subsidiary, and such Subsidiary Guarantor would not otherwise be required to Guarantee the Notes pursuant to Section 10.05, then the Guarantee of such Subsidiary Guarantor shall be terminated and released upon the repayment in full of the New Priority Lien Notes.

Section 10.03 Right of Contribution.

Each Subsidiary Guarantor that makes a payment or distribution under a Note Guarantee will be entitled to a contribution from each other Subsidiary Guarantor, if any, in a pro rata amount, based on the net assets of each Subsidiary Guarantor determined in accordance with IFRS. The provisions of this Section 10.03 shall in no respect limit the obligations and liabilities of each Subsidiary Guarantor to the Trustee and the Holders and each Subsidiary Guarantor shall remain liable to the Trustee and the Holders for the full amount guaranteed by such Subsidiary Guarantor hereunder.

Section 10.04 No Subrogation.

Each Subsidiary Guarantor agrees that it shall not be entitled to any right of subrogation in respect of any Guaranteed Obligations until payment in full in cash or Cash Equivalents of all Obligations. If any amount shall be paid to any Subsidiary Guarantor on account of such subrogation rights at any time when all of the Obligations shall not have been paid in full in cash or Cash Equivalents, such amount shall be held by such Subsidiary Guarantor in trust for the Trustee and the Holders, segregated from other funds of such Subsidiary Guarantor, and shall, forthwith upon receipt by such Subsidiary Guarantor, be turned over to the Trustee in the exact form received by such Subsidiary Guarantor (duly endorsed by such Subsidiary Guarantor to the Trustee, if required), to be applied against the Obligations.

Section 10.05 Additional Note Guarantees.

(a) The Company will cause (A) each Springing AssetCo Grantor upon the occurrence of (and with respect to Olinda Star, no later than five (5) days after) the Springing Security Deadline and (B) each other Subsidiary, other than any Excluded Subsidiary, within thirty (30) days of such Subsidiary no longer being an Excluded Subsidiary, in each case, to:

(1) execute and deliver to the Trustee a supplemental indenture substantially in the form of Exhibit B hereto pursuant to which such Subsidiary Guarantor shall, subject to applicable legal limitations, unconditionally guarantee all of the Company’s Obligations under the Notes and this Indenture;

(2) deliver to the Trustee one or more opinions of counsel that such supplemental indenture (a) has been duly authorized, executed and delivered by such Subsidiary Guarantor and (b) constitutes a valid and legally binding obligation of such Subsidiary Guarantor in accordance with its terms; and

(3) execute and deliver to the Collateral Trustee a Grantor Supplement pursuant to which such Subsidiary Guarantor shall, subject to applicable legal limitations, be subject to the terms of the Intercreditor Agreements.

(b) Notwithstanding the foregoing, such Subsidiary Guarantor shall not be required to execute any such supplemental indenture if the execution or enforcement of such supplemental indenture and the resultant Guarantee thereunder (1) is prohibited by, or in violation of, any applicable law to which such Subsidiary Guarantor is subject or (2) would require a governmental (including regulatory) consent, approval, license or authorization; provided that such violation cannot be prevented or such consent, approval, license or authorization cannot be obtained, as applicable, using commercially reasonable efforts.

For the avoidance of doubt, the failure by any Subsidiary Guarantor to satisfy the requirements set forth in clauses (a)(1) and (a)(2) above due to the limitations set forth in this clause (b) will not be deemed to be a breach of the Company’s or the Subsidiary Guarantors’ obligations under this Indenture or the Notes or result in a Default or an Event of Default hereunder.

Notwithstanding this Section 10.05(b), if a Subsidiary Guarantor otherwise required to provide a Guarantee of the Notes is no longer prevented by applicable law or by any agreement to which it is a party from guaranteeing the Notes, the Company will promptly cause such Subsidiary Guarantor to provide a Note Guarantee in accordance with Section 10.05(a) hereof.

ARTICLE 11
SECURITY

Section 11.01   Security Interest

The due and punctual payment of the principal of, premium (if any), and interest (including PIK Interest) on, the Notes when and as the same shall be due and payable, whether on an interest payment date, at maturity, by acceleration, repurchase, redemption or otherwise, and interest on the overdue principal of, premium (if any), and interest (including PIK Interest) on, the Notes and performance of all other Obligations of the Company and the Subsidiary Guarantors, according to the terms hereunder, the Note Guarantees and under the other Security Documents, are secured as provided herein and in the Security Documents. Each Holder, by its acceptance of any Notes, consents and agrees to the terms of the Security Documents and the Intercreditor Agreements (including, in each case, without limitation, the provisions providing for foreclosure and release of the Collateral), as the same may be in effect or may be amended from time to time in accordance with their terms, to the ranking of the Liens provided for in the Intercreditor Agreements, that it will take no actions contrary to the provisions of the Intercreditor Agreements and to the appointment of Wilmington Trust, National Association as Trustee under this Indenture and as Collateral Trustee under the Intercreditor Agreements. Each Holder and the Trustee directs the Collateral Trustee to enter into the Intercreditor Agreements and each Security Document, in each case, as collateral trustee for the Secured Parties and to perform its obligations and exercise its rights thereunder in accordance therewith. Each Holder directs the Trustee to enter into the Intercreditor Agreements, as trustee for the Holders, and to perform its obligations and exercise its rights thereunder in accordance therewith. The Company and the Subsidiary Guarantors consent and agree to be bound by the terms of the applicable Security Documents, as the same may be in effect from time to time, and agree to perform their respective obligations thereunder in accordance therewith. The Company will deliver to the Trustee copies of all documents delivered to the Collateral Trustee pursuant to the Security Documents, and will do or cause to be done all such acts and things as may be required by the provisions of the Security Documents and the Intercreditor Agreements, to assure and confirm to the Collateral Trustee the security interest in the Collateral contemplated by the Security Documents and the Intercreditor Agreements or any part thereof, as from time to time constituted, so as to render the same available for the security and benefit of this Indenture and of the Notes. The Company hereby agrees that the Collateral Trustee shall hold the Collateral in trust for the benefit of all Secured Parties, the Collateral Trustee and the Trustee, in each case pursuant to the Security Documents and the Intercreditor Agreements.

Section 11.02   Intercreditor Agreements.

Notwithstanding anything herein to the contrary, the priority of the lien and security interest granted to the Collateral Trustee pursuant to the applicable Security Documents and the exercise of any right or remedy by the Trustee or Collateral Trustee hereunder and thereunder are subject to the provisions of the Intercreditor Agreements. The Company and each Subsidiary Guarantor consents to, and agrees to be bound by, the terms of the Intercreditor Agreements, to the extent it is a party thereto, as the same may be in effect from time to time, and to perform its obligations thereunder in accordance with the terms therewith. In the event of any conflict between the terms of the Intercreditor Agreements on the one hand and this Indenture on the other, with respect to lien priority or rights and remedies in connection with the Collateral, the terms of the Intercreditor Agreements, shall govern.

Section 11.03   Further Assurances.

(a) The Company shall, and shall cause each Subsidiary Guarantor to, and each such Subsidiary Guarantor shall do or cause to be done all acts and things that may be required by applicable law to assure and confirm that the Collateral Trustee holds, for the benefit of the Notes and any other applicable Secured Party, duly created and enforceable and perfected Liens upon all or a portion of the Collateral (including any property or assets that are acquired or otherwise become, or are required by this Indenture or any Security Document to become, Collateral after the Issue Date), in each case, as contemplated by, and with the Lien priority required under, the Intercreditor Agreements and the Security Documents. Such security interests and Liens will be created under the Security Documents and other security agreements and other instruments and documents in form and substance reasonably necessary to grant a security interest and Lien to the Collateral Trustee to secure Obligations under this Indenture, the Notes, the Note Guarantees and the Security Documents.

(b) The Company and each of the applicable Subsidiary Guarantors shall promptly execute, acknowledge and deliver such Security Documents, instruments, certificates, notices and other documents, and take such other actions as shall be reasonably required by applicable law, to create, perfect, protect, assure or enforce the Liens and benefits intended to be conferred, in each case as contemplated by this Indenture, the Intercreditor Agreements or Security Documents for the benefit of the Holders and any other applicable Secured Party.

(c) In addition, the Company and such Subsidiary Guarantor shall:

(1) enter into the Security Documents, the Intercreditor Agreements and any amendments or supplements to the other Security Documents necessary in order to cause the Collateral Trustee (for the benefit of the Trustee, the Holders and any other applicable Secured Party) to have valid and perfected First Liens on the Collateral, subject to Permitted Liens;

(2) do, execute, acknowledge, deliver, record, file and register, as applicable, any and all acts, deeds, conveyances, security agreements, assignments, financing statements and continuations thereof, termination statements, notices of assignment, transfers, certificates, assurances and other instruments as may be required by applicable law so that the Collateral Trustee (for the benefit of the Trustee, the Holders and any other applicable Secured Party) shall have valid and perfected First Liens on the Collateral, subject to Permitted Liens;

(3) take such further action and execute and deliver such other documents specified in the Indenture, the Intercreditor Agreements or the Security Documents or as otherwise may be required by applicable law to give effect to the foregoing; and

(4) deliver to the Trustee and the Collateral Trustee an Opinion of Counsel that (i) such Security Documents, the Intercreditor Agreements and any other documents required to be delivered have been duly authorized, executed and delivered by the Company and such Subsidiary Guarantor and constitute legal, valid, binding and enforceable obligations of the Company and such Subsidiary Guarantor, subject to customary qualifications and limitations, and (ii) such security documents and the other documents entered into pursuant to this covenant create valid and perfected Liens on the Collateral covered thereby, subject to Permitted Liens and customary qualifications and limitations.

Section 11.04   Impairment of Security Interest.

Neither the Company nor any of its Restricted Subsidiaries will (i) take or omit to take any action which would materially adversely affect or impair the Liens in favor of the Collateral Trustee and the Holders of Notes with respect to the Collateral, subject to certain limited exceptions, (ii) grant any Person, or permit any Person to retain (other than the Collateral Trustee or any agent of an applicable Secured Party), any Liens on the Collateral, other than Permitted Liens or (iii) enter into any agreement that requires the proceeds received from any sale of the Collateral to be applied to repay, redeem, defease or otherwise acquire or retire any Indebtedness of any Person in a manner that conflicts with this Indenture, the Notes, the Note Guarantees, the Security Documents and the Intercreditor Agreements, as applicable. The Company and each Subsidiary Guarantor will, at their sole cost and expense, execute and deliver all such agreements and instruments as required by applicable law to more fully or accurately describe the assets intended to be Collateral or the obligations intended to be secured by the Security Documents.

Section 11.05   Maintenance of Collateral.

(a) The Company and the Subsidiary Guarantors shall maintain the Collateral in good, safe and insurable operating order, condition and repair (ordinary wear and tear excepted), as applicable to the relevant asset, and do all other acts as may be reasonably necessary or appropriate to maintain and preserve the Collateral; provided that the foregoing requirement will not prevent the Company or any of its Subsidiaries from discontinuing the use, operation or maintenance of Collateral or disposing of Collateral, if such discontinuance or disposal (1) is, in the judgment of the Company, desirable in the conduct of the business of the Company and the Subsidiary Guarantors taken as a whole and (2) is otherwise in compliance with the provisions of this Indenture and the Security Documents, including, in the case of a disposal, Section 4.10 hereof. The Company and the Subsidiary Guarantors shall pay all taxes, and maintain in full force and effect all material permits and insurance in amounts that insure against such losses and risks as are reasonable for the type and size of the business conducted by the Company and the Subsidiary Guarantors, if any. The Collateral Trustee shall have no obligation whatsoever to the Trustee or any of the Holders to assure that the Company and Subsidiary Guarantors comply with their obligations under this Section 11.05.

(b) To the extent required by the TIA, the Company shall furnish to the Trustee and the Collateral Trustee, upon or promptly after the execution and delivery of this Indenture, an Opinion of Counsel in compliance with TIA §314(b)(1), and on or within one month following the yearly anniversary of the Issue Date, commencing in 2023, an Opinion of Counsel in compliance with TIA §314(b)(2).

Section 11.06   Release of Liens in Respect of the Notes.

(a) The Collateral Trustee’s Liens upon the Collateral will no longer secure Notes outstanding under this Indenture or any other Obligations under this Indenture, and the right of the Holders of Notes and such Obligations to the benefits and proceeds of the Collateral Trustee’s Liens on the Collateral will terminate and be discharged upon the occurrence of any of the following:

(1) pursuant to the Intercreditor Agreements in connection with the exercise of remedies by the Shared Collateral Instructing Creditors in respect of the Shared Collateral during the continuation of an event of default under the relevant Debt Documents of the Shared Collateral Instructing Creditors at such time;

(2) the satisfaction and discharge of this Indenture as set forth in Article 14 hereof;

(3) in whole or in part, with the consent of the Holders of the requisite percentage of Notes in accordance with the provisions of Article 9 hereof;

(4) an Asset Sale/Event of Loss Offer with respect to the Collateral permitted under Section 4.10 hereof; or

(5) in the event that the owner thereof is properly designated as an Unrestricted Subsidiary in accordance with the Section 4.17 hereof; or

(6) a conversion of the Notes pursuant to Section 4.16 hereof.

(b) The Collateral Trustee shall execute, upon request and at the Company’s expense, any documents, instruments, agreements or filings reasonably requested by the Company to evidence such release of such Collateral; provided that if the Collateral Trustee is required to execute any such documents, instruments, agreements or filings, the Collateral Trustee shall be fully protected in relying upon an Officer’s Certificate and an Opinion of Counsel in connection with any such release stating that all conditions precedent to such release in this Indenture and the Security Documents have been complied with.

Section 11.07   Collateral Trustee.

(a) The Collateral Trustee will hold (directly or through co-trustees or agents), and is directed by each Holder to so hold, and will be entitled to enforce, on behalf of the Holders, all Liens on the Collateral created by the Security Documents for their benefit and the benefit of the other Secured Parties, subject to the provisions of the Intercreditor Agreements. Neither the Company nor any of its Affiliates may serve as Collateral Trustee.

(b) Except as provided in the Intercreditor Agreements, the Collateral Trustee will not be obligated:

(1) to act upon directions purported to be delivered to it by any Person;

(2) to foreclose upon or otherwise enforce any Lien; or

(3) to take any other action whatsoever with regard to any or all of the Security Documents, the Liens created thereby or the Collateral.

Section 11.08   Co-Collateral Trustee

If at any time or times it shall be necessary or prudent in order to conform to any law of any jurisdiction in which any of the Collateral shall be located, or the Collateral Trustee shall be advised by counsel, satisfactory to it, that it is reasonably necessary in the interest of the Secured Parties, or the Shared Collateral Instructing Creditors shall in writing so request the Collateral Trustee, or the Collateral Trustee shall deem it desirable for its own protection in the performance of its duties hereunder, the Collateral Trustee and the Company shall, at the reasonable request of the Collateral Trustee, execute and deliver all instruments and agreements necessary or proper to constitute another bank or trust company, or one or more persons approved by the Collateral Trustee (or the Shared Collateral Instructing Creditors, as the case may be) and the Company, either to act as co-Collateral Trustee or co-Collateral Trustees of all or any of the Collateral, jointly with the Collateral Trustee originally named herein or any successor or successors, or to act as separate collateral trustee or collateral trustees of any such property. In case an Event of Default shall have occurred and be continuing, the Collateral Trustee may act under the foregoing provisions of this Section 11.08 without the consent of the Company, and each Holder hereby appoints the Collateral Trustee as its trustee and attorney to act under the foregoing provisions of this Section 11.08 in such case.

ARTICLE 12
SUBSTITUTION OF THE ISSUER

Section 12.01   Substitution of the Issuer.

The Company may, without the consent of any Holder of the Notes, be substituted by any (a) Wholly Owned Subsidiary of the Company or (b) direct or indirect parent of the Company, of which the Company is a Wholly Owned Subsidiary (in that capacity, the “Substituted Debtor”); provided, that the following conditions are satisfied:

(1) such documents will be executed by the Substituted Debtor, the Company, the Subsidiary Guarantors and the Trustee as may be necessary to give full effect to the substitution, including a supplemental indenture under which (A) the Substituted Debtor assumes all of the Company’s payment obligations under the Indenture and the Notes and assumes, jointly and severally with the Company, all of the Company’s other obligations under the Indenture and the Notes; (B) the Company fully, unconditionally and irrevocably guarantees (the Company thereafter, the “Substituted Guarantor”) in favor of each Holder all of the obligations of the Substituted Debtor under the Indenture and the Notes, including the payment of all sums payable under the Indenture and the Notes by the Substituted Debtor as such principal debtor; and (C) each Subsidiary Guarantor’s Note Guarantee remains in full force and effect guaranteeing the obligations of the Substituted Debtor and the covenants, events of default and other obligations other than the Substituted Debtor’s payment obligations continue to apply to the Company and its current and future Restricted Subsidiaries in respect of the Notes to the same extent such provisions applied prior to such substitution as if no such substitution had occurred, it being the intent that the rights of the Holders in respect of the Notes be unaffected by the substitution (the “Issuer Substitution Documents”);

(2) if the Substituted Debtor is organized in a jurisdiction other than the Grand Duchy of Luxembourg, the Issuer Substitution Documents shall contain a provision (A) to ensure that each Holder has the benefit of a covenant in terms corresponding to the obligations of the Company in respect of the payment of Additional Amounts set forth in Section 4.18 hereof (but including also such other jurisdiction as a Relevant Taxing Jurisdiction); and (B) to indemnify and hold harmless each Holder and beneficial owner of the Notes against all taxes or duties imposed by the jurisdiction in which the Substituted Debtor is organized and which arise by reason of a law or regulation in effect or contemplated on the effective date of the substitution, which may be incurred or levied against such Holder or beneficial owner of the Notes as a result of the substitution and which would not have been so incurred or levied had the substitution not been made;

(3) the Issuer Substitution Documents shall contain a provision that the Substituted Debtor and the Company shall indemnify and hold harmless each Holder and beneficial owner of the Notes against all taxes or duties which are imposed on such Holder or beneficial owner of the Notes by any political subdivision or taxing authority of any country in which such Holder or beneficial owner of the Notes resides or is subject to any such tax or duty and which would not have been so imposed had the substitution not been made;

(4) the Company shall deliver, or cause the delivery, to the Trustee of Opinions of Counsel in the United States and in the country of incorporation of the Substituted Debtor as to the validity, legally binding effect and enforceability of the Issuer Substitution Documents, as well as an Officer’s Certificate as to compliance with the provisions described under this Section 12.01 and such information as is necessary for the Trustee to accept the Substituted Debtor under its “know your customer” rules;

(5) the Substituted Debtor shall appoint a process agent in the Borough of Manhattan in The City of New York to receive service of process on its behalf in relation to any legal action or proceedings arising out of or in connection with the Notes, this Indenture and the Issuer Substitution Documents;

(6) no Event of Default has occurred and is continuing; and

(7) the substitution shall comply with all applicable requirements under the laws of the jurisdiction of organization of the Substituted Debtor and New York.

Section 12.02   Notice.

No later than ten (10) Business Days after the execution of the Issuer Substitution Documents, the Substituted Debtor will give notice of the completion of such substitution of the Company to the Holders.

Section 12.03   Deemed Substitution.

Upon the execution of the Issuer Substitution Documents, any substitute guarantees and compliance with the other conditions in this Indenture relating to the substitution, the Substituted Debtor will be deemed to be named in the Notes as the principal debtor in place of the Company, assuming all rights, without limitation, and obligations of the Company, and the Company will be automatically released from its payment obligations as principal debtor under the Notes and this Indenture, but the Company shall continue to provide a Note Guarantee and remain subject to the covenants, events of default and other obligations other than the Substituted Debtor’s payment obligations as principal debtor under the Notes and the Indenture to the same extent as if no substitution had occurred.

ARTICLE 13
[RESERVED]

ARTICLE 14
SATISFACTION AND DISCHARGE

Section 14.01   Satisfaction and Discharge.

This Indenture (other than those provisions which by their express terms survive) will be satisfied and discharged and will cease to be of further effect as to all outstanding Notes issued hereunder, when:

(1) either:

(A) all the Notes that have been authenticated and delivered (except lost, stolen or destroyed Notes which have been replaced or paid and Notes for whose payment money has theretofore been deposited in trust or segregated and held in trust by the Company and thereafter repaid to the Company or discharged from such trust) have been delivered to the Trustee for cancellation; or

(B) all Notes not theretofore delivered to the Trustee for cancellation have become due and payable or will become due and payable at the stated date for payment thereof within one year or will be called for redemption within one year, and, in each case, the Company or any Restricted Subsidiary has irrevocably deposited or caused to be deposited with the Trustee funds or certain direct, non-callable obligations of, or guaranteed by, the United States sufficient without reinvestment to pay and discharge the entire Indebtedness on the Notes not thereto for delivered to the Trustee for cancellation, for principal of, premium, if any, and interest on the Notes to the date of deposit, together with irrevocable instructions from the Company directing the Trustee to apply such funds to the payment;

(2) the Company or any of its Restricted Subsidiaries have paid or caused to be paid all other sums payable under this Indenture and the Notes by it; and

(3) the Company has delivered to the Trustee an Officer’s Certificate and Opinion of Counsel stating that all conditions precedent under this Indenture relating to the satisfaction and discharge of this Indenture have been complied with.

Section 14.02   Application of Trust Money.

Subject to the provisions of Section 8.06 hereof, all money deposited with the Trustee pursuant to Section 14.01 hereof shall be held in trust and applied by it, in accordance with the provisions of the Notes and this Indenture, to the payment, either directly or through any Paying Agent (including the Company acting as its own Paying Agent) as the Trustee may determine, to the Persons entitled thereto, of the principal (and premium, if any) and interest for whose payment such money has been deposited with the Trustee; but such money need not be segregated from other funds except to the extent required by law. Until such time as the money is applied by the Trustee as described in the preceding sentence, the money shall be held as Government Securities or as cash deposited by the Company.

If the Trustee or Paying Agent is unable to apply any money or Government Securities in accordance with Section 14.01 hereof by reason of any legal proceeding or by reason of any order or judgment of any court or governmental authority enjoining, restraining or otherwise prohibiting such application, the Company’s obligations under this Indenture and the Notes shall be revived and reinstated as though no deposit had occurred pursuant to Section 14.01 hereof; provided that if the Company has made any payment of principal of, premium, if any, or interest on, any Notes because of the reinstatement of its obligations, the Company shall be subrogated to the rights of the Holders of such Notes to receive such payment from the money or Government Securities held by the Trustee or Paying Agent.

ARTICLE 15
MISCELLANEOUS

Section 15.01   Notices.

Any notice or communication by the Company, Subsidiary Guarantors or the Trustee to the others is duly given if in writing, in the English language, and delivered in Person or by first class mail (registered or certified, return receipt requested), facsimile transmission or overnight air courier guaranteeing next day delivery, to the others’ address:

If to the Company:

Constellation Oil Services Holding S.A.

8-10, Avenue de la Gare

L-1610 Luxembourg

Attention: Rodrigo Ribeiro; rribeiro @theconstellation.com

Attention: Camilo McAllister; cmcallister@theconstellation.com

If to the Subsidiary Guarantors:

c/o Constellation Oil Services Holding S.A.

8-10, Avenue de la Gare

L-1610 Luxembourg

Attention: Rodrigo Ribeiro; rribeiro@theconstellation.com

Attention: Camilo McAllister; cmcallister@theconstellation.com

If to the Trustee:

Wilmington Trust, National Association

50 South Sixth Street, Suite 1290

Minneapolis, MN 55402

United States

Attn: Constellation Oil Services Holding Administrator

Fax: 1-612-217-5651

The Company, the Subsidiary Guarantors or the Trustee, by notice to the others, may designate additional or different addresses for subsequent notices or communications. All notices and communications (other than those sent to Holders) will be deemed to have been duly given: at the time delivered by hand, if personally delivered; five (5) Business Days after being deposited in the mail, postage prepaid, if mailed; when receipt acknowledged, if transmitted by facsimile; and the next Business Day after timely delivery to the courier, if sent by overnight air courier guaranteeing next day delivery; provided that any notice or communication delivered to the Trustee shall be deemed effective upon actual receipt thereof.

Any notice or communication to a Holder will be mailed by first class mail, certified or registered, return receipt requested, or by overnight air courier guaranteeing next day delivery to its address shown on the register kept by the Registrar. Failure to mail a notice or communication to a Holder or any defect in it will not affect its sufficiency with respect to other Holders. If a notice or communication is mailed in the manner provided above within the time prescribed, it is duly given, whether or not the addressee receives it. If the Company mails a notice or communication to Holders, it will mail a copy to the Trustee and each Agent at the same time.

For Notes which are represented by global certificates held on behalf of a Depositary or DTC, notices may be given by delivery of the relevant notices to the Depositary or DTC, according to the Applicable Procedures of such Depositary, if any, for communication to entitled holders in substitution for the aforesaid mailing.

Notices will be deemed to have been given on the date of mailing or of publication as aforesaid or, if published on different dates, on the date of the first such publication.

Section 15.02   Communication by Holders of Notes with Other Holders of Notes.

Any Holder, or group of Holders or beneficial owners, holding in the aggregate more than 10% in principal amount of outstanding Notes may communicate with other Holders with respect to their rights under this Indenture or the Notes, and may instruct the Trustee to deliver such communications to other Holders.

Section 15.03   Certificate and Opinion as to Conditions Precedent.

Upon any request or application by the Company to the Trustee to take any action under this Indenture, the Company shall furnish to the Trustee:

(1) an Officer’s Certificate in form and substance reasonably satisfactory to the Trustee (which must include the statements set forth in Section 15.04 hereof) stating that, in the opinion of the signer, all conditions precedent and covenants, if any, provided for in this Indenture relating to the proposed action have been satisfied; provided that no such Officer’s Certificate shall be delivered on the Issue Date in connection with the original issuance of the Initial Notes; and

(2) an Opinion of Counsel in form and substance reasonably satisfactory to the Trustee (which must include the statements set forth in Section 15.04 hereof) stating that, in the opinion of such counsel, all such conditions precedent and covenants have been satisfied; provided that no such Opinion of Counsel shall be delivered on the Issue Date in connection with the original issuance of the Initial Notes.

In any case where several matters are required to be certified by, or covered by an opinion of, any specified Person, it is not necessary that all such matters be certified by, or covered by the opinion of, only one such Person, or that they be so certified or covered by only one document, but one such Person may certify or give an opinion with respect to some matters and one or more such Persons as to other matters, and any such Person may certify or give an opinion as to such matters in one or several documents.

Any certificate or opinion of the Company may be based, insofar as it relates to legal matters, upon a certificate or opinion of, or representations by, counsel, unless such Officer knows, or in the exercise of reasonable care should know, that the certificate or opinion or representations with respect to the matters upon which his certificate or opinion is based are erroneous. Any such certificate or opinion may be based, and may state that it is based, insofar as it relates to factual matters, upon a certificate or opinion of, or representations by, an Officer or Officers of the Company stating that information with respect to such factual matters is in possession of the Company, unless such counsel knows, or in the exercise of reasonable care should know, that the certificate of opinion or representations with respect to such matters are erroneous.

Where any Person is required to make, give or execute two or more applications, requests, consents, certificates, statements, opinions or other instruments under this Indenture, they may, but need not, be consolidated and form one instrument.

Section 15.04   Statements Required in Certificate or Opinion.

Each certificate or opinion with respect to compliance with a condition or covenant provided for in this Indenture must include (other than an Officer’s Certificate provided pursuant to Section 4.04 hereto):

(1) a statement that the Person making such certificate or opinion has read such covenant or condition;

(2) a brief statement as to the nature and scope of the examination or investigation upon which the statements or opinions contained in such certificate or opinion are based;

(3) a statement that, in the opinion of such Person, he or she has made such examination or investigation as is necessary to enable him or her to express an informed opinion as to whether or not such covenant or condition has been satisfied; and

(4) a statement as to whether or not, in the opinion of such Person, such condition or covenant has been satisfied.

If giving an Opinion of Counsel, counsel may rely as to factual matters on an Officer’s Certificate or certificates of public officials.

Section 15.05   Rules by Trustee and Agents.

The Trustee may make reasonable rules for action by or at a meeting of Holders. The Registrar or Paying Agent may make reasonable rules and set reasonable requirements for its functions.

Section 15.06   No Personal Liability of Directors, Officers, Employees and Stockholders.

No past, present or future incorporator, director, officer, employee, shareholder or controlling person of the Company or the Subsidiary Guarantors, as such, will have any liability for any obligations of the Company or the Subsidiary Guarantors under the Notes, the Indenture or the Note Guarantees or for any claims based on, in respect of or by reason of such obligations. By accepting a Note, each Holder waives and releases all such liability. The waiver and release are part of the consideration for issuance of the Notes. The waiver may not be effective to waive liabilities under the U.S. federal securities laws or under the corporate law of the Grand Duchy of Luxembourg or the British Virgin Islands, and it is the view of the SEC that such a waiver may be contrary to public policy.

Section 15.07   Governing Law.

THE INTERNAL LAW OF THE STATE OF NEW YORK WILL GOVERN AND BE USED TO CONSTRUE THIS INDENTURE, THE NOTES AND THE NOTE GUARANTEES. THE PROVISIONS RELATING TO, AMONG OTHERS, MEETINGS OF HOLDERS IN ARTICLES 470-1 TO 470-19 (INCLUSIVE) OF THE LUXEMBOURG ACT DATED AUGUST 10, 1915 ON COMMERCIAL COMPANIES, AS AMENDED, SHALL NOT APPLY IN RESPECT OF THE NOTES.

Section 15.08   No Adverse Interpretation of Other Agreements.

This Indenture may not be used to interpret any other indenture, loan or debt agreement of the Company or its Subsidiaries or of any other Person. Any such indenture, loan or debt agreement may not be used to interpret this Indenture.

Section 15.09   Successors.

All agreements of the Company in this Indenture and the Notes will bind its successors. All agreements of the Trustee in this Indenture will bind its successors.

Section 15.10   Severability.

In case any provision in this Indenture or in the Notes is invalid, illegal or unenforceable, the validity, legality and enforceability of the remaining provisions will not in any way be affected or impaired thereby.

Section 15.11   Counterpart Originals.

The parties may sign any number of copies of this Indenture. Each signed copy will be an original, but all of them together represent the same agreement. The delivery of copies of this Indenture and any supplement thereto and their respective signature pages by images of manually executed signatures transmitted by facsimile or other electronic format (including, without limitation, “pdf”, “tif” or “jpg”) and other electronic signatures (including, without limitation, DocuSign and AdobeSign) shall constitute effective execution and delivery as to the parties and may be used in lieu of originals for all purposes.

Section 15.12   Table of Contents, Headings, etc.

The Table of Contents, Cross-Reference Table and Headings of the Articles and Sections of this Indenture have been inserted for convenience of reference only, are not to be considered a part of this Indenture and will in no way modify or restrict any of the terms or provisions hereof.

Section 15.13   Waiver to Jury Trial.

EACH OF THE COMPANY, THE SUBSIDIARY GUARANTORS AND THE TRUSTEE HEREBY IRREVOCABLY WAIVES, TO THE FULLEST EXTENT PERMITTED BY APPLICABLE LAW, ANY AND ALL RIGHT TO TRIAL BY JURY IN ANY LEGAL PROCEEDING ARISING OUT OF OR RELATING TO THIS INDENTURE, THE NOTES, THE NOTE GUARANTEES OR THE TRANSACTION CONTEMPLATED HEREBY.

Section 15.14   Waiver of Immunity.

To the extent that the Company or any Subsidiary Guarantor has or hereafter may acquire any immunity from jurisdiction of any court or from any legal process (whether through service or notice, attachment prior to judgment, attachment in aid of execution, or otherwise) with respect of its obligations hereunder it waives such immunity to the extent permitted by applicable law. Without limiting the generality of the foregoing, each of the Company and each Subsidiary Guarantor agrees that the waivers set forth herein shall have force and effect to the fullest extent permitted under the Foreign Sovereign Immunities Act of 1976 of the United States and are intended to be irrevocable for purposes of such act.

Section 15.15   Consent to Jurisdiction and Service of Process.

(a) Each of the parties hereto hereby irrevocably consents to the jurisdiction of any court of the State of New York or any United States Federal court sitting, in each case, in the Borough of Manhattan, The City of New York, New York, United States, and any appellate court from any court thereof, in respect of actions, suits or proceedings brought against such party as a defendant arising out of or relating to this Indenture, the Notes, the Note Guarantees or any transaction contemplated hereby or thereby (a “Proceeding”), and waives any immunity (to the fullest extent permitted by applicable law) from the jurisdiction of such courts over any Proceeding that may be brought in connection with this Indenture, the Notes or the Notes Guarantees and any right to which it may be entitled on account of place of residence or domicile. Each of the parties hereto irrevocably waives, to the fullest extent it may do so under applicable law, any objection which it may now or hereafter have to the laying of the venue of any such Proceeding brought in any such court and any claim that any such Proceeding brought in any such court has been brought in an inconvenient forum. Each of the parties hereto agrees that final judgment in any such Proceeding brought in such court shall be conclusive and binding upon such party and may be enforced in any court to the jurisdiction of which such party is subject by a suit upon such judgment; provided, in the case of the Company, that service of process is effected upon the Company in the manner provided by this Indenture.

(b) The Company and the Subsidiary Guarantors agree that service of all writs, process and summonses in any suit, action or proceeding brought in connection with this Indenture, the Notes and the Note Guarantees against the Company and the Subsidiary Guarantors in any court of the State of New York or any United States Federal court sitting, in each case, in the Borough of Manhattan, The City of New York, may be made upon Cogency Global Inc., 122 East 42nd Street, 18th Floor New York, NY 10168, United States, whom the Company and Subsidiary Guarantors irrevocably appoint as their authorized agent for service of process. The Company and the Subsidiary Guarantors represent and warrant that Cogency Global Inc., the Company and the Subsidiary Guarantors’ authorized representative in the United States, has agreed to act as the Company and the Subsidiary Guarantors’ agent for service of process. The Company and the Subsidiary Guarantors agree that such appointment shall be irrevocable so long as any of the Notes remain outstanding or until the irrevocable appointment by the Company and the Subsidiary Guarantors of a successor in The City of New York as its authorized agent for such purpose and the acceptance of such appointment by such successor. The Company and the Subsidiary Guarantors further agree to take any and all action, including the filing of any and all documents and instruments that may be necessary to continue such appointment in full force and effect as aforesaid. If Cogency Global Inc. shall cease to act as the agent for service of process for the Company or any Subsidiary Guarantor, the Company or such Subsidiary Guarantor shall appoint without delay another such agent and provide prompt written notice to the Trustee of such appointment. With respect to any such action in any court of the State of New York or any United States Federal court, in each case, in the Borough of Manhattan, The City of New York, service of process on Cogency Global Inc. as the authorized agent of the Company and the Subsidiary Guarantors for service of process, and written notice of such service to the Company and the Subsidiary Guarantors, shall be deemed, in every respect, effective service of process upon the Company and the Subsidiary Guarantors.

(c) Nothing in this Section 15.15 shall affect the right of any party to serve legal process in any other manner permitted by law.

[Signatures on following page]

CONSTELLATION OIL SERVICES HOLDING S.A., as Company

By:
Name:
Title:

By:
Name:
Title:

ANGRA PARTICIPAÇÕES B.V., as Subsidiary Guarantor

By:
	Name:	Signed for and on behalf of Angra Participações B.V. by [●]
	Title:	Authorized Signatory

CONSTELLATION NETHERLANDS B.V., as Subsidiary Guarantor

By:
	Name:	Signed for and on behalf of Constellation Netherlands B.V. by [●]
	Title:	Authorized Signatory

CONSTELLATION OVERSEAS LTD., as Subsidiary Guarantor

By:
	Name:	Signed for and on behalf of Constellation Overseas Ltd. by Michael Pearson
	Title:	Director

CONSTELLATION PANAMA CORP., as Subsidiary Guarantor

By:
	Name:	Signed for and on behalf of Constellation Panama Corp. by [●]
	Title:	[●]

CONSTELLATION SERVICES LTD., as Subsidiary Guarantor

By:
	Name:	Signed for and on behalf of Constellation Services Ltd. by [●]
	Title:	[●]

DOMENICA S.A., as Subsidiary Guarantor

By:
	Name:	Signed for and on behalf of Domenica S.A. by [●]
	Title:	[●]

QGOG CONSTELLATION US LLC, as Subsidiary Guarantor

By:
	Name:	Signed for and on behalf of QGOG Constellation US LLC by [●]
	Title:	[●]

QGOG STAR GMBH, as Subsidiary Guarantor

By:
	Name:	Signed for and on behalf of QGOG Star GmbH by [●]
	Title:	[●]

SERVIÇOS DE PETRÓLEO CONSTELLATION PARTICIPAÇÕES S.A., as Subsidiary Guarantor

By:
	Name:	Signed for and on behalf of Serviços de Petróleo Constellation Participações S.A. by [●]
	Title:	[●]

(Signature page to the First Lien Secured Notes Indenture)

SERVIÇOS DE PETRÓLEO CONSTELLATION S.A., as Subsidiary Guarantor

By:
	Name:	Signed for and on behalf of Serviços de Petróleo Constellation S.A. by [●]
	Title:	[●]

ALASKAN & ATLANTIC COÖPERATIEF U.A., as Subsidiary Guarantor

By:
	Name:	Signed for and on behalf of Alaskan & Atlantic Coöperatief U.A. by [●]
	Title:	Authorized Signatory

ALASKAN & ATLANTIC RIGS B.V., as Subsidiary Guarantor

By:
	Name:	Signed for and on behalf of Alaskan & Atlantic Rigs B.V. by [●]
	Title:	Authorized Signatory

ALPHA Star Equities LTD., as Subsidiary Guarantor

By:
	Name:	Signed for and on behalf of Alpha Star Equities Ltd. by Michael Pearson
	Title:	Director

Gold Star Equities LTD., as Subsidiary Guarantor

By:
	Name:	Signed for and on behalf of Gold Star Equities Ltd. by Michael Pearson
	Title:	Director

(Signature page to the First Lien Secured Notes Indenture)

London Tower Management B.V., as Subsidiary Guarantor

By:
	Name:	Signed for and on behalf of London Tower Management B.V. by [●]
	Title:	Authorized Signatory

Lone Star Offshore LTD., as Subsidiary Guarantor

By:
	Name:	Signed for and on behalf of Lone Star Offshore Ltd. by Michael Pearson
	Title:	Director

SERVIÇOS DE PETRÓLEO ONSHORE CONSTELLATION, as Subsidiary Guarantor

By:
	Name:	Signed for and on behalf of Serviços de Petróleo Onshore Constellation by [●]
	Title:	[●]

Star International Drilling LIMITED, as Subsidiary Guarantor

By:
	Name:	Signed for and on behalf of Star International Drilling Limited by Michael Pearson
	Title:	Director

(Signature page to the First Lien Secured Notes Indenture)

WILMINGTON TRUST, NATIONAL ASSOCIATION,
as Trustee, Registrar, Transfer Agent and Paying Agent

By:
Name:
Title:

(Signature page to the First Lien Secured Notes Indenture)

EXHIBIT A

FORM OF NOTE

[Insert the Global Note Legend, if applicable pursuant to the provisions of the Indenture]

THIS GLOBAL NOTE IS HELD BY THE DEPOSITARY (AS DEFINED IN THE INDENTURE GOVERNING THIS NOTE) OR ITS NOMINEE IN CUSTODY FOR THE BENEFIT OF THE BENEFICIAL OWNERS HEREOF, AND IS NOT TRANSFERABLE TO ANY PERSON UNDER ANY CIRCUMSTANCES EXCEPT THAT (1) THE TRUSTEE MAY MAKE SUCH NOTATIONS HEREON AS MAY BE REQUIRED PURSUANT TO SECTION 2.06 OF THE INDENTURE, (2) THIS GLOBAL NOTE MAY BE EXCHANGED IN WHOLE BUT NOT IN PART PURSUANT TO SECTION 2.06(a) OF THE INDENTURE, (3) THIS GLOBAL NOTE MAY BE DELIVERED TO THE TRUSTEE FOR CANCELLATION PURSUANT TO SECTION 2.11 OF THE INDENTURE AND (4) THIS GLOBAL NOTE MAY BE TRANSFERRED TO A SUCCESSOR DEPOSITARY WITH THE PRIOR WRITTEN CONSENT OF THE COMPANY.

UNLESS AND UNTIL IT IS EXCHANGED IN WHOLE OR IN PART FOR NOTES IN DEFINITIVE FORM, THIS NOTE MAY NOT BE TRANSFERRED EXCEPT AS A WHOLE BY THE DEPOSITARY TO A NOMINEE OF THE DEPOSITARY OR BY A NOMINEE OF THE DEPOSITARY TO THE DEPOSITARY OR ANOTHER NOMINEE OF THE DEPOSITARY OR BY THE DEPOSITARY OR ANY SUCH NOMINEE TO A SUCCESSOR DEPOSITARY OR A NOMINEE OF SUCH SUCCESSOR DEPOSITARY. UNLESS THIS CERTIFICATE IS PRESENTED BY AN AUTHORIZED REPRESENTATIVE OF THE DEPOSITORY TRUST COMPANY (55 WATER STREET, NEW YORK, NEW YORK) (“DTC”), TO THE COMPANY OR ITS AGENT FOR REGISTRATION OF TRANSFER, EXCHANGE OR PAYMENT, AND ANY CERTIFICATE ISSUED IS REGISTERED IN THE NAME OF CEDE & CO. OR SUCH OTHER NAME AS MAY BE REQUESTED BY AN AUTHORIZED REPRESENTATIVE OF DTC (AND ANY PAYMENT IS MADE TO CEDE & CO. OR SUCH OTHER ENTITY AS MAY BE REQUESTED BY AN AUTHORIZED REPRESENTATIVE OF DTC), ANY TRANSFER, PLEDGE OR OTHER USE HEREOF FOR VALUE OR OTHERWISE BY OR TO ANY PERSON IS WRONGFUL INASMUCH AS THE REGISTERED OWNER HEREOF, CEDE & CO., HAS AN INTEREST HEREIN.

[Insert the following Original Issue Discount Legend:]

THIS NOTE HAS BEEN ISSUED WITH ORIGINAL ISSUE DISCOUNT (“OID”) FOR U.S. FEDERAL INCOME TAX PURPOSES. HOLDERS MAY OBTAIN THE ISSUE PRICE, TOTAL AMOUNT OF OID, ISSUE DATE AND YIELD TO MATURITY BY CONTACTING THE COMPANY.

[Face of Note]

3.00% / 4.00% CASH / PIK TOGGLE SENIOR SECURED NOTES DUE 2026

CUSIP ________
ISIN ________
No._____	U.S.$______

[Subject to any decreases or increases in such principal amount as set forth in the Schedule of Increases or Decreases in the Global Note attached hereto]

CONSTELLATION OIL SERVICES HOLDING S.A.

société anonyme

8-10, Avenue de la Gare

L-1610 Luxembourg

R.C.S. Luxembourg: B163424

promises to pay to CEDE & CO., or registered assigns, the principal sum of _____________________ DOLLARS on [●], 2026[, subject to any decreases or increases in such principal amount as set forth in the Schedule of Increases or Decreases in the Global Note attached hereto].

Interest Payment Dates: [●], [●], [●] and [●], commencing on [●], 2022.

Record Dates: [●], [●], [●] and [●]

Dated: ______________

Reference is hereby made to the further provisions of this Note set forth on the reverse hereof, which further provisions shall for all purposes have the same effect as if set forth at this place.

CONSTELLATION OIL SERVICES HOLDING S.A.

By:
Name:
Title:

By:
Name:
Title:

TRUSTEE’S CERTIFICATE OF AUTHENTICATION
Wilmington Trust, National Association
as Trustee, certifies that this is one of
the Notes referred to in the Indenture.

By
Authorized Signatory

Dated:

[Reverse of Note]

3.00% / 4.00% CASH / PIK TOGGLE SENIOR SECURED NOTES DUE 2026

Capitalized terms used herein have the meanings assigned to them in the Indenture referred to below unless otherwise indicated.

(1)  Interest. Constellation Oil Services Holding S.A., a public limited liability company (société anonyme) incorporated under the laws of the Grand Duchy of Luxembourg, having its registered office at 8-10, Avenue de la Gare, L-1610 Luxembourg and registered with the Luxembourg Trade and Companies’ Register (R.C.S. Luxembourg) under number B163424 (the “Company”), promises to pay interest on the principal amount of this Note (i) in cash, at a rate per annum of 3.00% (“Cash Interest”) and/or (ii) without the consent of the Holders of the Notes (and without regard to any restrictions or limitations set forth under Section 4.09 of the Indenture and Section 4.12 of the Indenture), by increasing the principal amount of the Notes outstanding or, with respect to Notes represented by Definitive Notes, by issuing additional Notes (the “PIK Notes”) for the remaining amount of the interest payment (in each case, “PIK Interest”), at a rate per annum equal to 4.00%, in each case, by rounding down to the nearest whole dollar, from the Issue Date until the final maturity date of the Notes. The Company will pay interest quarterly in arrears on [●], [●], [●] and [●] of each year, or if any such day is not a Business Day, on the next succeeding Business Day (each, an “Interest Payment Date”). Interest on this Note will accrue from the most recent date to which interest has been paid or, if no interest has been paid, from [●], 2022; provided that if there is no existing Default in the payment of interest, and if this Note is authenticated between a record date referred to on the face hereof and the next succeeding Interest Payment Date, interest shall accrue from such next succeeding Interest Payment Date; provided further that the first Interest Payment Date shall be [●], 2022. Interest will be computed on the basis of a 360-day year comprised of twelve 30-day months. The amount of Cash Interest and PIK Interest shall be calculated based on the aggregate principal amount of the Notes and the PIK Notes (excluding PIK Interest to be issued on the related Interest Payment Date) outstanding on the related record date provided in this Note.

Unless the context requires otherwise, references to the “Notes” include any related PIK Notes and references to “principal amount” of Notes include any increase in the principal amount thereof as a result of a payment of PIK Interest.

(2)  Method of Payment. The Company will pay interest on this Note to the Persons who are registered Holders of this Note at the close of business on [●], [●], [●] and [●] next preceding the Interest Payment Date, even if this Note is canceled after such record date and on or before such Interest Payment Date. This Note will be payable as to principal, premium, if any, and interest at the office or agency of the Company maintained for such purpose, or, at the option of the Company, payment of Cash Interest may be made by check mailed to the Holders at their addresses set forth in the register of Holders; provided that payment by wire transfer of immediately available funds will be required with respect to principal of and Cash Interest and premium, if any, on, all Global Notes and all other Notes the Holders of which will have provided wire transfer instructions to the Company or the Paying Agent. Such payment will be in such coin or currency of the United States of America as at the time of payment is legal tender for payment of public and private debts. At all times, PIK Interest on the Notes will be payable (x) with respect to Notes represented by one or more Global Notes registered in the name of, or held by, DTC or its nominee on the relevant record date, by increasing the principal amount of the outstanding Global Notes by an amount equal to the amount of PIK Interest for the applicable interest period (rounded down to the nearest whole dollar) as provided in writing by the Company to the Trustee, and the Trustee, at the written direction of the Company, will record such increase in such Global Note and (y) with respect to Notes represented by certificated Notes, by issuing PIK Notes in certificated form in an aggregate principal amount equal to the amount of PIK Interest for the applicable interest period (rounded down to the nearest whole dollar), and the Trustee will, at the written request of the Company, authenticate and deliver such PIK Notes in certificated form for original issuance to the holders on the relevant record date, as shown by the records of the register of Holders.

(3)  Paying Agent And Registrar. Initially, Wilmington Trust, National Association, the Trustee under the Indenture, will act as Paying Agent and Registrar. The Company may change any Paying Agent or Registrar without notice to any Holder. The Company or any of its Subsidiaries may act in any such capacity.

(4)  Indenture. The Company issued this Note under an Indenture dated as of [●], 2022 (the “Indenture”) among the Company, the Subsidiary Guarantors from time to time party thereto and the Trustee. The terms of this Note include the terms stated in the Indenture. This Note is subject to all such terms, and Holders are referred to the Indenture for a statement of such terms. To the extent any provision of this Note conflicts with the express provisions of the Indenture, the provisions of the Indenture shall govern and be controlling. The Notes are secured obligations of the Company. The Indenture contains covenants that, among other things, limit the ability of the Company and its Restricted Subsidiaries to Incur additional Indebtedness; pay dividends or distributions on, or redeem or repurchase Capital Stock; make Investments; engage in transactions with Affiliates; create Liens on assets to secure Indebtedness; transfer or sell assets; guarantee Indebtedness; restrict dividends or other payments of subsidiaries; consolidate, merge or transfer all or substantially all of its assets; and engage in Sale and Leaseback Transactions. These covenants are subject to important exceptions and qualifications contained in the Indenture.

(5)  Optional Redemption. At any time, and from time to time, the Company may redeem this Note, at its option, in whole or in part, at a redemption price equal to 100% of the outstanding principal amount, plus accrued and unpaid interest (including an amount of cash equal to all accrued and unpaid PIK Interest) due thereon up to, but excluding, the date of redemption. Any redemption of this Note by the Company pursuant to Section 3.07 of the Indenture shall be subject to either (i) there being at least U.S.$50.0 million in aggregate principal amount of Notes outstanding after such redemption or (ii) the Company redeeming all of the then outstanding principal amount of, and interest (and premium, if any) on, this Note.

(6)  Mandatory Redemption.

(a)  Other than pursuant to Section 3.10 of the Indenture, the Company is not required to make mandatory redemption or sinking fund payments with respect to this Note.

(7)  Repurchase at the Option of Holders. If the Company or a Restricted Subsidiary of the Company consummates any Asset Sale or receives any Insurance Proceeds, the aggregate amount of Net Cash Proceeds of which exceeds U.S.$10.0 million (or the equivalent in other currencies), the Company shall commence an Asset Sale/Event of Loss Offer in accordance with Section 3.09 of the Indenture. Holders of Notes that are the subject of an offer to purchase pursuant to Section 3.09 of the Indenture will receive an Asset Sale/Event of Loss Offer from the Company prior to any related purchase date and may elect to have such Notes purchased by completing the form entitled “Option of Holder to Elect Purchase” attached to this Note.

(8)  Notice of Redemption. Subject to the provisions of Sections 3.07, 3.09 and 3.10 of the Indenture, notice of redemption will be mailed by first-class mail, postage prepaid (or delivered in accordance with the applicable procedures of DTC) at least 10 days but not more than 60 days before the redemption date to each Holder whose Notes are to be redeemed at its registered address, with a copy to the Trustee, except that redemption notices may be mailed more than 60 days prior to a redemption date if the notice is issued in connection with a defeasance of the Notes or a satisfaction or discharge of the Indenture. No Notes of a principal amount of U.S.$1.00 or less may be redeemed in part, and if Notes are redeemed in part, the remaining outstanding amount must be at least equal to U.S.$1.00 and be an integral multiple of U.S.$1.00. If Notes are to be redeemed in part only, the notice of redemption will state the portion of the principal amount thereof to be redeemed. A new Note in a principal amount equal to the unredeemed portion thereof (if any) will be issued in the name of the Holder thereof upon cancellation of the original Notes (or appropriate adjustments to the amount and beneficial interests in a Global Note will be made, as appropriate). In the case of a redemption under Sections 3.09 and 3.10 of the Indenture, the day counts above shall be conformed to the day counts provided in such Section.

(9)  Denominations, Transfer, Exchange. Subject to the issuance of PIK Notes as described herein, the Notes are in registered form without coupons in minimum denominations of U.S.$1.00 and integral multiples of U.S.$1.00 in excess thereof.

The transfer of Notes may be registered and Notes may be exchanged as provided in the Indenture. The Registrar and the Trustee may require a Holder, among other things, to furnish appropriate endorsements and transfer documents and the Company may require a Holder to pay any taxes and fees required by law or permitted by the Indenture. Neither the Registrar nor the Company will be required (i) to issue, to register the transfer of or to exchange any Notes during a period beginning at the opening of business 15 days before the day of any selection of Notes for redemption under Section 3.02 of the Indenture and ending at the close of business on the day of selection, (ii) to register the transfer of or to exchange any Note selected for redemption in whole or in part, except the unredeemed portion of any Note being redeemed in part or (iii) to register the transfer of or to exchange a Note between a record date and the next succeeding Interest Payment Date.

(10)  Persons Deemed Owners. The registered Holder of a Note may be treated as its owner for all purposes.

(11)  Amendment, Supplement and Waiver. Subject to certain exceptions, the Indenture, the Intercreditor Agreements, any Security Document or the Notes may be amended or supplemented with the written consent of the Holders of a majority in principal amount of the then outstanding Notes voting as a single class, and any existing Default or Event of Default or compliance with any provision of the Indenture or the Notes may be waived with the consent of the Holders of a majority in aggregate principal amount of the then outstanding Notes voting as a single class. Without the consent of any Holder of a Note, the Indenture or the Notes may be amended or supplemented to, among other things, cure any ambiguity, defect or inconsistency, to provide for certificated Notes in addition to or in place of uncertificated Notes, to comply with Article 5 and/or Article 12 of the Indenture, to make any change that would provide any additional rights or benefits to Holders or that does not materially and adversely affect the legal rights under the Indenture of any Holder, including any change in a Security Document required for the perfection of the relevant document before the applicable registries and/or authorities, to evidence and provide for the acceptance of an appointment by a successor trustee, to allow any Subsidiary Guarantor to execute a supplemental indenture and/or add Note Guarantees with respect to the Notes, to enter into additional or supplemental Security Documents or otherwise add Collateral for or further secure the Notes or any Note Guarantees or any other obligation under the Indenture, to make, complete or confirm any grant of Collateral permitted or required by the Indenture or any of the Security Documents or any release, termination or discharge of Collateral that becomes effective as set forth in the Indenture or any of the Security Documents, to release a Subsidiary Guarantor as expressly provided in the Indenture, to add any Priority Lien Obligations, Junior Priority Lien Obligations, First Lien Obligations or Second Lien Obligations, in each case, to the extent expressly permitted under the Indenture, to the Security Documents and any Intercreditor Agreement on the terms set forth therein, or otherwise in accordance with the terms of the Indenture, any Security Document or the Intercreditor Agreements, or to comply with the requirements of the SEC in order to effect or maintain the qualification of the Indenture under the TIA. Without the consent of each Holder affected thereby, no amendment or waiver may (with respect to any Notes held by a non-consenting Holder): reduce the principal amount of Notes whose Holders must consent to an amendment, supplement or waiver; reduce the rate of or change or have the effect of changing the time for payment of interest, on any Notes; reduce the principal of or change or have the effect of changing the fixed maturity of any Note, or change the date on which any Note may be subject to redemption or repurchase or reduce the redemption or purchase price therefor; make and consummate an Asset Sale/Event of Loss Offer with respect to any Asset Sale or Event of Loss; amend, change or modify in any material respect the obligation of the Company (i) to consummate a Liquidity Event Conversion in respect of a Liquidity Event that has been approved by both the Required ALB Majority and the Notes/Bradesco Majority pursuant to Section 4.16(b)(1) of the Indenture, or has been approved by the Notes/Bradesco Majority and one or more Holders or lenders of the Restructured Bradesco Debt has elected to purchase the Restructured ALB Loans pursuant to Section 4.16(b)(2) of the Indenture; and (ii) to make and consummate an Asset Sale/Event of Loss Offer, pursuant to Section 4.10 of the Indenture; waive an Event of Default in the payment of principal of, premium, if any, or interest on the Notes (except a rescission of acceleration of the Notes by the Holders of at least a majority in aggregate principal amount of the then outstanding Notes with respect to a nonpayment default and a waiver of the payment default that resulted from such acceleration, and any definitions or provisions related thereto); make any Note payable in a currency or place of payment other than that stated in such Note; make any change in provisions of the Indenture entitling each Holder to receive payment of principal of, premium, if any, and interest on such Note on or after the due date thereof or to bring suit to enforce such payment; make any change in the provisions of the Indenture described under Section 4.18 of the Indenture that adversely affects the rights of any Holder; make any change to the provisions of the Indenture or any Notes that adversely affects the ranking of such Notes; provided that a change to Section 4.12 of the Indenture shall not affect the ranking of the Notes; and release any Subsidiary Guarantor from any of its obligations under its Note Guarantee or the Indenture, except in accordance with the terms of the Indenture. Notwithstanding anything herein to the contrary, without the consent of the Holders of at least 66 2/3% in principal amount of the Notes then outstanding, no amendment, supplement or waiver may release all or substantially all of the Collateral securing the Notes other than in accordance with the Indenture, the Intercreditor Agreements and the Security Documents.

(12)  Defaults and Remedies. Events of Default include: [(i) default in the payment when due (whether at maturity, upon acceleration or redemption or otherwise) of the principal of or premium, if any, on any Notes, including the failure to make a required payment pursuant to Section 3.10 of the Indenture or to purchase Notes tendered pursuant to an optional redemption or an Asset Sale/Event of Loss Offer; (ii) default for thirty (30) days or more in the payment when due of interest (including, for the avoidance of doubt, the PIK Interest required under the Indenture) or Additional Amounts on any Notes; (iii) the failure to perform or comply with any of the provisions described under Section 4.16 or 5.01 of the Indenture; (iv) the failure by the Company or any Restricted Subsidiary to comply with any other covenant or agreement contained in the Indenture, the Intercreditor Agreements, the Notes or the Security Documents not expressly included as an Event of Default in the Indenture and the continuance of such default for sixty (60) days or more after written notice to the Company from the Trustee or the Holders of at least 25% in aggregate principal amount of the outstanding Notes (with a copy to the Trustee if such notice is from the Holders)[; provided, however, that so long as Olinda Star is in provisional liquidation in the British Virgin Islands, such failure to cause Olinda Star to comply with an agreement or covenant under the Indenture shall not be an Event of Default if (x) such failure is the result of Olinda Star being in provisional liquidation in the British Virgin Islands and (y) such failure is in direct contravention of an instruction by the Company to Olinda Star]; (v) (A) default by the Company, Constellation Overseas or any Significant Subsidiary which shall not have been cured or waived under any Indebtedness or guarantee of the Company, Constellation Overseas or such Significant Subsidiary (other than Olinda Star prior to the Olinda Star Guarantee Date); or (B) failure by the Company, Constellation Overseas or any Significant Subsidiary to observe or perform any other agreement or condition relating to any Indebtedness or guarantee contained in any instrument or agreement evidencing, securing or relating thereto, or any other event occurs, the effect of which default or other event is to cause, or to permit the holder or holders of such Indebtedness or the beneficiary or beneficiaries of such guarantee (or a trustee or agent on behalf of such holder or holders or beneficiary or beneficiaries) to cause, with the giving of notice if required, such Indebtedness to be demanded or to become due or to be repurchased, prepaid, defeased or redeemed (automatically or otherwise), or an offer to repurchase, prepay, defease or redeem such Indebtedness to be made, prior to its Stated Maturity, or such guarantee to become payable or cash collateral in respect thereof to be demanded; (vi) failure by the Company, Constellation Overseas or any Significant Subsidiary to pay one or more final, non-appealable judgments against any of them, aggregating U.S.$5.0 million (or the equivalent in other currencies) or more, which judgment(s) are not paid, discharged or stayed for a period of sixty (60) days or more (and otherwise not covered by an insurance policy or policies issued by reputable and credit-worthy insurance companies); (vii) except as permitted by the Indenture, any Note Guarantee of a Subsidiary Guarantor is held in any judicial proceeding to be unenforceable or invalid or ceases for any reason to be in full force and effect, or any Subsidiary Guarantor, or any Person acting on behalf of a Subsidiary Guarantor, denies or disaffirms its obligations under its Note Guarantee; provided that the Note Guarantee of a Subsidiary Guarantor becoming unenforceable or invalid as a result of a change in law shall not constitute an Event of Default under the Indenture; (viii) [after the date hereof, any of the Company, its Significant Subsidiaries, Constellation Overseas or any group of Restricted Subsidiaries shall (1) apply for, consent to or be otherwise subject to the appointment of, or the taking of possession by, a receiver, administrative receiver, custodian, trustee or liquidator of itself or of all or substantially all of its property, (2) make a general assignment for the benefit of its creditors, (3) commence a voluntary case under or file a petition to take advantage of any Bankruptcy Law (as now or hereafter in effect) including, without limitation, the bankruptcy (falência), judicial restructuring (recuperação judicial) or non-judicial restructuring (recuperação extrajudicial) proceedings under Brazilian Bankruptcy Law, as amended, (4) fail to controvert in an appropriate manner within sixty (60) days after the date of service of, or acquiesce in writing to or file an answer admitting the material allegations of, any petition filed against it in an involuntary case under any Bankruptcy Law, (5) take any corporate action for the purpose of effecting any of the foregoing or (6) take any action under any other applicable law which would result in a similar or equivalent outcome as set forth in subclauses (1) through (5) hereof; provided, however, that this clause (viii) shall not apply to (1) Olinda Star prior to the Olinda Star Guarantee Date or (2) any action not prohibited by Section 5.01 of the Indenture; (ix) after the date hereof, a proceeding or case shall be commenced, without the application or consent of any of the Company, its Significant Subsidiaries, Constellation Overseas or any group of Restricted Subsidiaries in any court of competent jurisdiction, seeking (1) its liquidation, reorganization, dissolution or winding-up, or the composition or readjustment of its debts, (2) the appointment of a trustee, receiver, administrative receiver, custodian, liquidator or the like of such Person or of all or any substantial part of its property or (3) similar relief in respect of any of the Company, its Significant Subsidiaries, Constellation Overseas or any group of Restricted Subsidiaries under any Bankruptcy Law, and such proceeding or case shall continue undismissed, or an order, judgment or decree approving or ordering any of the foregoing shall be entered and be unappealable, or continue unstayed and in effect, for a period of sixty (60) or more days; or an order for relief against any of the Company, its Significant Subsidiaries, Constellation Overseas or any group of Restricted Subsidiaries shall be entered and be unappealable, or continue unstayed and in effect, for a period of sixty (60) or more days in an involuntary case under any Bankruptcy Law; or any proceeding or action shall be commenced under any other applicable law which would result in a similar or equivalent outcome as set forth in subclauses (1) through (3) hereof; provided, however, that this clause (ix) shall not apply to (1) Olinda Star prior to the Olinda Star Guarantee Date or (2) any action not prohibited by Section 5.01 of the Indenture]; (x) failure by the Company to comply with the minimum liquidity covenant set forth in Section 4.21 of the Indenture, and the continuance of such default for forty-five (45) days or more; (xi) any default by the Company or any Restricted Subsidiary in the payment of principal or interest payable pursuant to the New ALB L/C Credit Agreement, including as a result of a Liquidity Event, and/or in the performance or observance of any covenant or condition under the New ALB L/C Credit Agreement; (xii) termination of the Evergreen L/C while the New ALB L/C Credit Agreement is still in force; (xiii) except as expressly permitted by the Indenture, the Intercreditor Agreements and the Security Documents, any of the Intercreditor Agreements or any of the Security Documents shall for any reason cease to be in full force and effect and such default continues for thirty (30) days or the Company shall so assert, or any security interest created, or purported to be created, by any of the Intercreditor Agreements or any of the Security Documents shall cease to be enforceable and such default continues for thirty (30) days; (xiv) any of the Secured Parties shall cease to have or fail to be granted duly perfected Liens on any Collateral, in each case, of the priority set forth in the Security Documents, including without limitation, as a result of the invalidation of any provision of any such Security Document or otherwise; provided that no such Event of Default shall occur solely as a result of a change in priority resulting from the creation of a Permitted Liens of the type set forth in clauses (a), (b) and (h) of the definition of “Permitted Liens” to the extent required by applicable law; and (xv) [to the extent not otherwise constituting an Event of Default under the Indenture, a milestone breach or other termination shall have occurred under the RJ Plan, provided that such Event of Default shall only occur after giving effect to the corresponding forty-five (45) day standstill period provided for under the RJ Plan with respect thereto].].

If an Event of Default (other than an Event of Default specified in clause (viii) or (ix) above with respect to the Company) shall occur and be continuing and has not been cured or waived, the Trustee or the Holders of at least 25% in principal amount of outstanding Notes may declare the unpaid principal of (and premium, if any) and accrued and unpaid interest (including PIK Interest) on all the Notes to be immediately due and payable by notice in writing to the Company and the Trustee specifying the Event of Default and that it is a “notice of acceleration.” Notwithstanding the foregoing, in the case of an Event of Default specified in clause (viii) or (ix) above with respect to the Company, any Restricted Subsidiary of the Company that is a Significant Subsidiary or any group of Restricted Subsidiaries of the Company that, taken together, would constitute a Significant Subsidiary, then the unpaid principal of (and premium, if any) and accrued and unpaid interest (including PIK Interest) on all the Notes will become immediately due and payable without any declaration or other act on the part of the Trustee or any Holder. Holders may not enforce the Indenture or the Notes except as provided in the Indenture. Subject to certain limitations, Holders of a majority in aggregate principal amount of the then outstanding Notes may direct the Trustee in its exercise of any trust or power. Except in the case of a Default or Event of Default in the payment of principal of, premium, if any, or interest on the Notes, the Trustee may withhold notice if and so long as a committee of its Responsible Officers in good faith determines that withholding notice is in the interests of the Holders. Holders of not less than a majority in aggregate principal amount of the then outstanding Notes by notice to the Trustee may on behalf of the Holders of the Notes waive an existing Default or Event of Default and its consequences under the Indenture, except a continuing Default or Event of Default in the payment of the principal of, premium, if any, or interest on, the Notes (including in connection with an Asset Sale/Event of Loss Offer); provided, however, that the Holders of a majority in aggregate principal amount of the then outstanding Notes may rescind an acceleration and its consequences, including any related payment default that resulted from such acceleration. Upon any such waiver, such Default shall cease to exist, and any Event of Default arising therefrom shall be deemed to have been cured for every purpose of the Indenture; but no such waiver shall extend to any subsequent or other Default or impair any right consequent thereon.

The Company is required to deliver to the Trustee annually a statement regarding compliance with the Indenture, and the Company is required, upon becoming aware of any Default or Event of Default, to deliver to the Trustee written notice of any event that constitutes a Default or Event of Default, its status and what action the Company is taking or proposes to take in respect thereof.

(13)  Guarantees. The payment by the Company of the principal of, and premium and interest on, the Notes will be fully and unconditionally guaranteed on a joint and several basis by the Subsidiary Guarantors, to the extent set forth in the Indenture.

(14)  Trustee Dealings with Company. The Trustee, in its individual or any other capacity, may make loans to, accept deposits from, and perform services for the Company or its Affiliates, and may otherwise deal with the Company or its Affiliates, as if it were not the Trustee.

(15)  No Recourse Against Others. No past, present or future incorporator, director, officer, employee, shareholder or controlling person of the Company or the Subsidiary Guarantors, as such, will have any liability for any obligations of the Company or the Subsidiary Guarantors under the Notes, the Indenture or the Note Guarantees or for any claims based on, in respect of or by reason of such obligations. By accepting a Note, each Holder waives and releases all such liability. The waiver and release are part of the consideration for issuance of the Notes. The waiver may not be effective to waive liabilities under the U.S. federal securities laws or under the corporate law of the Grand Duchy of Luxembourg or the British Virgin Islands, and it is the view of the SEC that such a waiver may be contrary to public policy.

(16)  Authentication. This Note will not be valid until authenticated by the manual signature of the Trustee or an authenticating agent.

(17)  Abbreviations. Customary abbreviations may be used in the name of a Holder or an assignee, such as: TEN COM (= tenants in common), TEN ENT (= tenants by the entireties), JT TEN (= joint tenants with right of survivorship and not as tenants in common), CUST (= Custodian), and U/G/M/A (= Uniform Gifts to Minors Act).

(18)  Cusip Numbers. Pursuant to a recommendation promulgated by the Committee on Uniform Security Identification Procedures, the Company has caused CUSIP numbers to be printed on the Notes, and the Trustee may use CUSIP numbers in notices of redemption as a convenience to Holders. No representation is made as to the correctness or accuracy of such numbers either as printed on the Notes or as contained in any notice of redemption, and reliance may be placed only on the other identification numbers placed thereon.

(19)  Governing Law. THE INTERNAL LAW OF THE STATE OF NEW YORK WILL GOVERN AND BE USED TO CONSTRUE THE INDENTURE, THE NOTE GUARANTEES AND THIS NOTE. THE PROVISIONS RELATING TO, AMONG OTHERS, MEETINGS OF HOLDERS IN ARTICLES 470-1 TO 470-19 (INCLUSIVE) OF THE LUXEMBOURG ACT DATED AUGUST 10, 1915 ON COMMERCIAL COMPANIES, AS AMENDED, SHALL NOT APPLY IN RESPECT OF THE NOTES.

Assignment Form

To assign this Note, fill in the form below:

(I) or (we) assign and transfer this Note to:
(Insert assignee’s legal name)

(Insert assignee’s soc. sec. or tax I.D. no.)

(Print or type assignee’s name, address and zip code)

and irrevocably appoint__________________________________________________________________ to transfer this Note on the books of the Company. The agent may substitute another to act for it.

Date: ___________________

Your Signature:
(Sign exactly as your name appears on the face of this Note)

Signature Guarantee*: ______________________

*	Participant in a recognized Signature Guarantee Medallion Program (or other signature guarantor acceptable to the Trustee).

Option of Holder to Elect Purchase

If you want to elect to have this Note purchased by the Company pursuant to Section 3.09 of the Indenture, check the appropriate box below:

□ Section 3.09

If you want to elect to have only part of this Note purchased by the Company pursuant to Section 3.09 of the Indenture, state the amount you elect to have purchased:

$_______________

Date: ________________

Your Signature:
(Sign exactly as your name appears on the face of this Note)

Tax Identification No. :

Signature Guarantee*: ______________________

*	Participant in a recognized Signature Guarantee Medallion Program (or other signature guarantor acceptable to the Trustee).

Schedule of Increases or Decreases in the Global Note*

The following increases or decreases in this Global Note have been made:

Date of increase or decrease	Amount of decrease in principal amount of this Global Note	Amount of increase in principal amount of this Global Note	Principal amount of this Global Note following such increase or decrease	Signature of authorized officer of Trustee or Custodian

*	This schedule should be included only if the Note is issued in global form.

NOTATION OF GUARANTEE

For value received, the undersigned hereby, jointly and severally, fully, unconditionally and irrevocably guarantees to the Holder of this Note, the cash payments in United States Dollars of principal and interest on this Note (and including Additional Amounts payable thereon, if any) in the amounts and at the times when due, whether at Stated Maturity, upon acceleration, upon redemption or otherwise, together with interest on the overdue principal and interest, if any, on this Note, if lawful, and the payment or performance of all other obligations of the Company under the Indenture or the Notes, to the Holder of this Note and the Trustee, all in accordance with and subject to the terms and conditions of this Note and the Indenture. Capitalized terms used but not defined herein shall have the meanings ascribed to them in the Indenture, dated as of [●], 2022 (the “Indenture”), among Constellation Oil Services Holding S.A., a public limited liability company (société anonyme) incorporated under the laws of the Grand Duchy of Luxembourg, having its registered office at 8-10, Avenue de la Gare, L-1610 Luxembourg and registered with the Luxembourg Trade and Companies’ Register (R.C.S. Luxembourg) under number B163424 (the “Company”), the subsidiary guarantors from time to time party hereto (including the undersigned), as subsidiary guarantors (the “Subsidiary Guarantors”), and Wilmington Trust, National Association, as trustee, transfer agent, paying agent and registrar.

Payments hereunder shall be made solely and exclusively in United States Dollars.

The obligations of the undersigned to the Holders and the Trustee are expressly set forth in Article 10 of the Indenture and reference is hereby made to Article 10 of the Indenture for the precise terms thereof. This Note Guarantee constitutes a direct, general and unconditional secured obligation of the undersigned which will at all times rank senior in right of payment to all other existing and future Indebtedness of the undersigned to the extent of the value of the Collateral; provided that any outstanding amounts due after the foreclosure of the Collateral owed by the Company, the Subsidiary Guarantors or the undersigned will rank equally in right of payment with all other existing and future Indebtedness of the undersigned, except for such obligations as may be preferred by mandatory provisions of law.

[Signature Page Follows]

[NAME OF SUBSIDIARY GUARANTOR]

By:
Name:
Title:

By:
Name:
Title:

EXHIBIT B

FORM OF SUPPLEMENTAL INDENTURE
FOR NOTE GUARANTEE

This Supplemental Indenture, dated as of [__________] (this “Supplemental Indenture”), among [name of Restricted Subsidiary], a [______________] [corporation][limited liability company] (the “Additional Subsidiary Guarantor”), Constellation Oil Services Holding S.A., a public limited liability company (société anonyme) incorporated under the laws of the Grand Duchy of Luxembourg, having its registered office at 8-10, Avenue de la Gare, L-1610 Luxembourg and registered with the Luxembourg Trade and Companies’ Register (R.C.S. Luxembourg) under number B163424 (together with its successors and assigns, the “Company”) and Wilmington Trust, National Association, as trustee (the “Trustee”) under the Indenture referred to below.

WITNESSETH:

WHEREAS, the Company, the Trustee and the Subsidiary Guarantors named therein (each a “Subsidiary Guarantor” and together the “Subsidiary Guarantors”) have heretofore executed and delivered an Indenture, dated as of [●], 2022 (as amended, supplemented, waived or otherwise modified, the “Indenture”), providing for the issuance of 3.00%/4.00% Cash/PIK Toggle Senior Secured Notes due 2026 (the “Notes”);

WHEREAS, pursuant to Section 9.01 of the Indenture, the Trustee and the Company are authorized to execute and deliver this Supplemental Indenture to supplement the Indenture, without the consent of any Holder;

NOW, THEREFORE, in consideration of the foregoing and for other good and valuable consideration, the receipt of which is hereby acknowledged, the Additional Subsidiary Guarantor, the Company and the Trustee mutually covenant and agree for the equal and ratable benefit of the Holders of the Notes as follows:

ARTICLE I
DEFINITIONS

Section 1.1 Defined Terms. Unless otherwise defined in this Supplemental Indenture, terms defined in the Indenture are used herein as therein defined.

ARTICLE II
AGREEMENT TO BE BOUND; GUARANTEE

Section 2.1 Agreement to be Bound. The Additional Subsidiary Guarantor hereby becomes a party to the Indenture as a Subsidiary Guarantor and as such shall have all of the rights and be subject to all of the obligations and agreements of a Subsidiary Guarantor under the Indenture. The Additional Subsidiary Guarantor hereby agrees to be bound by all of the provisions of the Indenture applicable to a Subsidiary Guarantor and to perform all of the obligations and agreements of a Subsidiary Guarantor under the Indenture.

ARTICLE III
MISCELLANEOUS

Section 3.1 Notices. Any notice or communication delivered to the Company under the provisions of the Indenture shall constitute notice to the Additional Subsidiary Guarantor.

B-1

Section 3.2 Parties. Nothing expressed or mentioned herein is intended or shall be construed to give any Person, firm or corporation, other than the Holders and the Trustee, any legal or equitable right, remedy or claim under or in respect of this Supplemental Indenture or the Indenture or any provision herein or therein contained.

Section 3.3 Governing Law, etc. This Supplemental Indenture shall be governed by the provisions set forth in Sections 15.07, 15.13, 15.14 and 15.15 of the Indenture.

Section 3.4 Severability. In case any provision in this Supplemental Indenture shall be invalid, illegal or unenforceable, the validity, legality and enforceability of the remaining provisions shall not in any way be affected or impaired thereby and such provision shall be ineffective only to the extent of such invalidity, illegality or unenforceability.

Section 3.5 Ratification of Indenture; Supplemental Indenture Part of Indenture. Except as expressly amended hereby, the Indenture is in all respects ratified and confirmed and all the terms, conditions and provisions thereof shall remain in full force and effect. This Supplemental Indenture shall form a part of the Indenture for all purposes, and every holder of Notes heretofore or hereafter authenticated and delivered shall be bound hereby. The Trustee makes no representation or warranty as to the validity or sufficiency of this Supplemental Indenture.

Section 3.6 Duplicate and Counterpart Originals. The parties may sign any number of copies of this Supplemental Indenture. One signed copy is enough to prove this Supplemental Indenture. This Supplemental Indenture may be executed in any number of counterparts, each of which so executed shall be an original, but all of them together represent the same agreement.

Section 3.7 Headings. The headings of the Articles and Sections in this Supplemental Indenture have been inserted for convenience of reference only, are not intended to be considered as a part hereof and shall not modify or restrict any of the terms or provisions hereof.

Section 3.8 The Trustee. The recitals in this Supplemental Indenture are made by the Company and the Additional Subsidiary Guarantor only and not by the Trustee, and all of the provisions contained in the Indenture in respect of the rights, privileges, immunities, powers and duties of the Trustee shall be applicable in respect of this Supplemental Indenture as fully and with like effect as if set forth herein in full. The Trustee makes no representations or warranties as to the correctness of the recitals contained herein, which shall be taken as statements of the Company, or the validity or sufficiency of this Supplemental Indenture and the Trustee shall not be accountable or responsible for or with respect to nor shall the Trustee have any responsibility for provisions thereof. The Trustee represents that it is duly authorized to execute and deliver this Supplemental Indenture and perform its obligations hereunder.

B-2

IN WITNESS WHEREOF, the parties hereto have caused this Supplemental Indenture to be duly executed as of the date first above written.

CONSTELLATION OIL SERVICES HOLDING S.A., as the Company

By:
Name:
Title:

By:
Name:
Title:

[NAME OF SUBSIDIARY GUARANTOR], as Additional Subsidiary Guarantor

By:
Name:
Title:

WILMINGTON TRUST, NATIONAL ASSOCIATION,
as Trustee, Registrar, Transfer Agent and Paying Agent

By:
Name:
Title:

EXHIBIT C-1

FORM OF MASTER INTERCREDITOR AGREEMENT

[TO COME]

C-1-1

EXHIBIT C-2

FORM OF Tranche 2/3/4 Intercreditor Agreement

[TO COME]

C-2-1

EXHIBIT F-1

FORM OF RESTORATION REQUISITION

[Date]1

Wilmington Trust, National Association, as Collateral Trustee

1100 North Market Street, 5th Floor

Wilmington, DE 19890-1605

United States of America

Attention: Constellation Oil Services Holding Administrator

Fax No.: 612-217-5651

Re:	Indenture, dated as of [●], 2022 (as amended, supplemented or modified and in effect, the “Indenture”), among Constellation Oil Services Holding S.A. (the “Company”), the guarantors (the “Guarantors”) from time to time party thereto, and Wilmington Trust National Association, as Trustee.

Ladies and Gentlemen:

This requisition (this Restoration Requisition) is delivered to you pursuant to Section 4.10(2) of the Indenture. Each capitalized term used herein and not otherwise defined herein shall have the meaning assigned thereto in the Indenture. With respect to this Restoration Requisition, the Company hereby certifies as follows:

1.	The aggregate amount of Insurance Proceeds to be remitted to the Company or a Guarantor in accordance with this Restoration Requisition and Section 4.10 of the Indenture is U.S.$[_____].

2.	The Requisition Date on which the withdrawals and transfers pursuant to this Restoration Requisition are to be made is [_____].

3.	Set forth in Schedule 1 attached hereto is the name of each Person to whom any payment is to be made from the amount set forth in paragraph 1 above, and set forth opposite each such Person’s name is the aggregate amount due and payable to such Person on the Requisition Date, the proposed date of each such payment, the payment or wire transfer instructions for each such payment and an accurate description of the work performed, services rendered, materials, equipment or supplies delivered or any other purpose for which each payment was or is to be made, with invoices, payment applications and other written information with respect thereto attached.

4.	The Company has reviewed the work performed, services rendered and materials, equipment or supplies delivered for which payment is requested under this Restoration Requisition, and the amount of Insurance Proceeds pursuant to this Restoration Requisition will be used to pay or reimburse the costs of Restoration Work (the “Restoration Costs”) in accordance with the approved plans and specifications and payment schedule for the Restoration Work, and the costs may properly be charged against the Insurance Proceeds.

[1]	Note: To be dated and delivered no less than eight (8) Business Days prior to the Requisition Date referred to in paragraph 2 below.

F-1-1

5.	The Restoration Costs for which reimbursement is requested under this Reimbursement Requisition from Insurance Proceeds have not been the basis for any prior Restoration Requisition or Reimbursement Requisition by the Company. Furthermore, all Insurance Proceeds related to such Event of Loss and applied pursuant to a Restoration Requisition or Reimbursement Requisition (i) have been applied to pay or reimburse Restoration Costs listed on the applicable Restoration Requisition or Reimbursement Requisition with respect to which such amounts were applied in accordance with the approved plans and specifications and payment schedule for the Restoration Work or (ii) have not yet been expended and are still available to the Company.

6.	As of the date hereof, the Company has not received any written notice of any Lien, right to Lien or attachment upon, or claim affecting the Company or any Guarantors’ right to receive any portion of the amount of this Restoration Requisition (other than in respect of Permitted Liens under the Indenture), or in the event that the Company or any Guarantors has received notice of any such Lien, attachment or claim (other than such a Permitted Lien), such Lien, attachment or claim has been released or discharged as of the date hereof or will be released or discharged upon payment of the Restoration Costs for which payment is requested under this Restoration Requisition.

Very truly yours,

Constellation Oil Services Holding S.A.

By:
Name:
Title:

By:
Name:
Title:

F-1-2

Name	Amount of Payment[2]	Proposed Date of Payment	Purpose	Payment Instructions

[2]	Note: Invoices, payment applications and other written information with respect thereto to be attached.

F-1-3

EXHIBIT F-2

FORM OF REIMBURSEMENT REQUISITION

[Date]3

Wilmington Trust, National Association, as Collateral Trustee

1100 North Market Street, 5th Floor

Wilmington, DE 19890-1605

United States of America

Attention: Constellation Oil Services Holding Administrator

Fax No.: 612-217-5651

Re:	Indenture, dated as of [●], 2022 (as amended, supplemented or modified and in effect, the “Indenture”), among Constellation Oil Services Holding S.A. (the “Company”), the guarantors (the “Guarantors”) from time to time party thereto, and Wilmington Trust National Association, as Trustee.

Ladies and Gentlemen:

This requisition (this Reimbursement Requisition is delivered to you pursuant to Section 4.10(2) of the Indenture. Each capitalized term used herein and not otherwise defined herein shall have the meaning assigned thereto in the Indenture With respect to this Restoration Requisition, the Company hereby certifies as follows:

1.	The aggregate amount of Insurance Proceeds to be remitted to the Company or a Guarantor in accordance with this Reimbursement Requisition and Section 4.10 of the Indenture is U.S.$[______].

2.	The Requisition Date on which the withdrawals and transfers pursuant to this Reimbursement Requisition are to be made is [______].

3.	Set forth in Schedule 1 attached hereto is the name of each Person to whom any reimbursement is to be made from the amount set forth in paragraph 1 above, and set forth opposite each such Person’s name is the aggregate amount due and payable to such Person on the Requisition Date, the proposed date of each such reimbursement, the payment or wire transfer instructions for each such payment and an accurate description of the work performed, services rendered, materials, equipment or supplies delivered or any other purpose for which each reimbursement is to be made, with invoices, payment applications and other written information with respect thereto attached.

4.	The Company has reviewed the work performed, services rendered and materials, equipment or supplies delivered for which reimbursement is requested under this Reimbursement Requisition, and the amount of Insurance Proceeds pursuant to this Reimbursement Requisition will be used to reimburse the costs of Restoration Work (the “Restoration Costs”) in accordance with the approved plans and specifications and payment schedule for the Restoration Work performed, and the costs may properly be charged against the Insurance Proceeds.

[3]	Note: To be dated and delivered no less than eight (8) Business Days prior to the Requisition Date referred to in paragraph 2 below.

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5.	The Restoration Costs for which reimbursement is requested under this Reimbursement Requisition from Insurance Proceeds have not been the basis for any prior Restoration Requisition or Reimbursement Requisition by the Company. Furthermore, all Insurance Proceeds related to such Event of Loss and applied pursuant to a Restoration Requisition or Reimbursement Requisition (i) have been applied to pay or reimburse Restoration Costs listed on the applicable Restoration Requisition or Reimbursement Requisition with respect to which such amounts were drawn in accordance with the approved plans and specifications and payment schedule for the Restoration Work performed pursuant to the Indenture or (ii) have not yet been expended and are still available to the Company.

6.	As of the date hereof, the Company has not received any written notice of any Lien, right to Lien or attachment upon, or claim affecting the Company or any Guarantors’ right to receive any portion of the amount of this Reimbursement Requisition (other than in respect of Permitted Liens under the Indenture), or in the event that the Company or any Guarantors has received notice of any such Lien, attachment or claim (other than such a Permitted Lien), such Lien, attachment or claim has been released or discharged as of the date hereof or will be released or discharged upon payment of the Restoration Costs for which reimbursement is requested under this Reimbursement Requisition.

Very truly yours,

Constellation Oil Services Holding S.A.

By:
Name:
Title:

By:
Name:
Title:

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Name	Amount of Reimbursement[4]	Proposed Date of Payment	Purpose	Payment Instructions

[4]	Note: Company to confirm. Invoices, payment applications and other written information with respect thereto to be attached.

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SCHEDULE 1.01(a)

AGREED NON-OPERATING ENTITIES

1.	Amaralina Coöperatief U.A.

2.	Arazi S.à r.l

3.	Becrux B.V.

4.	Centaurus S.à r.l

5.	Domenica Argentina S.A.

6.	Eiffel Ridge Group C.V.

7.	Lancaster Project Corp.

8.	Laguna Coöperatief U.A.

9.	London Tower International Drilling C.V.

10.	Manisa Serviços de Petróleo Ltda.

11.	Palase C.V.

12.	Podocarpus C.V.

13.	Podocarpus Management B.V.

14.	Positive Investment C.V.

15.	QGOG Constellation UK Ltd.

16.	Tarsus Serviços de Petróleo Ltda.

SCHEDULE 1.01(b)

NON-AFFILIATE

1.	Moneda S.A. AGF and Moneda International, Inc. and any fund or entity controlled, managed or advised by Moneda S.A. AGF or Moneda International, Inc.

SCHEDULE 4.09

EXISTING INDEBTEDNESS

None

SCHEDULE 4.11(b)(4)

AFFILIATE TRANSACTIONS

1.	[New Shareholders’ Agreement.

2.	CHARTER CONTRACT 0220220010 executed by and among ENAUTA ENERGIA S.A. and LONDON TOWER MANAGEMENT B.V., dated January 31, 2022.

3.	DRILLING SERVICES CONTRACT 0220220011 executed by and among ENAUTA ENERGIA S.A., and SERVIÇOS DE PETRÓLEO CONSTELLATION S.A. (em Recuperação Judicial), dated January 31, 2022.

4.	Services Agreement between SPC and Enauta Energia S.A. on May 27, 2021, as amended.]

SCHEDULE 4.12

OLINDA STAR INDEBTEDNESS

1.	[An aggregate principal outstanding amount of U.S.$668,918,019 of the Company’s 10.00% PIK / Cash Senior Secured Notes due 2024

2.	An aggregate principal outstanding amount of U.S.$38,085,339 of the Company’s 10.00% PIK / Cash Senior Secured Third Lien Notes due 2024

3.	An aggregate principal outstanding amount of U.S.$62,489,745 of the Company’s 10.00% PIK / Cash Senior Secured Fourth Lien Notes due 2024]